As filed with the Securities and Exchange Commission on February 25, 2000

                                                     Registration No. 333-92731
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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                               ----------------

                             AMENDMENT NO. 5
                                      to
                                   FORM S-1
                         REGISTRATION STATEMENT UNDER
                          THE SECURITIES ACT OF 1933
                               ----------------
                                MATRIXONE, INC.
            (Exact name of registrant as specified in its charter)
                               ----------------
         Delaware                    7372                    02-0372301
     (State or other     (Primary Standard Industrial     (I.R.S. Employer
       jurisdiction       Classification Code Number)  Identification Number)
  of incorporation or          ----------------
     organization)
                              Two Executive Drive
                             Chelmsford, MA 01824
                                (978) 322-2000
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                               ----------------
                               MARK F. O'CONNELL
                     President and Chief Executive Officer
                                MatrixOne, Inc.
                              Two Executive Drive
                             Chelmsford, MA 01824
                                (978) 322-2000
 (Name, address including zip code, and telephone number, including area code, of agent for service)
                               ----------------
                                  Copies to:
     GORDON H. HAYES, JR., ESQ.                    MARK G. BORDEN, ESQ.
      BARBARA M. JOHNSON, ESQ.                    SUSAN W. MURLEY, ESQ.
   Testa, Hurwitz & Thibeault, LLP                  Hale and Dorr LLP
           125 High Street                           60 State Street
     Boston, Massachusetts 02110               Boston, Massachusetts 02109
      Telephone: (617) 248-7000                 Telephone: (617) 526-6000
      Telecopy: (617) 248-7100                   Telecopy: (617) 526-5000

    Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date hereof.
    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]
    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]
                               ----------------

                     CALCULATION OF REGISTRATION FEE
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
                                             Proposed
                                              Maximum    Proposed
                                             Aggregate   Maximum
                                             Offering   Aggregate    Amount of
    Title of Each Class of     Amount to be  Price Per   Offering   Registration
 Securities to be Registered   Registered(1) Share(2)    Price(2)      Fee(3)
-------------------------------------------------------------------------------
 Common Stock, $.01 par
  value......................    5,750,000    $22.00   $126,500,000   $12,144

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

(1) Includes 750,000 shares of common stock which may be purchased by the underwriters to cover over-allotments, if any.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended.

(3) A registration fee of $21,252 has been paid previously in connection with this registration statement based on an estimate of the aggregate offering price.
                               ----------------
    The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

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

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this preliminary prospectus is not complete and may be + +changed. These securities may not be sold until the registration statement +
+filed with the Securities and Exchange Commission is effective. This          +
+preliminary prospectus is not an offer to sell nor does it seek an offer to   +
+buy these securities in any jurisdiction where the offer or sale is not       +
+permitted.                                                                    +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

              Subject to Completion. Dated February 25, 2000.

                                5,000,000 Shares

                         [MATRIXONE LOGO APPEARS HERE]

                                  Common Stock

                                  -----------

  This is an initial public offering of shares of common stock of MatrixOne,
Inc. All of the    shares of common stock are being sold by MatrixOne.

  Prior to this offering, there has been no public market for the common stock. It is currently estimated that the initial public offering price per share will be between $20.00 and $22.00. Our common stock has been approved for quotation on the Nasdaq National Market under the symbol "MONE".

  See "Risk Factors" beginning on page 8 to read about factors you should consider before buying shares of the common stock.

                                  -----------

  Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                                  -----------

                                                                 Per Share Total
                                                                 --------- -----
Initial public offering price...................................   $       $
Underwriting discount...........................................   $       $
Proceeds, before expenses, to MatrixOne.........................   $       $

  To the extent that the underwriters sell more than 5,000,000 shares of common stock, the underwriters have the option to purchase up to an additional 750,000 shares from MatrixOne at the initial price to public less the underwriting discount.

                                  -----------

  The underwriters expect to deliver the shares on      , 2000.

Goldman, Sachs & Co.
           Dain Rauscher Wessels
                      U.S. Bancorp Piper Jaffray
                                               Wit SoundView

                                  -----------

                         Prospectus dated      , 2000.

                               PROSPECTUS SUMMARY

    This summary does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, especially "Risk Factors" beginning on page 8.

                                  Our Business

    We are a provider of Internet business collaboration software. Our eMatrix suite of products serves as an Internet platform facilitating collaboration among different departments and geographic locations of global organizations. Our software is also designed to serve as a backbone for an enterprise to collaborate through the Internet with its customers, suppliers and other business partners. Our eMatrix line of products integrates different business processes and facilitates the exchange of information and ideas such as conceptual planning and design of new products, design for manufacturability, new product introduction and a variety of other key business activities. Additionally, we provide a full line of services, including implementation, training, maintenance and customer support, designed to ensure that our customers successfully utilize our eMatrix products.

    The emergence of a global economy and the rapid growth of the Internet are requiring organizations to rapidly respond to a constantly changing business environment. Today, companies need timely, greater and tighter integration and collaboration among their engineering, manufacturing, sales and marketing and customer support departments to efficiently bring feature-rich products and services to market at competitive prices. Organizations may be hindered in their abilities to interact and exchange information both internally and externally due to disparate business processes, differing information technology systems, language barriers, the lack of a reliable and secure environment, network constraints and the prospect of long implementation times for new software solutions. Our eMatrix suite of software products is designed to address these issues.

    Our products provide companies with an Internet platform enabling flexible, real-time collaboration within their organizations and with their customers, suppliers and other business partners. Our product features allow our customers to dynamically model, continuously re-evaluate, change and optimize their business processes and content with minimal programming. Customers are also able to define business processes in multiple languages or dialects and to minimize the problems of misinterpretation or misunderstanding. In addition, we offer our customers off-the-shelf integrations to a wide variety of software products, which allow our customers to leverage their existing technology infrastructures and continue to use other best-of-breed applications and point solutions.

    Our open-standards Internet architecture enables our customers to exchange large volumes of different types of data, information, ideas and knowledge regardless of their information technology infrastructures, systems or software. Our eMatrix products also contain security features designed to protect the confidentiality and integrity of the data, information and ideas being exchanged. Although implementation times for our products vary with the scope of the project, our customers are able to implement specific applications in as little as two weeks, which allows our customers to rapidly realize the benefits of our software.

    Our installed customer base represents a wide variety of industries, including aerospace/ defense, automotive, communications, high technology, machinery and medical equipment. Over 300 companies in more than 40 countries worldwide use our eMatrix product suite, including Celestica, Honda, Honeywell, John Deere, Scania, Siemens and 3Com. For more information about our customers please see "Business--Customers and Case Studies" beginning on page
48. For the six months ended January 1, 2000, we achieved revenues of $30.0 million and reported an operating loss of $3.5 million and for the year ended July 3, 1999, we had revenues of $41.3 million and an operating loss of $7.7 million.

                                  Our Strategy

    We seek to be the world's leading provider of Internet business collaboration software. To accomplish this goal, we intend to:

  . extend our technology leadership by accelerating research and development investments;

  . expand our business-to-business collaboration capabilities by continuing to enhance the scope of the features and functionality of our eMatrix product line;

  . develop business process and industry-focused applications which capture and automate particular business processes;

  . broaden our business alliances with systems integrators and distributors and with enterprise, Internet and application software companies;

  . leverage our customer base to sell additional products and services, to access our customers' suppliers, customers and other business partners, and to further penetrate our customers' industries; and

  . expand our global presence to increase our ability to provide our customers with high-quality service in any of their locations.

                                  Our History

    We incorporated in Delaware under the name Adra Systems, Inc. in July 1983. We commercially shipped the first version of our business collaboration software in November 1993 and released our first Internet business collaboration software product in March 1997. In October 1997, we changed our name to MatrixOne, Inc., and in May 1998, we sold our legacy design and manufacturing software business, Adra Systems, to focus on our Internet suite of products. We released the current version of our business collaboration suite of products, eMatrix, in June 1999. Our principal executive offices are located at Two Executive Drive, Chelmsford, Massachusetts 01824, and our telephone number is (978) 322-2000. Our Internet address is www.matrixone.com. The information contained on our website is not incorporated by reference in this prospectus.

    MatrixOne(R) is a registered trademark, and eMatrix, eMatrix Advantage, Adaplet, eMatrix Integrations, Matrix Global Advantage, Matrix Systems Administrator, Matrix Business Administrator, MatrixWeb User, Matrix Application Development Kit ADK, CSM and Customer Success Model are trademarks, of MatrixOne. All other trademarks or trade names referenced in this prospectus are the property of their respective owners.

                                  The Offering

   Shares offered by MatrixOne.................. 5,000,000 shares
   Shares to be outstanding after the offering.. 38,158,245 shares
   Proposed Nasdaq National Market symbol....... MONE
   Use of proceeds.............................. For general corporate purposes, including working
                                                 capital and possible
                                                 acquisitions.

    The shares of common stock to be outstanding after the offering exclude:

  . 12,828,270 shares issuable upon the exercise of outstanding stock options as of January 1, 2000 at a weighted average exercise price of $0.80;

  . 168,750 shares issuable upon the exercise of an outstanding warrant as of January 1, 2000 at an exercise price of $0.44 per share; and

  . 200,000 shares issuable upon the exercise of an outstanding warrant as of February 1, 2000 at an exercise price equal to 125% of the initial public offering price.

    Unless otherwise specifically stated, information throughout this prospectus assumes:

  .  no exercise of the underwriters' over-allotment option;

  . the conversion of all outstanding shares of our convertible preferred stock into an aggregate of 26,762,779 shares of common stock immediately prior to the closing of the offering;

  . the effectiveness of a three-for-one stock split of the common stock immediately prior to the date of this prospectus;

  . the effectiveness of our Second Amended and Restated Certificate of Incorporation which reflects 100,000,000 shares of authorized common stock and authorizes 5,000,000 shares of undesignated preferred stock and the adoption of our Amended and Restated By-laws as of the closing of the offering; and

  . the sale of 450,000 shares of common stock to GE Capital Equity Investments, Inc. based on an assumed initial public offering price of $21.00 per share. The shares will be sold at the initial public offering price less underwriters' discounts and commissions in a concurrent private placement. For additional information, please see "Business-- Customers and Case Studies" beginning on page 48 and "Description of Capital Stock--Concurrent Private Placement" on page 69.

                      Summary Consolidated Financial Data

    The following table summarizes our consolidated statements of operations data. In May 1998, we sold our legacy design and manufacturing software business, Adra Systems, to focus on our Internet-enabled suite of software products. The financial results of this divested business are reflected in our consolidated financial statements as discontinued operations.

    Shares used in computing pro forma basic and diluted net income (loss) per share give effect to the conversion of all outstanding shares of our convertible preferred stock into shares of common stock, as if the conversion had occurred on the original date of issuance.

                                          Year Ended                        Six Months Ended
                          ----------------------------------------------  ---------------------
                          July 1,  June 29,  June 28,  June 27,  July 3,  January 2, January 1,
                           1995      1996      1997      1998     1999       1999       2000
                          -------  --------  --------  --------  -------  ---------- ----------
                                       (in thousands, except per share data)
Consolidated Statements
 of Operations Data:
Total revenues..........  $ 1,885  $ 6,130   $12,275   $ 21,179  $41,346   $17,731    $30,048
Gross profit............      521    3,608     8,469     13,351   23,556    10,133     16,924
Total operating
 expenses...............    4,692   10,243    12,873     26,203   31,504    14,479     20,562
Net loss from continuing
 operations.............   (4,171)  (6,635)   (3,669)   (10,876)  (7,704)   (4,146)    (3,498)
Net income (loss) from
 discontinued
 operations.............    3,816     (319)    1,777      8,684      --        --         --
Net loss................  $  (355) $(6,954)  $(1,892)  $ (2,192) $(7,704)  $(4,146)   $(3,498)
Basic and diluted net
 income (loss) per
 share:
Continuing operations...  $ (1.19) $ (1.84)  $ (0.98)  $  (2.88) $ (1.74)  $ (1.03)   $ (0.63)
Discontinued
 operations.............     1.09    (0.09)     0.47       2.30      --        --         --
                          -------  -------   -------   --------  -------   -------    -------
Net loss................  $ (0.10) $ (1.93)  $ (0.51)  $  (0.58) $ (1.74)  $ (1.03)   $ (0.63)
                          =======  =======   =======   ========  =======   =======    =======
Shares used in
 computation............    3,516    3,606     3,729      3,777    4,428     4,026      5,535
                          =======  =======   =======   ========  =======   =======    =======
Pro forma basic and
 diluted net income
 (loss) per share:
Continuing operations...  $ (0.22) $ (0.35)  $ (0.19)  $  (0.43) $ (0.28)  $ (0.15)   $ (0.11)
Discontinued
 operations.............     0.20    (0.02)     0.09       0.34      --        --         --
                          -------  -------   -------   --------  -------   -------    -------
Net loss................  $ (0.02) $ (0.37)  $ (0.10)  $  (0.09) $ (0.28)  $ (0.15)   $ (0.11)
                          =======  =======   =======   ========  =======   =======    =======
Shares used in
 computation............   18,785   18,874    18,998     25,050   27,970    27,413     32,298
                          =======  =======   =======   ========  =======   =======    =======

    The following table presents a summary of our balance sheet as of January 1, 2000:

  .  on an actual basis;

  . on a pro forma basis after giving effect to the conversion of our outstanding convertible preferred stock into 26,762,779 shares of common stock immediately prior to the closing of the offering and the filing of our Second Amended and Restated Certificate of Incorporation as of the closing of the offering which reflects 100,000,000 shares of authorized common stock and authorizes 5,000,000 shares of undesignated preferred stock; and

  . on a pro forma as adjusted basis to reflect the sale of 5,000,000 shares of common stock at an assumed initial public offering price of $21.00 per share after deducting the estimated underwriters' discounts and commissions and estimated offering expenses, and the sale of 450,000 shares of common stock in a concurrent private placement at an assumed initial public offering price of $21.00 per share less an amount equal to underwriters' discounts and commissions.

                                                      As of January 1, 2000
                                                  ------------------------------
                                                                      Pro Forma
                                                  Actual   Pro Forma As Adjusted
                                                  -------  --------- -----------
                                                         (in thousands)
Consolidated Balance Sheet Data:
Cash and equivalents............................. $ 6,850   $ 6,850   $111,664
Working capital..................................   5,261     5,261    110,075
Total assets of continuing operations............  30,956    30,956    135,770
Redeemable convertible preferred stock...........  17,015       --         --
Total stockholders' equity (deficit).............  (7,947)    9,068    113,882

                                  RISK FACTORS

    This offering involves a high degree of risk. You should carefully consider the risks described below before purchasing our common stock. If any of the following risks were to occur, our business, financial condition or results of operations would likely suffer. In that event, the trading price of our common stock could decline, and you may lose all or part of your investment.

                         Risks Related to Our Business

Our Future Success Is Uncertain Because We Have Significantly Changed Our
Business

    We commercially shipped the first version of our business collaboration software in November 1993, released our first Internet business collaboration software product in March 1997 and released the current version of our eMatrix product line in June 1999. In May 1998, we sold our legacy design and manufacturing software business, Adra Systems, to focus on our eMatrix suite of products. To date, our customers have used our eMatrix suite of products primarily for linking geographically dispersed departments and divisions within their organizations. Our strategy is to add new customers and have our current customers expand their use of our eMatrix product line. Our new business focus and strategy may not be successful. In addition, because we have only recently begun to focus our business on the development, sale and marketing of our eMatrix line of products, we may have limited insight into trends that may emerge and affect our business. We face the many challenges, risks and difficulties frequently encountered by companies transitioning to a new product line and using a new business strategy in a rapidly evolving market. If we are unable to successfully implement our business strategy, our operating results will suffer.

We May Not Achieve Anticipated Revenues if Market Acceptance of Our eMatrix Line of Software Products Is Not Forthcoming

    We believe that revenues from licenses of our eMatrix suite of products, together with revenues from related professional services and training, maintenance and customer support services, will account for substantially all of our revenues for the foreseeable future. Our future financial performance will depend on market acceptance of our eMatrix line of products, including our integration products, and any upgrades or enhancements that we may make to our products in the future. As a result, if our eMatrix line of products does not achieve widespread market acceptance, we may not achieve anticipated revenues. In addition, if our competitors release new products that are superior to our eMatrix line of products, demand for our products may not accelerate and could decline. If we are unable to increase the number and scope of our integration products or ship or implement any upgrades or enhancements to our products when planned, or if the introduction of upgrades or enhancements causes customers to defer orders for our existing products, we also may not achieve anticipated revenues.

The Market for Our eMatrix Software Products Is Newly Emerging and Demand for Business Collaboration Software May Not Evolve and Could Decline

    The market for Internet business collaboration software is newly emerging. We cannot be certain that this market will continue to develop and grow or that companies will choose to use our eMatrix products rather than attempting to develop alternative platforms and applications internally or through other sources. If we fail to establish a significant base of customer references, our ability to market and license our eMatrix product suite successfully may be reduced. Companies that have already invested substantial resources in other methods of sharing information during the design, manufacturing and supply process may be reluctant to adopt new technology or infrastructures that may replace, limit or compete with their existing systems or methods. We expect that we will continue to need to pursue intensive marketing and selling efforts to educate prospective customers about the uses and benefits of our eMatrix product line. Therefore, demand for and market acceptance of our software products is subject to a high level of uncertainty.

We Have a History of Losses, Expect to Incur Substantial Losses in the Future and May Not Achieve or Maintain Profitability

    We have incurred substantial net losses from continuing operations in each of the past five fiscal years and for the six months ended January 1, 2000. We incurred net losses from continuing operations of approximately $3.5 million for the six months ended January 1, 2000, $7.7 million for fiscal 1999, $10.9 million for fiscal 1998 and $3.7 million for fiscal 1997. As of January 1, 2000, we had an accumulated deficit of approximately $35.9 million. We expect to substantially increase our selling and marketing and research and development expenses, and as a result, we anticipate incurring significant net losses for the foreseeable future. We will need to generate significant increases in revenues to achieve and maintain profitability, and we may not be able to do so. If our revenues grow more slowly than we anticipate or if our operating expenses increase more than we expect or cannot be reduced in the event of lower revenues, our business will be significantly and adversely affected. Even if we achieve profitability in the future on a quarterly or annual basis, we may not be able to sustain or increase profitability. Failure to become profitable within the time frame expected by investors or to sustain profitability may adversely affect the market price of our common stock.

If We Are Unable to Obtain Additional Capital as Needed in the Future, Our Business May Be Adversely Affected and the Market Price for Our Common Stock Could Significantly Decline

    We have historically been unable to run our operations by cash generated from our business operations and have financed our operations principally through the sale of securities. We may need to raise additional debt or equity capital to fund the rapid expansion of our operations, to enhance our products and services, or to acquire or invest in complementary products, services, businesses or technologies. If we raise additional funds through further issuances of equity or convertible debt or equity securities, our existing stockholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences and privileges superior to those of holders of our common stock, including shares of common stock sold in the offering. In addition, we may not be able to obtain additional financing on terms favorable to us, if at all. If adequate funds are not available on terms favorable to us, our business may be adversely affected and the market price for our common stock could significantly decline.

Our Quarterly Revenues and Operating Results Are Likely to Fluctuate and if We Fail to Meet the Expectations of Securities Analysts or Investors, Our Stock Price Could Decline

    Our quarterly revenues and operating results are difficult to predict, have varied significantly in the past and are likely to fluctuate significantly in the future. We typically realize a significant percentage of our revenues for a fiscal quarter in the second half of the third month of the quarter. Accordingly, our quarterly results may be difficult or impossible to predict prior to the end of the quarter. Any inability to obtain sufficient orders or to fulfill shipments in the period immediately preceding the end of any particular quarter may cause the results for that quarter to fall short of our revenues targets. In addition, we base our current and future expense levels in part on our estimates of future revenues. Our expenses are largely fixed in the short term. We may not be able to adjust our spending quickly if our revenues fall short of our expectations. Accordingly, a revenues shortfall in a particular quarter would have an adverse effect on our operating results for that quarter.

    In addition, our quarterly operating results may fluctuate for many reasons, including, without limitation:

  . changes in demand for our eMatrix products and services, including seasonal differences;

  .  changes in the mix of our software licensing and services;

  . variability in the mix of professional services performed by us and systems integrators;

  . the amount of training we provide to systems integrators and other business partners related to our eMatrix product line and its implementation;

  . the level of royalty payments on licensed, third-party software and our integration products and applications; and

  . our ability to accurately estimate costs associated with fixed-price professional services projects.

    For these reasons, you should not rely on period-to-period comparisons of our financial results to forecast our future performance. It is likely that in some future quarter or quarters our operating results will be below the expectations of securities analysts or investors. If a shortfall in revenues occurs, the market price of our common stock may decline significantly.

Our Lengthy and Variable Sales Cycle Makes it Difficult for Us to Predict When or if Sales Will Occur and Therefore We May Experience an Unplanned Shortfall in Revenues

    Our products have a lengthy and unpredictable sales cycle that contributes to the uncertainty of our operating results. Customers view the purchase of our eMatrix line of Internet business collaboration software as a significant and strategic decision. As a result, customers generally evaluate our software products and determine their impact on existing infrastructure over a lengthy period of time. Our sales cycle has historically ranged from approximately one to nine months based on the customer's need to rapidly implement a solution and whether the customer is new or is extending an existing implementation. The license of our software products may be subject to delays if the customer has lengthy internal budgeting, approval and evaluation processes. We may incur significant selling and marketing expenses during a customer's evaluation period, including the costs of developing a full proposal and completing a rapid proof of concept or custom demonstration, before the customer places an order with us. Customers may also initially purchase a limited number of server and user licenses before expanding their implementations. Larger customers may purchase our software products as part of multiple simultaneous purchasing decisions, which may result in additional unplanned administrative processing and other delays in the recognition of our license revenues. If revenues forecasted from a specific customer for a particular quarter are not realized or are delayed to another quarter, we may experience an unplanned shortfall in revenues, which could significantly and adversely affect our operating results.

We May Not Achieve Our Anticipated Revenues if Large Software and Service Orders Expected in a Quarter Are Not Placed or Are Delayed

    Although we license our eMatrix software products to numerous customers in any quarter, a single customer often represents more than 10% of our quarterly revenues. Two customers accounted for approximately 24% and 10%, respectively, of our revenues for the three months ended October 2, 1999, and one other customer represented approximately 21% of our revenues for the three months ended January 1, 2000. We expect that revenues from large orders will continue to account for a large percentage of our total revenues in future quarters. A customer may determine to increase its number of licenses and expand its implementation of our eMatrix product suite throughout its organization and to its customers, suppliers and other business partners only after a successful initial implementation. Therefore, the timing of these large orders is often unpredictable. If any large order anticipated for a particular quarter is not realized or is delayed to another quarter, we may experience an unplanned shortfall in revenues, which could significantly and adversely affect our operating results.

We Will Not Succeed Unless We Can Compete in Our Markets

    The markets in which we offer our eMatrix line of software products and services are intensely competitive and rapidly changing. Furthermore, we expect competition to intensify given the newly emerging nature of the market for Internet business collaboration software and consolidation in the software industry in general. We will not succeed if we cannot compete effectively in these markets. Competitors vary in size and in the scope and breadth of the products and services they offer. Many of our actual or potential competitors have significant advantages over us, including, without limitation:

  .  larger and more established selling and marketing capabilities;

  . significantly greater financial and engineering personnel and other resources;

  .  greater name recognition and a larger installed base of customers; and

  . well-established relationships with our existing and potential customers, systems integrators, complementary technology vendors and other business partners.

As a result, our competitors may be in a stronger position to respond quickly to new or emerging technologies and changes in customer requirements. Our competitors may also be able to devote greater resources to the development, promotion and sale of their products and services than we can. Accordingly, we may not be able to maintain or expand our revenues if competition increases and we are unable to respond effectively.

    As competition in the business collaboration software market intensifies, new solutions will come to market. Our competitors may bundle their products in a manner that may discourage users from purchasing our eMatrix products. Also, current and potential competitors may establish cooperative relationships among themselves or with third parties. Increased competition could result in reductions in price and revenues, lower profit margins, loss of customers and loss of market share. Any one of these factors could materially and adversely affect our business and operating results.

If We Are Not Successful in Developing New Products and Services that Keep Pace with Technology, Our Operating Results Will Suffer

    The market for our eMatrix product line is new and emerging, and is characterized by rapid technological advances, changing customer needs and evolving industry standards. Accordingly, to realize our expectations regarding our operating results, we depend on our ability to:

  . develop, in a timely manner, new software products and services that keep pace with developments in technology;

  .  meet evolving customer requirements; and

  . enhance our current product and service offerings and deliver those products and services through appropriate distribution channels.

We may not be successful in developing and marketing, on a timely and cost-effective basis, either enhancements to our eMatrix line of software products or new products which respond to technological advances and satisfy increasingly sophisticated customer needs. If we fail to introduce new products, our operating results will suffer. In addition, if new industry standards emerge that we do not anticipate or adapt to, our software products could be rendered obsolete and our business could be materially harmed.

If Our Existing Customers Do Not License Additional Software Products From Us, We May Not Achieve Growth in Our Revenues

    Our customers' initial implementations of our eMatrix line of software products often include a limited number of server and user licenses. Customers may subsequently add server and user licenses as they expand the implementations of our products throughout their enterprises or add software applications designed for specific functions. Therefore, it is important that our customers are satisfied with their initial product implementations. If we do not increase licenses to existing customers, we may not be able to achieve anticipated growth in our revenues.

Our Revenues Could Decline if We Do Not Develop and Maintain Successful Relationships with Systems Integrators and Complementary Technology Vendors

    We pursue business alliances with systems integrators and complementary technology vendors to endorse our eMatrix line of software products, implement our software, provide customer support services, promote and resell products that integrate with our products and develop industry-specific software products. These alliances provide an opportunity to license our eMatrix products to our partners' installed customer bases. In many cases, these parties have established relationships with our existing and potential customers and can influence the decisions of these customers. We rely upon these companies for recommendations of our eMatrix line of products during the evaluation stage of the purchasing process, as well as for implementation and customer support services. A number of our competitors have stronger relationships with these systems integrators and complementary technology vendors who, as a result, may be more likely to recommend our competitors' products and services. In addition, some of our competitors have relationships with a greater number of these systems integrators and complementary technology vendors and, therefore, have access to a broader base of enterprise customers. If we are unable to establish, maintain and strengthen these relationships, we will have to devote substantially more resources to the selling and marketing, implementation and support of our products. Our efforts may not be as effective as these systems integrators and complementary technology vendors, which could significantly harm our operating results.

Our International Operations and Planned Expansion Expose Us to Business Risks Which Could Cause Our Operating Results to Suffer

    Operations outside North America accounted for approximately 26.1% of our revenues in fiscal 1999 and 45.9% in the six months ended January 1, 2000. Many of our customers have operations in numerous locations around the globe. In order to attract, retain and service multi-national customers, we have to maintain strong direct and indirect sales and support organizations in Europe and Asia. Our ability to penetrate Asian markets may be impaired by resource constraints and the ability to hire qualified personnel in Asian countries. We face a number of risks associated with conducting business internationally, which could negatively impact our operating results, including, without limitation:

  . difficulties relating to the management and administration of a globally-dispersed business;

  . longer sales cycles associated with educating foreign customers on the benefits of our products and services;

  . difficulties in providing customer support for our products in multiple time zones;

  .  currency fluctuations and exchange rates;

  .  limitations on repatriation of earnings of our foreign operations;

  .  the burdens of complying with a wide variety of foreign laws;

  . reductions in business activity during the summer months in Europe and certain other parts of the world;

  .  multiple and possibly overlapping tax structures;

  .  language barriers;

  .  the need to consider numerous international product characteristics;

  .  different accounting practices;

  .  changes in import/export duties, quotas and controls;

  .  complex and inflexible employment laws;

  .  economic or political instability in some international markets; and

  .  conflicting international business practices.

    We believe that expansion of our international operations will be necessary for our future success. Therefore, a key aspect of our strategy is to continue to expand our presence in foreign markets. We may not succeed in our efforts to enter new international markets and expand our international operations. If we fail to do so, we may not be able to achieve anticipated growth in our revenues. This international expansion may be more difficult or time-consuming than we anticipate. It is also costly to establish international facilities and operations and promote our eMatrix products internationally. Thus, if revenues from international activities do not offset the expenses of establishing and maintaining foreign operations, our operating results will suffer.

We Depend on Licensed Third-Party Technology, the Loss of Which Could Result in Increased Costs of or Delays in Licenses of Our Products

    We license technology from several companies on a non-exclusive basis that is integrated into our eMatrix product suite, including database technology from Oracle, Common Object Request Broker Architecture technology, or CORBA, from IONA Technologies, and security and encryption technology software from RSA Security. We also license from third parties our eMatrix integration products and applications. We anticipate that we will continue to license technology from third parties in the future. This software may not continue to be available on commercially reasonable terms, or at all. Some of the software we license from third parties would be difficult and time-consuming to replace. The loss of any of these technology licenses could result in delays in the licensing of our eMatrix software products until equivalent technology, if available, is identified, licensed and integrated. In addition, the effective implementation of our products may depend upon the successful operation of third-party licensed products in conjunction with our products, and therefore any undetected errors in these licensed products may prevent the implementation or impair the functionality of our products, delay new product introductions and/or injure our reputation.

If Systems Integrators Are Not Available or Fail to Perform Adequately, Our Customers May Suffer Implementation Delays and a Lower Quality of Customer Service, and We May Incur Increased Expenses

    Systems integrators often are retained by our customers to implement our eMatrix line of software products. If experienced systems integrators are not available to implement our eMatrix products, we will be required to provide these services internally, and we may not have sufficient resources to meet our customers' implementation needs on a timely basis. Use of our professional services personnel to implement our eMatrix product line would also increase our expenses. In addition, we cannot control the level and quality of service provided by our current and future implementation partners. If these systems integrators do not perform to the satisfaction of our customers, our customers could become dissatisfied with our products, which could adversely affect our business and operating results.

We May Not Be Able to Increase Revenues if We Do Not Expand Our Sales and Distribution Channels

    We will need to significantly expand our direct and indirect global sales operations in order to increase market awareness and acceptance of our eMatrix line of products and generate increased revenues. We market and license our products directly through our sales organization and indirectly through our global partner and distributor network. Our ability to increase our global direct sales organization will depend on our ability to recruit, train and retain sales personnel with advanced sales skills and technical knowledge. Competition for qualified sales personnel is intense in our industry. In addition, it may take up to nine months for a new sales person to become fully productive. If we are unable to hire or retain qualified sales personnel, or if newly hired sales personnel fail to develop the necessary skills or reach productivity more slowly than anticipated, we may have difficulty licensing our eMatrix software products, and we may experience a shortfall in anticipated revenues.

    In addition, we believe that our future success is dependent upon expansion of our indirect global distribution channel, which consists of our relationships with a variety of systems integrators, complementary technology vendors and distributors. We cannot be certain that we will be able to maintain our current relationships or establish relationships with additional distribution partners on a timely basis, or at all. Our distribution partners may not devote adequate resources to promoting or selling our eMatrix line of products and may not be successful. In addition, we may also face potential conflicts between our direct sales force and third-party reselling efforts. Any failure to expand our indirect global distribution channel or increase the productivity of this distribution channel could result in lower than anticipated revenues.

We Currently Perform Many Implementations of Our Software Products on a Fixed-Price Basis, Which Could Cause a Decline in Our Gross Margins

    We currently perform many implementations of our eMatrix software products on a fixed-price basis. Prior to performing professional services, we estimate the amount of work involved for a particular implementation project. We may from time to time underestimate the amount of time or resources required to implement our products. If we do not correctly estimate the amount of time or resources required for implementations, our gross margins could decline.

Our Rapid Growth Is Placing a Significant Strain on Our Resources, and Our Business Will Suffer if We Fail to Manage Our Growth Properly

    We have rapidly expanded our revenues and operations over the past five years, which has placed a significant strain on our resources. We have substantially increased, and plan to further increase, both the number of our employees and the geographic scope of our operations. In addition, we have hired several of our key executives in the last two years. Our management team has had limited experience managing a rapidly growing company. We expect our anticipated growth will further strain our management, operational and financial resources. Moreover, our ability to successfully offer our eMatrix line of software products and services and implement our business strategy in a new and rapidly evolving market requires effective planning and management. To accommodate our growth, we must:

  . improve existing and implement new management, information, operational and financial systems, procedures and controls;

  .  hire, train, manage, retain and motivate qualified personnel; and

  . effectively manage relationships with our customers, suppliers and other business partners.

    We may not be able to install and implement additional management, information, operational and financial systems, procedures and controls in an efficient and timely manner to support our future operations. The difficulties associated with installing and implementing these new systems, procedures and controls may place a significant burden on our management and our internal resources. In addition, if we continue to grow internationally, we will have to expand our worldwide operations and enhance our communications infrastructure. Any delay in the implementation of, or any disruption in the transition to, new or enhanced systems, procedures or controls could adversely affect our ability to accurately forecast sales demand, manage our partner relationships, and record and report financial and management information on a timely and accurate basis. If we cannot manage our expanding operations, we may not be able to continue to grow or we may grow at a slower pace. Furthermore, our operating costs may escalate faster than planned, which would negatively impact our operating results.

We Depend on Our Key Personnel to Manage Our Business Effectively, and if We Are Unable to Retain Key Personnel, Our Ability to Compete Could Be Harmed

    Our ability to implement our business strategy and our future success depends largely on the continued services of our executive officers and other key engineering, sales, marketing and support personnel who have critical industry or customer experience and relationships. None of our key personnel, other than Johannes T.J. Ruigrok, our Vice President of Sales, Europe, Middle East and Africa, is bound by an employment agreement. We do not have key-man life insurance on any of our employees. The loss of the technical knowledge and management and industry expertise of any of these key personnel could result in delays in product development, loss of customers and sales and diversion of management resources, which could materially and adversely affect our operating results. In addition, our future performance depends upon our ability to attract and retain highly qualified sales, engineering, marketing, services and managerial personnel, and there is intense competition for such personnel. If we do not succeed in retaining our personnel or in attracting new employees, our business could suffer significantly.

Future Acquisitions May Negatively Affect Our Ongoing Business Operations and Our Operating Results

    We may expand our operations or market presence by acquiring or investing in complementary businesses, products or technologies that complement our business, increase our market coverage, enhance our technical capabilities or otherwise offer opportunities for growth. These transactions create risks such as:

  . difficulty assimilating the operations, technology, products and personnel we acquire;

  .  disruption of our ongoing business;

  .  diversion of management's attention from other business concerns;

  . one-time charges and expenses associated with amortization of goodwill and other purchased intangible assets; and

  .  potential dilution to our stockholders.

Our inability to address these risks could negatively impact our operating results. Moreover, any future acquisitions, even if successfully completed, may not generate any additional revenues or provide any benefit to our business.

Our Products May Contain Defects that Could Harm Our Reputation, Be Costly to Correct, Delay Revenues and Expose Us to Litigation

    Despite testing by us, our partners and our customers, errors may be found in our products after commencement of commercial shipments. We and our customers have from time to time discovered errors in our software products. In the future, there may be additional errors and defects in our software. If errors are discovered, we may not be able to successfully correct them in a timely manner or at all. Errors and failures in our products could result in loss of or delay in market acceptance of our products and damage to our reputation and our ability to convince commercial users of the benefits of our products. In addition, we may need to make significant expenditures of capital resources in order to eliminate errors and failures. Since our products are used by customers for mission-critical applications, errors, defects or other performance problems could also result in financial or other damages to our customers, who could assert warranty and other claims for substantial damages against us. Although our license agreements with our customers typically contain provisions designed to limit our exposure to potential product liability claims, it is possible that such provisions may not be effective or enforceable under the laws of certain jurisdictions. In addition, our insurance policies may not adequately limit our exposure with respect to such claims. A product liability claim, even if unsuccessful, would be costly and time-consuming to defend and could harm our business.

                       Risks Related to Legal Uncertainty

Failure to Protect Our Intellectual Property Could Harm Our Name Recognition Efforts and Ability to Compete Effectively

    Currently, we rely on a combination of trademarks, copyrights and common law safeguards including trade secret protection. To protect our intellectual property rights in the future, we intend to rely on a combination of patents, trademarks, copyrights and common law safeguards, including trade secret protection. We also rely on restrictions on use, confidentiality and nondisclosure agreements and other contractual arrangements with our employees, affiliates, customers, alliance partners and others. The protective steps we have taken may be inadequate to deter misappropriation of our intellectual property and proprietary information. A third party could obtain our proprietary information or develop products or technology competitive with ours. We may be unable to detect the unauthorized use of, or take appropriate steps to enforce, our intellectual property rights. We have registered some of our trademarks in the United States and have other trademark and patent applications pending. Effective patent, trademark, copyright and trade secret protection may not be available in every country in which we offer or intend to offer our products and services to the same extent as in the United States. Failure to adequately protect our intellectual property could harm or even destroy our brands and impair our ability to compete effectively. Further, enforcing our intellectual property rights could result in the expenditure of significant financial and managerial resources and may not prove successful.

We Could Incur Substantial Costs Defending Our Intellectual Property from Claims of Infringement

    The software industry is characterized by frequent litigation regarding copyright, patent and other intellectual property rights. We may be subject to future litigation based on claims that our products infringe the intellectual property rights of others or that our own intellectual property rights are invalid. We expect that software product developers will increasingly be subject to infringement claims as the number of products and competitors in our industry grows and the functionality of products overlaps. Claims of infringement could require us to reengineer or rename our products or seek to obtain licenses from third parties in order to continue offering our products. Licensing or royalty agreements, if required, may not be available on terms acceptable to us or at all. Even if successfullly defended, claims of infringement could also result in significant expense to us and the diversion of our management and technical resources.

We May Be Adversely Impacted by the Year 2000 Problem

    We continue to believe that all versions of our eMatrix line of products after Version 6.0.3, including the versions of our products that we currently ship, when configured and used in accordance with the related documentation, are Year 2000 compliant, as discussed in "Management's Discussion and Analyses of Financial Condition and Results of Operations - Year 2000 Readiness Disclosure Statement" beginning on page 33, but that prior versions of our software are not Year 2000 compliant. We have notified our customers that versions of our software prior to Version 6.0.4 are not Year 2000 compliant and encouraged them to upgrade to the latest version. We have not been informed of any Year 2000 related problems, there is, however, still a small number of our customers using a non-Year 2000 compliant version of our software products. While we believe that third-party software incorporated in the current versions of our products is Year 2000 compliant, we have not been able to obtain assurances from all our vendors. Despite testing by us, our products may contain still as yet undetected errors or defects associated with Year 2000 date compliance. Errors or defects in our products caused by Year 2000 issues could result in delays or loss of revenues, diversion of development resources, damage to our reputation, increased service and warranty costs, or liability to our customers, any of which could significantly and negatively impact our operating results. We have conducted a review of and have tested our internal information technology and other systems and software to identify functions that need correction to be Year 2000 compliant. We are taking corrective actions as we believe necessary in an effort to ensure that systems and software used in our business will continue to function properly in the Year 2000. However, if our testing has been incomplete or faulty, or our corrective actions are unsuccessful in the future, we may encounter material unanticipated Year 2000 problems with our business operations. Any material interruption in our business caused by Year 2000 problems could materially and adversely affect our operating results. Additionally, future, unanticipated Year 2000 problems may affect us by causing disruptions in the business operations of, or delaying technology purchases by, companies with whom we do business, such as customers and suppliers.

                         Risks Related to This Offering

Management May Use the Proceeds of the Offering and the Concurrent Private Placement in Ways that Do Not Increase Our Profits or Our Market Value

    The primary purposes of the offering are to obtain additional capital, create a public market for our common stock and facilitate future access to public markets. We expect to use the net proceeds from the offering and the concurrent private placement for general corporate purposes, including working capital. We may also use a portion of the net proceeds to acquire or invest in complementary businesses, products or technologies. We have not designated the proceeds for any particular purpose. Accordingly, our management will have broad discretion as to the application of the net proceeds. Our management may spend these proceeds in ways with which our stockholders may not agree. Moreover, our net proceeds may be used for corporate purposes that do not increase our profitability or our market value.

Our Stock Price Could be Volatile which May Lead to Losses by Investors

    Before the offering, there was no public market for our common stock. An active public market for our common stock may not develop or be sustained after the offering. The underwriters and we will determine the initial public offering price of our common stock based on negotiations concerning the valuation of our common stock. The public market may not agree with or accept this valuation. After the offering, therefore, you may not be able to resell your shares at or above the initial public offering price. The trading price of our common stock is likely to be volatile. The stock market in general, and the market for technology companies in particular, has experienced extreme volatility. This volatility has often been unrelated to the operating performance of particular companies. Volatility in the market price of our common stock may prevent investors from being able to sell their common stock at or above the initial public offering price.

We Are at Risk of Securities Class Action Litigation Due to Our Expected Stock Price Volatility

    In the past, securities class action litigation has often been brought against a company following periods of volatility in the market price of its securities. Securities litigation could result in substantial costs and divert management's attention and resources from our business. Due to the potential volatility of our stock price, we may be the target of securities litigation in the future.

Our Executive Officers and Directors and Their Affiliates Will Retain Significant Control Over Us after the Offering and the Concurrent Private Placement, Which May Lead to Conflicts with Other Stockholders Over Corporate Governance Matters

    After the offering and the concurrent private placement, executive officers and directors and their affiliates will, in the aggregate, own approximately 39.2% of our outstanding common stock. These stockholders would be able to significantly influence all matters requiring approval by our stockholders, including the election of directors and the approval of significant corporate transactions. This concentration of ownership may also delay, deter or prevent a change in our control and may make some transactions more difficult or impossible to complete without the support of these stockholders.

Future Sales by Existing Stockholders Could Depress the Market Price of Our Common Stock

    Once a trading market develops for our common stock, many of our stockholders will have an opportunity to sell their common stock for the first time. Sales of a substantial number of shares of common stock in the public market after the offering, or the threat that substantial sales might occur, could cause the market price of our common stock to decrease. These factors could also make it difficult for us to raise capital by selling additional equity services.

Anti-Takeover Provisions in our Organizational Documents and Delaware Law Could Prevent or Delay a Change in Control of Our Company

    Provisions of our certificate of incorporation and by-laws may discourage, delay or prevent a merger or acquisition that stockholders may consider favorable. These provisions may also prevent changes in our management. These provisions include, without limitation:

  .  authorizing the issuance of undesignated preferred stock;

  . providing for a classified board of directors with staggered, three-year terms;

  . requiring super-majority voting to effect certain amendments to our certificate of incorporation and by-laws;

  .  limiting the persons who may call special meetings of stockholders;

  .  prohibiting stockholder action by written consent; and

  . establishing advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted on by stockholders at stockholder meetings.

    Some provisions of Delaware law may also discourage, delay or prevent someone from acquiring or merging with us. See "Description of Capital Stock-- Delaware Law and Certain Charter and By-law Provisions and Anti-Takeover Effects" beginning on page 69.

You Will Experience Immediate and Substantial Dilution of Your Investment

    Purchasers of common stock in the offering will pay a price per share which substantially exceeds the per share value of our assets after subtracting our liabilities. In addition, purchasers of common stock in the offering will have contributed approximately 66.7% of the aggregate price paid by all purchasers of our stock but will own only approximately 13.1% of our common stock outstanding after the offering.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    This prospectus contains forward-looking statements that are subject to a number of risks and uncertainties. All statements, other than statements of historical facts included or incorporated in this prospectus, regarding our strategy, future operations, financial position, estimated revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this prospectus, the words "will", "believe", "anticipate", "intend", "estimate", "project", "could", "expect", "plan", "may" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. All forward-looking statements speak only as of the date of this prospectus. You should not place undue reliance on these forward-looking statements. Although we believe that our plans, intentions and expectations reflected in or suggested by the forward-looking statements we make in this prospectus are reasonable, we can give no assurance that these plans, intentions or expectations will be achieved. We disclose important factors that could cause our actual results to differ materially from our expectations under "Risk Factors" and elsewhere in this prospectus. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

                                USE OF PROCEEDS

    We estimate that the net proceeds we will receive from our sale of 5,000,000 shares of common stock in the offering and from the concurrent private placement of 450,000 shares of common stock will be approximately $104.8 million based on an assumed initial public offering price of $21.00 per share and after deducting the estimated underwriters' discounts and commissions and estimated offering expenses payable by us. If the underwriters' over-allotment option is exercised in full, we estimate that the net proceeds will be $119.5 million.

    We expect to use the net proceeds from the offering and the concurrent private placement for general corporate purposes, including to expand our selling and marketing services organizations, develop new distribution channels, expand our research and development efforts, improve our operational and financial systems and for other working capital purposes. We may also use a portion of the net proceeds to acquire or invest in complementary businesses, products or technologies. Currently, we have no specific understandings, commitments or agreements with respect to any such acquisition or investment. We have not allocated any portion of the net proceeds for any specific purpose. Our actual use of the net proceeds from the offering and the concurrent private placement may differ from the uses we have identified. Pending these uses, the net proceeds of the offering and the concurrent private placement will be invested in short-term, interest-bearing, investment-grade securities.

                                DIVIDEND POLICY

    We have never declared or paid any cash dividends on our capital stock. We presently intend to retain future earnings, if any, to finance the expansion and growth of our business and do not expect to pay any cash dividends in the foreseeable future. Payment of future cash dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including our financial condition, operating results, current and anticipated cash needs and plans for expansion. Our credit facility currently prohibits the payment of cash dividends on our capital stock.

                                 CAPITALIZATION

    The following table sets forth our capitalization as of January 1, 2000:

  .  on an actual basis;

  . on a pro forma basis after giving effect to the conversion of our outstanding convertible preferred stock into 26,762,779 shares of common stock immediately prior to the closing of the offering and the filing of our Second Amended and Restated Certificate of Incorporation as of the closing of the offering which reflects 100,000,000 shares of authorized common stock and authorizes 5,000,000 shares of undesignated preferred stock; and

  . on a pro forma as adjusted basis to reflect the sale of 5,000,000 shares of common stock at an assumed initial public offering price of $21.00 per share after deducting the estimated underwriters' discounts and commissions and estimated offering expenses, and the sale of 450,000 shares of common stock in the concurrent private placement at an assumed initial public offering price of $21.00 per share less an amount equal to underwriters' discounts and commissions.

    The shares of common stock to be outstanding after the offering and the concurrent private placement exclude 12,828,270 shares issuable upon the exercise of outstanding stock options as of January 1, 2000, 168,750 shares issuable upon the exercise of an outstanding warrant as of January 1, 2000 and 200,000 shares issuable upon the exercise of an outstanding warrant as of February 1, 2000.

                                                    As of January 1, 2000
                                                --------------------------------
                                                                      Pro Forma
                                                 Actual   Pro Forma  As Adjusted
                                                --------  ---------  -----------
                                                        (in thousands)
Redeemable convertible preferred stock......... $ 17,015  $    --     $    --
Stockholders' equity (deficit):
  Convertible preferred stock, $1.00 par value,
   3,552 shares authorized, 3,547 issued and
   3,393 shares outstanding (actual); $.01 par
   value, 5,000 shares authorized and no shares
   issued or outstanding (pro forma and pro
   forma as adjusted)..........................    3,393       --          --
  Common stock, $.01 par value, 40,000 shares
   authorized, 5,945 shares issued and
   outstanding (actual); 100,000 shares
   authorized and 32,708 shares issued and
   outstanding (pro forma); 100,000 shares
   authorized, and shares issued and 38,158
   outstanding (pro forma as adjusted).........       59       327         382
  Additional paid-in capital...................   37,890    58,030     162,789
  Notes receivable from stockholders...........     (362)     (362)       (362)
  Deferred stock-based compensation............  (12,818)  (12,818)    (12,818)
  Accumulated deficit..........................  (35,871)  (35,871)    (35,871)
  Accumulated other comprehensive loss.........     (238)     (238)       (238)
                                                --------  --------    --------
  Total stockholders' equity (deficit).........   (7,947)    9,068     113,882
                                                --------  --------    --------
    Total capitalization....................... $  9,068  $  9,068    $113,882
                                                ========  ========    ========

                                    DILUTION

    Our pro forma net tangible book value as of January 1, 2000 was approximately $9.1 million, or $0.28 per share. Our pro forma net tangible book value per share as of January 1, 2000 represents the amount of our total tangible assets less our total liabilities, divided by the total number of shares of common stock outstanding. Dilution per share represents the difference between the amount per share paid by investors of shares of common stock in the offering and the pro forma net tangible book value per share of common stock immediately after the completion of the offering and the concurrent private placement. After giving effect to the sale of the common stock offered by us in the offering at an assumed initial public offering price of $21.00 per share after deducting the estimated underwriters' discounts and commissions and estimated offering expenses payable by us, and the sale of 450,000 shares of common stock offered in the concurrent private placement at an assumed initial public offering price of $21.00 per share less an amount equal to underwriters' discounts and commissions, our pro forma as adjusted net tangible book value as of January 1, 2000 would have been approximately $113.9 million or $2.98 per share of common stock. This represents an immediate increase in net tangible book value of $2.70 per share to existing stockholders and an immediate dilution of $18.02 per share to new investors of common stock. The following table illustrates this dilution on a per share basis:

Assumed initial public offering price............................        $21.00
                                                                         ------
  Pro forma net tangible book value per share as of January 1,
   2000..........................................................  $0.28
  Increase per share attributable to new investors...............   2.70
                                                                   -----
Pro forma as adjusted net tangible book value per share after the
 offering........................................................          2.98
                                                                         ------
Dilution per share to new investors..............................        $18.02
                                                                         ======

    The following table summarizes, on a pro forma as adjusted basis after giving effect to the offering and the concurrent private placement, as of January 1, 2000, the differences between the existing stockholders, new investors purchasing in the offering and new investors in the concurrent private placement with respect to the number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid at an assumed initial public offering price of $21.00 per share, and before deducting the estimated underwriters' discounts and commissions and estimated offering expenses payable by us.

                          Shares Purchased  Total Consideration
                         ------------------ --------------------
                                                                 Average Price
                           Number   Percent    Amount    Percent   Per Share
                         ---------- ------- ------------ ------- -------------
Existing stockholders... 32,708,245   85.7% $ 43,530,660   27.7%    $ 1.33
New public investors....  5,000,000   13.1   105,000,000   66.7     $21.00
Concurrent private
 placement investor.....    450,000    1.2     8,788,500    5.6     $19.53
                         ----------  -----  ------------  -----
  Total................. 38,158,245  100.0% $157,319,160  100.0%
                         ==========  =====  ============  =====

    In the preceding tables, the shares of common stock outstanding exclude:

  . 18,675,000 shares of common stock reserved for issuance under our stock plans, of which 12,828,270 shares at a weighted average exercise price of $0.80 were subject to outstanding options as of January 1, 2000;

  . 168,750 shares of common stock issuable upon exercise of an outstanding warrant at an exercise price of $0.44 per share as of January 1, 2000; and

  . 200,000 shares of common stock issuable upon exercise of an outstanding warrant as of February 1, 2000 at an exercise price equal to 125% of the initial public offering price.

    To the extent outstanding options or warrants are exercised, there will be further dilution to new investors.

                      SELECTED CONSOLIDATED FINANCIAL DATA

    You should read the data set forth below in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes appearing elsewhere in this prospectus. The selected consolidated financial data set forth below for the fiscal years ended June 28, 1997, June 27, 1998 and July 3, 1999 and the consolidated balance sheet data as of June 27, 1998 and July 3, 1999 are derived from our consolidated financial statements, which have been audited by Arthur Andersen LLP, independent public accountants, and are included elsewhere in this prospectus. The selected consolidated financial data for the fiscal years ended July 1, 1995 and June 29, 1996 and the consolidated balance sheet data as of July 1, 1995, June 29, 1996 and June 28, 1997 are derived from our audited consolidated financial statements that are not included in this prospectus. In May 1998, we sold our legacy design and manufacturing software business, Adra Systems, to focus on our Internet-enabled suite of software products. The financial results of this divested business are reflected in our consolidated financial statements as discontinued operations. The selected consolidated financial data for the six month periods ended January 2, 1999 and January 1, 2000 and the consolidated balance sheet data as of January 1, 2000 are derived from our unaudited consolidated financial statements and the related notes included elsewhere in this prospectus. The unaudited consolidated financial statements have been prepared on substantially the same basis as the audited financial statements and include, in the opinion of our management, all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of the information set forth therein. The selected consolidated financial data for the six months ended January 1, 2000 are not necessarily indicative of the results that may be expected for the year ended July 1, 2000 or any other future period.

    Shares used in computing pro forma basic and diluted net income (loss) per share give effect to the conversion of all outstanding shares of our convertible preferred stock into shares of common stock, as if the conversion had occurred on the original date of issuance.

                                          Year Ended                        Six Months Ended
                          ----------------------------------------------  ---------------------
                          July 1,  June 29,  June 28,  June 27,  July 3,  January 2, January 1,
                           1995      1996      1997      1998     1999       1999       2000
                          -------  --------  --------  --------  -------  ---------- ----------
                                       (in thousands, except per share data)
Consolidated Statements
 of Operations Data:
Revenues:
 Software license.......  $1,485   $ 4,420   $ 8,450   $11,836   $21,851   $ 9,802    $15,861
 Service................     400     1,710     3,825     9,343    19,495     7,929     14,187
                          ------   -------   -------   -------   -------   -------    -------
   Total revenues.......   1,885     6,130    12,275    21,179    41,346    17,731     30,048
                          ------   -------   -------   -------   -------   -------    -------
Cost of revenues:
 Software license.......     654       359       725     1,237     3,323     1,524      1,894
 Service................     710     2,163     3,081     6,591    14,467     6,074     11,230
                          ------   -------   -------   -------   -------   -------    -------
   Total cost of
    revenues............   1,364     2,522     3,806     7,828    17,790     7,598     13,124
                          ------   -------   -------   -------   -------   -------    -------
 Gross profit...........     521     3,608     8,469    13,351    23,556    10,133     16,924
                          ------   -------   -------   -------   -------   -------    -------
Operating expenses:
 Selling and
  marketing.............   3,818     4,944     6,883    15,369    20,611     9,187     13,671
 Research and
  development...........     738     4,953     4,267     7,242     5,792     2,978      3,114
 General and
  administrative........     136       346     1,723     3,592     4,479     2,090      2,285
 Stock-based
  compensation..........     --        --        --        --        622       224      1,492
                          ------   -------   -------   -------   -------   -------    -------
   Total operating
    expenses............   4,692    10,243    12,873    26,203    31,504    14,479     20,562
                          ------   -------   -------   -------   -------   -------    -------
Loss from operations....  (4,171)   (6,635)   (4,404)  (12,852)   (7,948)   (4,346)    (3,638)
Other income (expense),
 net....................     --        --       (140)       48       244       200        140
Benefit from income
 taxes..................     --        --        875     1,928       --        --         --
                          ------   -------   -------   -------   -------   -------    -------
Net loss from continuing
 operations.............  (4,171)   (6,635)   (3,669)  (10,876)   (7,704)   (4,146)    (3,498)
Net income (loss) from
 discontinued
 operations.............   3,816      (319)    1,777     8,684       --        --         --
                          ------   -------   -------   -------   -------   -------    -------
Net loss................  $ (355)  $(6,954)  $(1,892)  $(2,192)  $(7,704)  $(4,146)   $(3,498)
                          ======   =======   =======   =======   =======   =======    =======

                                                                            Six Months
                                          Year Ended                           Ended
                          -------------------------------------------  ---------------------
                          July 1,  June 29, June 28, June 27, July 3,  January 2, January 1,
                           1995      1996     1997     1998    1999       1999       2000
                          -------  -------- -------- -------- -------  ---------- ----------
                                       (in thousands, except per share data)
Basic and diluted net
 income (loss) per
 share:
 Continuing operations..  $(1.19)   $(1.84)  $(0.98)  $(2.88) $(1.74)    $(1.03)    $(0.63)
 Discontinued
  operations............    1.09     (0.09)    0.47     2.30     --         --         --
                          ------    ------   ------   ------  ------     ------     ------
 Net loss...............  $(0.10)   $(1.93)  $(0.51)  $(0.58) $(1.74)    $(1.03)    $(0.63)
                          ======    ======   ======   ======  ======     ======     ======
 Shares used in
  computation...........   3,516     3,606    3,729    3,777   4,428      4,026      5,535
                          ======    ======   ======   ======  ======     ======     ======
Pro forma basic and
 diluted net income
 (loss) per share:
 Continuing operations..  $(0.22)   $(0.35)  $(0.19)  $(0.43) $(0.28)    $(0.15)    $(0.11)
 Discontinued
  operations............    0.20     (0.02)    0.09     0.34     --         --         --
                          ------    ------   ------   ------  ------     ------     ------
 Net loss...............  $(0.02)   $(0.37)  $(0.10)  $(0.09) $(0.28)    $(0.15)    $(0.11)
                          ======    ======   ======   ======  ======     ======     ======
 Shares used in
  computation...........  18,785    18,874   18,998   25,050  27,970     27,413     32,298
                          ======    ======   ======   ======  ======     ======     ======

                                                  As of
                          ------------------------------------------------------
                          July 1, June 29, June 28, June 27, July 3,  January 1,
                           1995     1996     1997     1998    1999       2000
                          ------- -------- -------- -------- -------  ----------
                                             (in thousands)
Consolidated Balance
 Sheet Data:
Cash and equivalents....  $ 1,822  $1,089   $  897  $ 8,123  $11,036   $ 6,850
Working capital (defi-
 cit)...................    1,520     210     (848)   8,826    7,892     5,261
Total assets of
 continuing operations..    9,659   6,329    8,478   22,912   29,887    30,956
Long-term debt, net of
 current portion........      --      302      248      --       --        --
Redeemable convertible
 preferred stock........      --      --       --    11,015   17,015    17,015
Total stockholders'
 equity (deficit).......   12,062   4,998    3,072      843   (6,042)   (7,947)

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    You should read the following discussion and analysis together with our consolidated financial statements and related notes to those statements and other financial information appearing elsewhere in this prospectus. The following discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in such forward-looking statements due to various factors, including, but not limited to, those set forth under "Risk Factors" and elsewhere in this prospectus.

Overview

    We are a provider of Internet business collaboration software. Our eMatrix suite of products serves as an Internet platform facilitating collaboration among different departments and geographic locations of global organizations. Our eMatrix software products also serve as a backbone for an enterprise to collaborate through the Internet with its customers, suppliers and other business partners. Enterprises use our eMatrix product line to integrate different business processes and facilitate the exchange of information, ideas and knowledge among parties collaborating on business activities, such as conceptual planning for new products, product design, design for manufacturability, plant resource utilization, new product introduction and customer service and support. This collaboration allows our customers to quickly and cost-effectively bring the right products and services to market.

    Our installed base of customers represents a wide variety of industries, including aerospace/defense, automotive, communications, high technology, machinery and medical equipment. Over 300 companies located in over 40 countries worldwide use our eMatrix Internet business collaboration software, including Celestica, Honda, Honeywell, John Deere, Scania, Siemens and 3Com. We provide professional services and training, maintenance and customer support services to our customers directly through our offices in the United States, Austria, Canada, England, France, Germany, Italy, Japan and The Netherlands and indirectly through our partner network throughout Europe and Asia/Pacific.

    We generate revenues from licensing our eMatrix software products and providing professional services and training, maintenance and customer support services. We derive our software license revenues principally from the licensing of our eMatrix suite of products, including software applications and integration products developed jointly with third parties, and, to a lesser extent, from providing Oracle database licenses. Typically, our customers initially acquire a limited number of server and user licenses, and subsequently add licenses as they expand the implementation of our eMatrix products throughout their organizations and to their customers, suppliers and other business partners. We license software through our direct sales force and through a network of domestic and international distributors and systems integrators. We recognize revenues from software licensing upon shipment or distribution over the Internet to a customer. Although we license our eMatrix software products to numerous customers in any quarter, a single customer often represents more than 10% of our quarterly revenues. Two customers accounted for approximately 24% and 10%, respectively, of our revenues for the three months ended October 2, 1999, and one other customer represented approximately 21% of our revenues for the three months ended January 1, 2000. However, no single customer has accounted for more than 10% of our annual revenues in any of the last five fiscal years. Revenues by geographic region fluctuate each period based on the timing and size of transactions. We expect revenues by geographic region to continue to fluctuate each period and we expect revenues from our international operations to increase as we continue to expand our international sales and professional services organizations.

    We also provide services to our customers and systems integrators, consisting of professional services and training, maintenance and customer support services. Our professional services, which include implementation and consulting services, are provided on a time and materials or on a fixed-price basis. Our larger implementation projects are generally provided on a fixed-price basis. We recognize professional service revenues as the services are performed, on a percentage-of-completion basis, or upon customer acceptance. Our service revenues have increased each quarter due to the growth in our customer base and related maintenance fees, expansion of our professional services organization and improvements in the utilization of our professional services personnel. In the future we expect professional services revenues to decrease as a percentage of total revenues. We have been training third-party systems integrators to manage system integration projects for our customers. As a result, software license revenues may increase at a faster rate than professional services revenues. We also offer training services to our customers, distributors and systems integrators either in our offices throughout the world or at customer locations. We recognize revenues from training services as the services are provided. Customers that license our products generally purchase annually renewable maintenance contracts, which provide customers with the right to receive unspecified software upgrades and technical support over the term of the contract. Revenues from maintenance contracts are recognized over the term of the contract on a straight-line basis. Revenues from maintenance and support services contracts are expected to increase in absolute dollars and as a percentage of service revenues due to the expansion of our customer base and increases in software licenses.

    Our cost of software licenses consists of royalties paid to Oracle for Oracle database licenses and to other third parties for integration products and applications licensed to our customers. Cost of software licenses also includes the cost of manuals and product documentation, production media used to deliver our products, shipping costs and related labor. Our cost of software licenses fluctuates from period to period due to changes in the mix of software licenses and the extent to which we pay royalties to third parties on integration products and applications. In order to accelerate the market acceptance of our eMatrix product suite, we have increased the number of integration products we offer from 12 to 28 in the last 18 months.

    Our cost of services includes salaries and related expenses for services personnel and costs of contracting with third parties to provide implementation services. Typically, our customers reimburse us for the majority of our out-of-pocket expenses incurred during the course of a project, which are recorded as a reduction in cost of services. Cost of services fluctuates based on the mix of internal professional services personnel and more expensive systems integrators used for implementation projects. Recently, we have increased both the use of systems integrators to provide implementation services for our customers and the amount of training we provide these systems integrators in an effort to increase the number of systems integrators with relevant eMatrix implementation expertise. We generally offer professional services on a fixed-price basis, and our gross margin may fluctuate based on the actual costs incurred to provide services under these contracts.

    In connection with certain stock option grants during fiscal 1999 and the six months ended January 1, 2000, we recorded deferred stock-based compensation totaling approximately $15.2 million. We have recorded additional deferred stock-based compensation related to stock options granted subsequent to January 1, 2000 of approximately $0.8 million. Deferred stock-based compensation represents the difference between the option exercise price and the deemed fair value of our common stock on the date of the option grant. Deferred stock-based compensation is reported as a component of stockholders' equity (deficit) and is amortized through charges to operations over the vesting period of the options, which is generally four years. Stock-based compensation was $1.5 million for the six months ended January 1, 2000 and $0.6 million for the year ended July 3, 1999. We expect to record stock-based compensation of $3.4 million, $3.9 million, $3.9 million, $3.4 million and $0.5 million in fiscal 2000, 2001, 2002, 2003 and 2004, respectively.

    We have incurred significant costs to develop our technology and products, recruit, hire and train personnel for our engineering, selling and marketing and services departments, and establish a corporate infrastructure. These costs have exceeded total revenues. As a result, we have incurred net losses from continuing operations in each of the past five fiscal years and for the six months ended January 1, 2000. As of January 1, 2000, we had an accumulated deficit of approximately $35.9 million. We anticipate that our operating expenses will substantially increase in future periods and will exceed projected increases in revenues. We expect to expand our selling and marketing and services organizations, develop new distribution channels for our products and services, fund greater levels of research and development, and improve our operational and financial systems. Accordingly, we anticipate incurring significant net losses for the foreseeable future.

    MatrixOne was incorporated in July 1983 as Adra Systems, Inc. We commercially shipped the first version of our business collaboration software in November 1993, released our first Internet business collaboration software product in March 1997 and released the current version of our eMatrix product line in June 1999. In October 1997, we changed our name to MatrixOne, Inc. and in May 1998, we sold our legacy design and manufacturing software business, Adra Systems, to focus on our Internet suite of products. The financial results of this divested business are reflected in our consolidated financial statements as discontinued operations.

Results of Operations

    The following table sets forth consolidated statement of operations data expressed as a percentage of total revenues for each period indicated. The historical results are not necessarily indicative of results to be expected for any future period.

                                    Year Ended              Six Months Ended
                             ---------------------------  ---------------------
                             June 28,  June 27,  July 3,  January 2, January 1,
                               1997      1998     1999       1999       2000
                             --------  --------  -------  ---------- ----------
Revenues:
  Software license.........    68.8 %    55.9 %    52.8 %    55.3 %     52.8 %
  Service..................    31.2      44.1      47.2      44.7       47.2
                              -----     -----     -----     -----      -----
    Total revenues.........   100.0     100.0     100.0     100.0      100.0
                              -----     -----     -----     -----      -----
Cost of revenues:
  Software license.........     5.9       5.8       8.0       8.6        6.3
  Service..................    25.1      31.1      35.0      34.3       37.4
                              -----     -----     -----     -----      -----
    Total cost of
     revenues..............    31.0      36.9      43.0      42.9       43.7
                              -----     -----     -----     -----      -----
Gross profit...............    69.0      63.1      57.0      57.1       56.3
                              -----     -----     -----     -----      -----
Operating expenses:
  Selling and marketing....    56.1      72.6      49.9      51.8       45.5
  Research and
   development.............    34.8      34.2      14.0      16.8       10.4
  General and
   administrative..........    14.0      17.0      10.8      11.8        7.6
  Stock-based
   compensation............     --        --        1.5       1.2        5.0
                              -----     -----     -----     -----      -----
    Total operating
     expenses..............   104.9     123.8      76.2      81.6       68.5
                              -----     -----     -----     -----      -----
Loss from operations.......   (35.9)    (60.7)    (19.2)    (24.5)     (12.2)
Other income (expense),
 net.......................    (1.1)      0.2       0.6       1.1        0.5
Benefit from income taxes..     7.1       9.1       --        --         --
                              -----     -----     -----     -----      -----
Net loss from continuing
 operations................   (29.9)    (51.4)    (18.6)    (23.4)     (11.7)
Net income from discontin-
 ued operations............    14.5      41.1       --        --         --
                              -----     -----     -----     -----      -----
Net loss...................   (15.4)%   (10.3)%   (18.6)%   (23.4)%    (11.7)%
                              =====     =====     =====     =====      =====

Six Months Ended January 1, 2000 and January 2, 1999

    Software license revenues. Software license revenues increased 61.8% to $15.9 million for the six months ended January 1, 2000 from $9.8 million for the six months ended January 2, 1999.

The increase was primarily due to software licensed to a customer in Japan of approximately $3.0 million, two customers in France aggregating approximately $3.2 million and software licensed by our newly formed subsidiaries in Italy and Austria.

    Service revenues. Service revenues increased 78.9% to $14.2 million for the six months ended January 1, 2000 from $7.9 million for the six months ended January 2, 1999. The increase was primarily due to a 92.9% increase in consulting revenues relating to implementation services and a 66.8% increase in maintenance revenues from new and renewed maintenance contracts. Maintenance revenues represented 22.5% and 24.2% of service revenues for the six months ended January 1, 2000 and January 2, 1999, respectively.

    Cost of software licenses. Cost of software licenses increased 24.3% to $1.9 million for the six months ended January 1, 2000 from $1.5 million for the six months ended January 2, 1999. The increase in cost of software licenses was primarily due to a 32.0% increase in royalties resulting from increased licensing of third-party software.

    Cost of services. Cost of services increased 84.9% to $11.2 million for the six months ended January 1, 2000 from $6.1 million for the six months ended January 2, 1999 primarily due to increased personnel costs to support the growth in our services organization. The number of employees in our worldwide professional services organization increased from 67 to 103, or 53.7%, from January 2, 1999 to January 1, 2000. We also increased both the use of systems integrators to provide implementation services for our customers and the amount of training we provided these systems integrators in an effort to increase the number of systems integrators with relevant eMatrix implementation expertise.

    Gross profit. Gross profit increased 67.0% to $16.9 million for the six months ended January 1, 2000 from $10.1 million for the six months ended January 2, 1999. Gross profit as a percentage of total revenues, or gross margin, decreased to 56.3% for the six months ended January 1, 2000 from 57.1% for the six months ended January 2, 1999. Gross margin fluctuates from period to period due to changes in the mix of software license and service revenues, royalties for licensed third-party software, costs associated with the expansion of our worldwide services organization, and the use of systems integrators, which are generally more expensive than our own professional services personnel, to provide implementation services. Gross margin on software licenses increased to 88.1% for the six months ended January 1, 2000 from 84.5% for the six months ended January 2, 1999 due to a decrease in the relative proportion of software we licensed from third parties. Gross margin from services decreased to 20.8% for the six months ended January 1, 2000 from 23.4% for the six months ended January 2, 1999 due to the increased use in the fiscal 1999 period of systems integrators to provide implementation services and costs associated with training both new personnel in our services organization and systems integrators.

    Selling and marketing. Selling and marketing expenses include marketing costs, such as public relations and advertising, trade shows, marketing materials and customer user group meetings, and selling costs such as sales training events and commissions. Selling and marketing costs may fluctuate based on the timing of trade shows and user group events and the amount of sales commissions, which vary based on revenues. Selling and marketing expenses increased 48.8% to $13.7 million for the six months ended January 1, 2000 from $9.2 million for the six months ended January 2, 1999 due to higher commission expense related to the growth in our revenues and increased personnel costs related to the expansion of our worldwide sales organization. Selling and marketing expenses as a percentage of total revenues decreased to 45.5% for the six months ended January 1, 2000 from 51.8% for the six months ended January 2, 1999 primarily due to increased productivity of our sales organization and a larger revenues base.

    Research and development. Research and development expenses include costs incurred to develop our intellectual property and are expensed as incurred. To date, software development costs have been expensed as incurred, because the costs incurred from the attainment of technological feasibility to general product release have not been significant. Research and development costs may fluctuate based on the utilization of domestic and foreign third-party contractors, which are generally more expensive than our internal engineering personnel, and the use of third parties to develop specific software applications and integration products. Research and development expenses increased 4.6% to $3.1 million for the six months ended January 1, 2000 from $3.0 million for the six months ended January 2, 1999 due to an increase in the use of third-party contractors to assist in the development of our software. Research and development expenses as a percentage of total revenues decreased to 10.4% for the six months ended January 1, 2000 from 16.8% for the six months ended January 2, 1999 due to a larger revenues base.

    General and administrative. General and administrative expenses consist primarily of compensation of executive, finance, human resource and administrative personnel, legal and accounting services and allocation of related facility expenses. General and administrative expenses increased 9.3% to $2.3 million for the six months ended January 1, 2000 from $2.1 million for the six months ended January 2, 1999 due to an increase in personnel costs to support the growth in our business. General and administrative expenses as a percentage of total revenues decreased to 7.6% for the six months ended January 1, 2000 from 11.8% for the six months ended January 2, 1999 primarily due to a larger revenues base.

    Stock-based compensation. Stock-based compensation relates to the issuance of stock options with exercise prices below the deemed fair value of our common stock on the date of grant. Stock-based compensation was $1.5 million for the six months ended January 1, 2000 and $0.2 million for the six months ended January 2, 1999.

    Other income (expense), net. Other income (expense), net fluctuates based on the amount of cash balances available for investment, borrowings under our line of credit, interest expense related to our term loan and realized and unrealized gains and losses on foreign currency transactions. Other income, net remained relatively constant at $0.1 million for the six months ended January 1, 2000 and $0.2 million for the six months ended January 2, 1999.

    Income taxes. No provision for income taxes has been recorded for either the six months ended January 1, 2000 or the six months ended January 2, 1999 due to accumulated net losses. We did not record any tax benefits relating to these losses or other tax benefits due to the uncertainty surrounding the timing of the realization of these future tax benefits.

Year Ended July 3, 1999, June 27, 1998 and June 28, 1997

    Software license revenues. Software license revenues increased 84.6% to $21.9 million for fiscal 1999 from $11.8 million for fiscal 1998. Software license revenues increased 40.1% in fiscal 1998 from $8.5 million in fiscal 1997. Software license revenues in North America increased 79.6% to $16.3 million for fiscal 1999 from $9.1 million in 1998. Software license revenues in North America increased 36.6% for fiscal 1998 from $6.6 million in fiscal 1997. The increase in North American software license revenues is primarily due to software licensed to several new customers and additional software licensed to existing customers, as a result of increased market acceptance of our products. International software license revenues increased 101.1% to $5.6 million for fiscal 1999 from $2.8 million in 1998. International software license revenues increased 54.5% in fiscal 1998 from $2.0 million in 1997. The increase in international software license revenues is due to 134.1% growth in software licensed by our German subsidiary and software licensed by our newly formed subsidiaries in the United Kingdom and The Netherlands.

    Service revenues. Service revenues increased 108.7% to $19.5 million in fiscal 1999 from $9.3 million in fiscal 1998. Service revenues increased 144.3% in fiscal 1998 from $3.8 million in fiscal 1997. The increase was primarily due to a 85.9% and 128.3% increase in professional services revenues in fiscal 1999 and 1998, respectively, relating to implementation services and a 170.0% and 284.4% increase in maintenance revenues in fiscal 1999 and 1998, respectively, for new and renewed maintenance contracts. Maintenance revenues represented 22.3%, 17.3% and 11.4% of service revenues in fiscal 1999, 1998 and 1997, respectively.

    Cost of software licenses. Cost of software licenses increased 168.6% to $3.3 million in fiscal 1999 from $1.2 million in fiscal 1998. Cost of software licenses increased 70.6% in fiscal 1998 from $0.7 million in fiscal 1997. The increase in cost of software licenses in fiscal 1999 was primarily due to a 277.8% increase in aggregate royalties from increased licensing of third-party software. We began licensing a significant amount of Oracle and third-party integration software during fiscal 1998, which primarily accounted for the increase during the period.

    Cost of services. Cost of services increased 119.5% to $14.5 million in fiscal 1999 from $6.6 million in fiscal 1998. Cost of services increased 113.9% in fiscal 1998 from $3.1 million in fiscal 1997. The increase in cost of services in each year was primarily due to increased personnel costs to support the growth in our services organization. We also increased in each year both the use of systems integrators to provide implementation services for our customers and the amount of training we provide these systems integrators in an effort to increase the number of systems integrators with relevant eMatrix implementation expertise. The number of employees in our worldwide professional services organization increased from 51 to 86, or 68.6%, from fiscal 1998 to fiscal 1999.

    Gross profit. Gross profit increased 76.4% to $23.6 million in fiscal 1999 from $13.4 million in fiscal 1998. Gross profit increased 57.6% in fiscal 1998 from $8.5 million in fiscal 1997. Gross margin was 57.0%, 63.1% and 69.0% in fiscal 1999, 1998 and 1997, respectively. The decrease in gross margin in each year was attributable to lower margin service revenues growing faster than software license revenues during these periods. Gross margin on software licenses was 84.8%, 89.5% and 91.4% in fiscal 1999, 1998 and 1997, respectively. The decrease in gross margin on software licenses in each year was due to an increase in the relative proportion of software licensed from third parties. Gross margin on services decreased to 25.8% in fiscal 1999 from 29.5% in fiscal 1998 due to our increased use of systems integrators to provide implementation services to our customers. Gross margin on services increased in fiscal 1998 from 19.5% in fiscal 1997 due to higher margin maintenance revenues as licenses for our software products increased.

    Selling and marketing. Selling and marketing expenses increased 34.1% to $20.6 million in fiscal 1999 from $15.4 million in fiscal 1998 and increased 123.3% in fiscal 1998 from $6.9 million in fiscal 1997. The increase in selling and marketing expenses in each year was primarily due to increased personnel costs relating to the growth in our worldwide sales organization and higher commission expense related to the growth in our revenues. Selling and marketing expenses as a percentage of total revenues decreased to 49.9% in fiscal 1999 from 72.6% in fiscal 1998 due primarily to a larger revenues base. Selling and marketing expenses as a percentage of total revenues increased in fiscal 1998 from 56.1% in fiscal 1997 primarily for the reasons that caused selling and marketing expenses to increase.

    Research and development. Research and development expenses decreased 20.0% to $5.8 million in fiscal 1999 from $7.2 million in fiscal 1998 and increased 69.7% in fiscal 1998 from $4.3 million in fiscal 1997. Research and development expenses as a percentage of total revenues decreased to 14.0% in fiscal 1999 from 34.2% in fiscal 1998, and from 34.8% in fiscal 1997, primarily due to our replacement of outside domestic contractors with our internal engineering organization, the increased use of partners to more efficiently develop applications and integration products and the replacement of some third-party contractors with a contract research and development group in India in fiscal 1999 and 1998.

    General and administrative. General and administrative expenses increased 24.7% to $4.5 million in fiscal 1999 from $3.6 million in fiscal 1998 and increased 108.5% in fiscal 1998 from $1.7 million in fiscal 1997. The increase in general and administrative expenses in each year was primarily due to increases in personnel costs to support the growth in our business and additional provisions for accounts receivable. General and administrative expenses as a percentage of total revenues decreased to 10.8% in fiscal 1999 from 17.0% in fiscal 1998 due primarily to a larger revenues base. General and administrative expenses as a percentage of total revenues increased in fiscal 1998 from 14.0% in fiscal 1997 primarily for the reasons that caused general and administrative expenses to increase.

    Stock-based compensation. Stock-based compensation was $0.6 million for fiscal 1999.

    Other income (expense), net. Other income, net increased to $0.2 million in fiscal 1999 from $48,000 in fiscal 1998 due to higher cash balances available for investment and related interest income. Other income, net increased in fiscal 1998 from an expense of $0.1 million in fiscal 1997 due to higher interest income and lower interest expense due to lower borrowings under our line of credit.

    Discontinued operations. During fiscal 1998, we decided to focus our business on our eMatrix suite of software products and services. On May 7, 1998, we sold substantially all of the net assets of our legacy design and manufacturing software business, Adra Systems, to SofTech, Inc. The purchase price consisted of $7.0 million of cash, a $4.4 million promissory note which was paid in full in July 1998, and contingent payments of up to $2.2 million based on SofTech's revenues after the acquisition. SofTech has notified us that no contingent payments were due. We recorded a $6.7 million gain on the sale of the net assets of Adra Systems, comprised of the cash and promissory note proceeds of $11.4 million less estimated transaction costs of $2.3 million, income taxes of $1.5 million and net assets sold of $0.9 million. The transaction costs consisted principally of investment banking, legal and accounting fees, and bonus and severance arrangements with some employees. Revenues from Adra Systems were approximately $12.4 million for the period through May 7, 1998 and $15.9 million for fiscal 1997. At January 1, 2000, July 3, 1999 and June 27, 1998, accrued transaction costs relating to the sale of the net assets of Adra Systems, included in accrued expenses, were $0.6 million, $1.0 million and $2.0 million, respectively.

    Income taxes. No provision for income taxes was recorded in fiscal 1999, 1998 or 1997 due to accumulated net losses. We did not record any tax benefits relating to these losses or other tax benefits due to the uncertainty surrounding the timing of the realization of these future tax benefits, which were $9.9 million in the aggregate at July 3, 1999.

                        Quarterly Results of Operations

   The following table sets forth selected consolidated statement of operations data for each of the ten quarters through January 1, 2000 as well as that data expressed as a percentage of our total revenues. This information has been derived from our unaudited consolidated financial statements. We have prepared this unaudited quarterly consolidated statement of operations data on substantially the same basis as our audited consolidated financial statements and it includes, in the opinion of our management, all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information set forth therein. You should read this information in conjunction with our audited consolidated financial statements and related notes included elsewhere in this prospectus. The operating results in any quarter are not necessarily indicative of the results that may be expected for any future period.

                                                           Three Months Ended
                          ----------------------------------------------------------------------------------------------------
                          Sept. 27,  Jan. 3,   Mar. 28,   June 27,  Oct. 3,   Jan. 2,   April 3,   July 3,   Oct. 2,   Jan. 1,
                            1997      1998       1998       1998     1998      1999       1999      1999      1999      2000
                          ---------  -------   --------   --------  -------   -------   --------   -------   -------   -------
                                                             (in thousands)
Revenues:
 Software license.......   $ 2,544   $ 2,316   $ 3,490    $ 3,486   $ 4,528   $ 5,274   $ 4,862    $ 7,187   $ 7,460   $ 8,401
 Service................     1,572     2,019     2,165      3,587     3,672     4,257     5,606      5,960     6,421     7,766
                           -------   -------   -------    -------   -------   -------   -------    -------   -------   -------
 Total revenues.........     4,116     4,335     5,655      7,073     8,200     9,531    10,468     13,147    13,881    16,167
                           -------   -------   -------    -------   -------   -------   -------    -------   -------   -------
Cost of revenues:
 Software license.......       444       208       368        217       778       746       703      1,096     1,005       889
 Service................     1,095     1,766     1,679      2,051     2,662     3,412     4,277      4,116     5,027     6,203
                           -------   -------   -------    -------   -------   -------   -------    -------   -------   -------
 Total cost of
  revenues..............     1,539     1,974     2,047      2,268     3,440     4,158     4,980      5,212     6,032     7,092
                           -------   -------   -------    -------   -------   -------   -------    -------   -------   -------
Gross profit............     2,577     2,361     3,608      4,805     4,760     5,373     5,488      7,935     7,849     9,075
                           -------   -------   -------    -------   -------   -------   -------    -------   -------   -------
Operating expenses:
 Selling and marketing..     3,088     3,734     4,065      4,482     4,287     4,900     5,351      6,073     6,171     7,500
 Research and
  development...........     1,309     1,767     2,090      2,076     1,556     1,422     1,346      1,468     1,480     1,634
 General and
  administrative........       677       753       837      1,325       969     1,121     1,249      1,140     1,082     1,203
 Stock-based
  compensation..........       --        --        --         --         92       132       167        231       633       859
                           -------   -------   -------    -------   -------   -------   -------    -------   -------   -------
 Total operating
  expenses..............     5,074     6,254     6,992      7,883     6,904     7,575     8,113      8,912     9,366    11,196
                           -------   -------   -------    -------   -------   -------   -------    -------   -------   -------
Loss from operations....    (2,497)   (3,893)   (3,384)    (3,078)   (2,144)   (2,202)   (2,625)      (977)   (1,517)   (2,121)
Other income (expense),
 net....................       (85)       52        15         66       105        95        34         10        98        42
Benefit from income
 taxes..................       389       578       507        454       --        --        --         --        --        --
                           -------   -------   -------    -------   -------   -------   -------    -------   -------   -------
Net loss from continuing
 operations.............    (2,193)   (3,263)   (2,862)    (2,558)   (2,039)   (2,107)   (2,591)      (967)   (1,419)   (2,079)
Net income from
 discontinued
 operations.............     1,250       453       563      6,418       --        --        --         --        --        --
                           -------   -------   -------    -------   -------   -------   -------    -------   -------   -------
Net income (loss).......   $  (943)  $(2,810)  $(2,299)   $ 3,860   $(2,039)  $(2,107)  $(2,591)   $  (967)  $(1,419)  $(2,079)
                           =======   =======   =======    =======   =======   =======   =======    =======   =======   =======
                                                           Three Months Ended
                          ----------------------------------------------------------------------------------------------------
                          Sept. 27,  Jan. 3,   Mar. 28,   June 27,  Oct. 3,   Jan. 2,   April 3,   July 3,   Oct. 2,   Jan. 1,
                            1997      1998       1998       1998     1998      1999       1999      1999      1999      2000
                          ---------  -------   --------   --------  -------   -------   --------   -------   -------   -------
                                                  (as a percentage of total revenues)
Revenues:
 Software license.......      61.8%     53.4%     61.7%      49.3%     55.2%     55.3%     46.4%      54.7%     53.7%     52.0%
 Service................      38.2      46.6      38.3       50.7      44.8      44.7      53.6       45.3      46.3      48.0
                           -------   -------   -------    -------   -------   -------   -------    -------   -------   -------
 Total revenues.........     100.0     100.0     100.0      100.0     100.0     100.0     100.0      100.0     100.0     100.0
                           -------   -------   -------    -------   -------   -------   -------    -------   -------   -------
Cost of revenues:
 Software license.......      10.8       4.8       6.5        3.1       9.5       7.8       6.7        8.3       7.3       5.5
 Service................      26.6      40.7      29.7       29.0      32.5      35.8      40.9       31.3      36.2      38.4
                           -------   -------   -------    -------   -------   -------   -------    -------   -------   -------
 Total cost of
  revenues..............      37.4      45.5      36.2       32.1      42.0      43.6      47.6       39.6      43.5      43.9
                           -------   -------   -------    -------   -------   -------   -------    -------   -------   -------
Gross profit............      62.6      54.5      63.8       67.9      58.0      56.4      52.4       60.4      56.5      56.1
                           -------   -------   -------    -------   -------   -------   -------    -------   -------   -------
Operating expenses:
 Selling and marketing..      75.1      86.1      71.9       63.4      52.3      51.4      51.1       46.2      44.4      46.4
 Research and
  development...........      31.8      40.8      36.9       29.3      18.9      14.9      12.9       11.2      10.7      10.1
 General and
  administrative........      16.4      17.4      14.8       18.7      11.8      11.8      11.9        8.7       7.8       7.4
 Stock-based
  compensation..........       --        --        --         --        1.1       1.4       1.6        1.8       4.6       5.4
                           -------   -------   -------    -------   -------   -------   -------    -------   -------   -------
 Total operating
  expenses..............     123.3     144.3     123.6      111.4      84.1      79.5      77.5       67.9      67.5      69.3
                           -------   -------   -------    -------   -------   -------   -------    -------   -------   -------
Loss from operations....     (60.7)    (89.8)    (59.8)     (43.5)    (26.1)    (23.1)    (25.1)      (7.5)    (11.0)    (13.2)
Other income (expense),
 net....................      (2.1)      1.2       0.2        0.9       1.2       1.0       0.3        0.1       0.8       0.3
Benefit from income
 taxes..................       9.5      13.4       8.9        6.4       --        --        --         --        --
                           -------   -------   -------    -------   -------   -------   -------    -------   -------   -------
Net loss from continuing
 operations.............     (53.3)    (75.2)    (50.7)     (36.2)    (24.9)    (22.1)    (24.8)      (7.4)    (10.2)    (12.9)
Net income from
 discontinued
 operations.............      30.4      10.4      10.0       90.8       --        --        --         --        --        --
                           -------   -------   -------    -------   -------   -------   -------    -------   -------   -------
Net income (loss).......     (22.9)%   (64.8)%   (40.7)%     54.6%    (24.9)%   (22.1)%   (24.8)%     (7.4)%   (10.2)%  (12.9)%
                           =======   =======   =======    =======   =======   =======   =======    =======   =======   =======

    Our quarterly operating results have varied in the past and may vary in the future depending on many factors including, among others, those listed under the caption "Risk Factors--Our Quarterly Revenues and Operating Results Are Likely to Fluctuate and if We Fail to Meet the Expectations of Securities Analysts or Investors, Our Stock Price Could Decline" beginning on page 9. We believe that, while the quarterly period-to-period comparisons furnish important information about our revenues and expenses, these comparisons are not necessarily meaningful and should not be relied upon as indicators of future performance.

Liquidity and Capital Resources

    We have primarily financed our operations through the sale of convertible preferred stock, borrowings under our line of credit, cash generated from our legacy design and manufacturing business, Adra Systems, and the cash proceeds from the sale of Adra Systems in fiscal 1998.

    As of January 1, 2000, we had cash and equivalents of $6.9 million, a decrease of $4.2 million from July 3, 1999, resulting primarily from a $3.1 million repayment of our line of credit and the net loss from operations. Our working capital was $5.3 million and $7.9 million as of January 1, 2000 and as of July 3, 1999, respectively. The decrease in working capital was primarily attributable to cash used to fund capital expenditures and the net loss incurred from the expansion of our operations.

    We have a $7.0 million line of credit that bears interest at the bank's prime rate plus 0.5% and expires December 28, 2000. Borrowings under our line of credit are limited to 80% of eligible accounts receivable from customers in the United States less amounts reserved for cash management services and foreign currency contracts. As of January 1, 2000, we had no borrowings outstanding under the line of credit and $4.0 million available. In addition, we have a $1.0 million working capital line of credit that bears interest at the bank's prime rate plus 0.5% and expires on December 28, 2000. Borrowings under the working capital line of credit are limited to 90% of eligible foreign accounts receivable billed and collected in the United States. These lines of credit are collateralized by all of our assets and have financial and other covenants. We were in compliance with these financial and other convenants as of January 1, 2000.

    Net cash provided by continuing operations for the six months ended January 1, 2000 was $0.5 million resulting from an increase in deferred revenues and accrued expenses, offset by our net loss from continuing operations and increases in accounts receivable and prepaid expenses and other current assets. Net cash used by continuing operations was $8.3 million in fiscal 1999 due to the net loss incurred from the expansion of our operations and the increase in our accounts receivable.

    Net cash used by discontinued operations was $0.3 million and $1.1 million for the six months ended January 1, 2000 and fiscal 1999, respectively, and reflects payments of the severance and legal and accounting fees incurred in connection with the sale of our legacy design and manufacturing business.

    Net cash used in investing activities was $1.4 million for the six months ended January 1, 2000 and reflects our investments in computer hardware and software, leasehold improvements and other office equipment to support our growth. Net cash provided by investing activities was $3.1 million in fiscal 1999 and included the $4.4 million payment of the promissory note from the sale of assets of Adra Systems, offset in part by capital expenditures. We expect that capital expenditures for the next 12 months will be approximately $2.0 million, primarily for the acquisition of data networking equipment and other computer hardware and software.

    Net cash used in financing activities was $2.9 million for the six months ended January 1, 2000 and included the repayment of our line of credit. Net cash provided by financing activities was

$9.2 million in fiscal 1999 and consisted of the sale of $6.0 million of redeemable convertible preferred stock and $3.1 million of net borrowings under our line of credit.

    We currently anticipate that the net proceeds from the offering and the concurrent private placement, together with our current cash and equivalents and available credit facilities, will be sufficient to fund our anticipated cash requirements for working capital and capital expenditures for at least the next 12 months. We may need to raise additional funds, however, in order to fund more rapid expansion of our business, develop new and enhance existing eMatrix products and services, or acquire complementary products, businesses or technologies. If additional funds are raised through the issuance of equity or convertible debt securities, the percentage ownership of our stockholders may be reduced, our stockholders may experience additional dilution, and such securities may have rights, preferences or privileges senior to those of our stockholders. Additional financing may not be available on terms favorable to us, or at all. If adequate funds are not available or are not available on acceptable terms, our ability to fund our expansion, take advantage of unanticipated opportunities or develop or enhance our services or products would be significantly limited.

Income Taxes

    As of July 3, 1999, we had net operating loss carryforwards of $21.1 million and research and development tax credit carryforwards of $0.7 million. The net operating loss and tax credit carryforwards will begin to expire at various dates beginning in fiscal 2000, if not utilized. The Tax Reform Act of 1986 imposes substantial restrictions on the utilization of net operating loss and tax credit carryforwards in the event of an ownership change of a corporation. Our ability to utilize net operating loss and tax credit carryforwards on an annual basis could be limited as a result of an ownership change as defined by Section 382 of the Internal Revenue Code. We have completed several financings and believe that we have incurred ownership changes, which we do not believe will have a material impact on our ability to utilize our net operating loss and tax credit carryforwards.

Year 2000 Readiness Disclosure Statement

    The "Year 2000 Issue" refers generally to the problems that some software may have in determining the correct century for the year. For example, software and computer systems with date-sensitive functions that are not Year 2000 compliant may not be able to distinguish whether "00" means 1900 or 2000, which may result in failures or the creation of erroneous results.

    We have defined "Year 2000 compliant" as the ability to:

  . correctly handle date information needed for date changes after December 31, 1999;

  . function according to the product documentation provided for this date change, without changes in operation, assuming correct configuration;

  . where appropriate, respond to two-digit date input in a way that resolves the ambiguity as to century in a disclosed, defined, and predetermined manner;

  . store and provide output of date information in ways that are unambiguous as to the century if the date elements in interfaces and data storage specify the century; and

  .  recognize the year 2000 as a leap year.

    The risks posed by Year 2000 issues could adversely affect our business in a number of significant ways. Although we believe that our internally developed systems and technology are Year 2000 compliant, the information and non-information technology systems we use nevertheless could be substantially impaired or cease to operate due to Year 2000 problems. Additionally, we rely on information technology supplied by third parties, and the distributors and systems integrators of our eMatrix line of products are heavily dependent on information technology systems and on their own and third-party vendor systems.

    To date we have experienced no material adverse effect on any of our products due to the transition to Year 2000. Nevertheless, we have a contingency plan in the event problems arise. We cannot assure you that we will not experience problems resulting from any of the foregoing which could have a material adverse impact on our business, operating results or financial condition, that the implementation of modifications to any embedded products will not be delayed or that we will not experience unexpected Year 2000 problems with our products.

    We have conducted a Year 2000 readiness review for all versions of our products after Version 6.0.3. This review included assessment, validation, testing and, where necessary, remediation, upgrading and replacement of product versions, as well as contingency planning. We continue to respond to customer questions about prior versions of our products on a case-by-case basis.

    Based on our review, we believe the versions of our products that we currently ship are Year 2000 compliant, when configured and used in accordance with the related documentation, so long as the underlying operating system of the host machine and any other software used with or in the host machine or with our products are also Year 2000 compliant. We are currently shipping Version 8.0 of our eMatrix software product. We do not believe that versions of our products prior to Version 6.0.4 are Year 2000 compliant, and we have notified our customers of this fact and encouraged users of these versions to upgrade to the latest version. We do not provide software patches or remedial software programs for versions of our products prior to Version 6.0.4. Our customers who have maintenance agreements with us each have the right to receive the latest version of our products without additional charge. Our customers who do not have maintenance agreements with us may purchase the latest version of our products from us.

    We have not separately tested software obtained from third parties that is incorporated into our eMatrix suite of products. We have tested this third-party software as incorporated in our products as part of our product review. While we believe that the third-party software incorporated in the current versions of our products is Year 2000 compliant, we have not been able to obtain assurances from all vendors.

    Errors or defects in our products could result in delay or loss of revenues, diversion of development resources, damage to our reputation, increased service and warranty costs, or liability to our customers, any of which could materially and negatively affect our business and operating results. Some commentators have predicted significant litigation regarding Year 2000 compliance issues.

    We have completed an assessment of our material internal information technology systems, including both our own software products and third-party software and hardware. We have also completed an assessment of our non-information technology systems. To the extent that we are not able to test the technology provided by third-party vendors, we are seeking assurances from these vendors that their systems are Year 2000 compliant. We are not currently aware of any material operational issues associated with preparing our internal information technology and non-information technology systems for the Year 2000. However, we may experience material unanticipated problems and costs caused by undetected errors or defects in the technology used in our internal information technology and non-information technology systems.

    If our customers are not Year 2000 compliant, they may experience material costs to remedy problems, or they may face litigation costs. Our costs related to the Year 2000 issue have been immaterial to date and we expect total future costs to remain below $0.5 million. We have funded our Year 2000 remediation plan from operating cash flows and have not separately accounted for these costs in the past.

Recent Accounting Pronouncements

    In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards for derivative instruments and hedging activities. SFAS No. 133, as amended by SFAS No. 137, will be effective for our financial reporting beginning in the first quarter of fiscal 2001. SFAS No. 133 will require us to recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The accounting for gains and losses from changes in the fair value of a particular derivative will depend on the intended use of the derivative. We do not expect the adoption of SFAS No. 133 to have a material impact on our results of operations or financial position.

Qualitative and Quantitative Disclosures About Market Risk

    We have international offices in Austria, Canada, England, France, Germany, Italy, Japan and The Netherlands. At January 1, 2000, approximately 15.9% of our total assets were located at our international subsidiaries and approximately 45.9% and 26.1% of our revenues and 25.4% and 20.2% of our expenses for the six months ended January 1, 2000 and for the year ended July 3, 1999, respectively, were from our international operations. These subsidiaries transact business in local currency or the Euro. Therefore, we are exposed to foreign currency exchange risks. We enter into foreign currency forward exchange contracts to reduce our exposure to foreign currency risk due to fluctuations in exchange rates underlying the value of accounts receivable and accounts payable denominated in foreign, primarily European and Asian, currencies held until such receivables are collected and payables are disbursed. A foreign currency forward exchange contract obligates us to exchange predetermined amounts of specified foreign currencies at specified exchange rates on specified dates or to make an equivalent U.S. dollar payment equal to the value of such exchange. These foreign currency forward exchange contracts, to qualify as hedges of existing assets or liabilities, are denominated in the same currency in which the underlying foreign currency receivables or payables are denominated and bear a contract value and maturity date which approximate the value and expected settlement date, respectively, of the underlying transactions. For contracts that are designated and effective as hedges unrealized gains and losses on open contracts at the end of each accounting period resulting from changes in the spot exchange rate are recognized in earnings in the same period as gains and losses on the underlying foreign denominated receivables or payables are recognized and generally offset. Contract amounts in excess of the carrying value of our foreign currency denominated accounts receivable or payable balances are marked to market, with changes in market value recorded in earnings as foreign exchange gains or losses.

    We do not enter into or hold derivatives for trading or speculative purposes and contract only with highly rated financial institutions. At January 1, 2000, we had four forward foreign exchange contracts denominated in Japanese yen. The outstanding forward contracts as of January 1, 2000 are presented in the table below. The table presents the notional amounts, at contract exchange rates, and the contractual foreign currency exchange rates. Notional exchange rates are quoted using market conventions where the currency is expressed in currency units per U.S. dollar.

Table of Forward Contracts:

     Functional    Notional Maturity   Notional
     currency       Amount    Date   exchange rate
     ----------    -------- -------- -------------
     Japanese yen  $628,328 03/31/00    104.97
     Japanese yen   122,100 04/28/00    104.55
     Japanese yen   911,985 07/31/00    103.66
     Japanese yen   177,283 08/31/00    103.21

    We plan to use foreign exchange forward contracts and other instruments in the future to reduce our exposure to exchange rate fluctuations, and we may not be able to do this successfully. Accordingly, we may experience economic loss and a negative impact on earnings and equity as a result of foreign currency exchange rate fluctuations. Also, as we continue to expand our operations outside of the United States, our exposure to fluctuations in currency exchange rates could increase.

    Our interest income is sensitive to changes in the general level of United States interest rates, and to a lesser extent, interest rates in Europe and Japan, particularly since the majority of our investments are in short-term instruments. We deposit our cash in highly rated financial institutions in North America, Europe and Japan and invest in diversified U.S. money market investments with remaining maturities of less than 90 days. Due to the short-term nature of our investments, we believe that we have minimal market risk.

Conversion to the Euro

    We have arranged for the necessary modifications of our internal information technology and other systems to accommodate Euro-denominated transactions. Our European subsidiaries currently process Euro-denominated transactions. In addition, our products support the Euro currency symbol. We are also assessing the business implications of the conversion to the Euro, including long-term competitive implications and the effect of market risk with respect to financial instruments. Based on the foregoing, we do not believe the Euro will have a significant effect on our business, financial position, cash flows or results of operations. We will continue to assess the impact of Euro conversion issues as the applicable accounting, tax, legal and regulatory guidance evolves.

                                    BUSINESS

    We are a provider of Internet business collaboration software. Our eMatrix suite of products serves as an Internet platform facilitating collaboration among different departments and geographic locations of global organizations. Our eMatrix software products also serve as a backbone for an enterprise to collaborate through the Internet with its customers, suppliers and other business partners. Enterprises use our eMatrix product line to integrate different business processes and facilitate the exchange of information, ideas and knowledge among parties collaborating on business activities, such as conceptual planning for new products, product design, design for manufacturability, plant resource utilization, new product introduction and customer service and support. This collaboration allows our customers to quickly and cost-effectively bring the right products and services to market.

    Our eMatrix line of software products is based on an Internet architecture utilizing open-standards and XML technology. This architecture allows our platform to be highly scalable and to integrate with existing information systems and software applications, thereby enabling our customers to continue to use and build upon their information technology infrastructure investments. Our eMatrix line of products contains dynamic access control and other security features, can be rapidly implemented and facilitates the use of other best-of-breed software applications. In addition, the dynamic business modeling capabilities of our eMatrix product suite provide our customers the flexibility to constantly adapt to a changing business environment by reconfiguring their systems with minimal programming.

    We offer a variety of services that complement our eMatrix product suite. Our professional services personnel provide rapid and cost-effective implementation of our software products and other consulting services. These personnel capture and model the specific business processes that reflect our customers' planning, design, manufacturing, sales and service practices. We also provide training, maintenance and customer support services to continuously enhance the value of our eMatrix products to our customers. In addition, we have an extensive global network of systems integrators who are experienced in providing implementation and integration services to our customers.

    Our installed base of customers represents a wide variety of industries, including aerospace/defense, automotive, communications, high technology, machinery and medical equipment. Over 300 companies located in over 40 countries worldwide use our eMatrix Internet business collaboration software, including Celestica, Honda, Honeywell, John Deere, Scania, Siemens and 3Com. We provide professional services and training, maintenance and customer support services to our customers directly through our offices in the United States, Austria, Canada, England, France, Germany, Italy, Japan and The Netherlands and indirectly through our partner network throughout Europe and Asia/Pacific.

Industry Background

    A global economy has emerged over the last several decades due in part to global deregulation and the reduction in international trade barriers. As a result, businesses are facing accelerating competition from domestic, foreign and multinational corporations. The rapid growth of the Internet as a global medium through which businesses can communicate, share information and conduct business internally and directly with their customers, suppliers and other business partners worldwide has further hastened this era of escalating global competition. To compete effectively, businesses are transforming the ways they plan, develop, manufacture, market, sell and support their product and service offerings.

    Companies must increasingly find ways for all of their employees, regardless of department or geographic location, to exchange information, ideas and knowledge. Organizations understand the need to efficiently use all of their resources to bring feature-rich products and services to market quickly and at competitive prices. This understanding has caused companies to adapt their operations to an environment requiring greater and tighter integration and collaboration among all departments, including engineering, manufacturing, sales and marketing and customer support. In addition, interaction and information exchange throughout an enterprise are more difficult following acquisitions because of the often incompatible business processes and information technology systems of the merged or acquired business. Many companies have invested large amounts of time and money automating their internal business processes through the purchase and implementation of enterprise resource planning or other enterprise software systems. However, these systems often are incapable of handling large amounts of different types of unstructured data, such as voice, drawings, graphics and images, or lack the flexibility to rapidly and cost-effectively adapt to changing business environments or customer requirements.

    Intense global competition is requiring businesses not only to collaborate and exchange information within their enterprises, but also to seek the additional benefits of real-time, online interactions with their customers, suppliers and other business partners. Many companies need to manage large and often complex supply chains as well as numerous, diverse relationships with customers and business partners all over the world. In addition, manufacturing companies are increasingly outsourcing their design and manufacturing to external parties. The Internet has provided the opportunity for multiple parties to connect to each other in real time through open standards. However, to take advantage of this opportunity, companies are increasingly seeking a common platform that integrates with existing information technology systems and enables collaboration and information exchange in an inexpensive, secure and scalable environment.

    Customers seeking to realize the benefits of real-time business collaboration require a software solution that addresses the following concerns:

      Constantly changing business environment. Driven by advances in technology, increasing customer expectations and mergers and acquisitions, companies need to anticipate and quickly respond to changing customer needs, market shifts and the evolving business environment. To respond quickly to these changes, a company needs an information technology platform that provides the flexibility to continuously re-evaluate and quickly change business processes and information based on real-time input from its employees, customers, suppliers and other business partners.

      Increasing business complexity. To effectively collaborate electronically, an organization's employees, customers, suppliers and other business partners need real-time access to large volumes of often unstructured data and information. These parties may speak different languages and be located in numerous geographic sites. Increasingly, companies require information technology platforms that are easy to use, that are in the user's local language, and that reduce the administrative and technical complexities inherent in global collaboration across businesses and international boundaries.

      Use of existing information technology infrastructure. Companies and their customers, suppliers and other business partners may have each invested many years and significant financial resources implementing information technology systems and software applications. These multiple systems and software applications may have incompatible business processes and use different storage technologies. However, to electronically communicate and exchange information rapidly and effectively, the disparate systems of these companies need to be integrated and work within existing network capabilities.

      Need for secure business collaboration technology. Companies require a common platform that allows the exchange of ideas, information and knowledge among businesses in a highly reliable and secure environment. Access to electronically shared ideas and information needs to be controlled both within an enterprise and among businesses to prevent the misappropriation and misuse of this shared information by competitors or other third parties and to protect the integrity of such information.

      Complexity and time of implementation. Due to accelerating global competition, many companies need information systems that enable them to increase the speed with which they bring new products and services to market. It is necessary for these systems to be rapidly and cost-effectively implemented and easily maintained.

The MatrixOne Solution

    Our eMatrix product line is designed to enable interactive collaboration over the Internet among geographically dispersed departments and divisions within an enterprise and among the enterprise's customers, suppliers and other business partners. Enterprises use our eMatrix products to integrate incompatible business processes and information sources and electronically exchange information, ideas, and knowledge among parties collaborating on business activities, such as conceptual planning for new products, product design, design for manufacturability, plant resource utilization, new product introduction, and customer service and support. This collaboration allows our customers to quickly and cost-effectively bring the right products and services to market. For the past two years, we were awarded the Crossroad's A-List Award for our business collaboration software from Open Systems Advisors, Inc.

    Our eMatrix suite of software products provides the following benefits to our customers:

      Allows rapid response to change. Our eMatrix product line is designed to provide customers the flexibility and agility to rapidly respond to changing business conditions or requirements. Our products enable our customers to dynamically model, continuously re-evaluate, change and optimize their business processes and content with minimal programming. In addition, we offer numerous pre-configured software applications which provide for broad functionality and simplify everyday business activities.

      Manages business complexities. Our eMatrix products simplify many of the complexities inherent in global organizations and business relationships. Our customers have numerous options to distribute and replicate large amounts of unstructured data so that people in different geographic locations have access to the same knowledge and information, which is necessary to interact in real time. Also, using our eMatrix products, our customers can define business processes in multiple languages or dialects, thereby enabling collaboration around the world, while minimizing the problems of translation, misinterpretation or misunderstanding. In addition, our customers can share these processes with their customers, suppliers and other business partners across international boundaries in a secure environment. Our eMatrix products are also user-friendly, which we believe will quickly facilitate their widespread acceptance.

      Leverages information technology investments. Our platform is designed to both integrate existing information systems and software applications and work within the capacity of existing networks. We offer off-the-shelf integrations to a wide variety of software products, ranging from desktop tools to back-office systems. We also provide our customers and partners the tools and interface technologies needed to build additional connections. The ability of our eMatrix products to integrate existing information systems and software applications enables our customers to preserve and build upon their corporate knowledge and information technology investments, while still deploying best-of-breed applications and point solutions. This also facilitates the integration of an acquired company's operations following a merger or acquisition.

      Provides technology enabling business-to-business collaboration. Our eMatrix line of software products provides a platform for an enterprise to collaborate in real time over the Internet with its customers, suppliers and other business partners. Our products facilitate the ability of businesses to develop, manage and enhance products and offer services throughout their life cycles. Our open-standards Internet architecture that includes XML technology enables our customers to exchange large volumes of different types of data, information, ideas and knowledge with their employees, customers, suppliers and other business partners regardless of differing information technology infrastructures, systems or software. Our eMatrix product suite provides dynamic access control to allow our customers to continuously delegate and manage varying levels of access to information, processes and content. In addition, the high-integrity encryption security features of our eMatrix products are designed to protect the confidentiality and integrity of the data, information and ideas being exchanged.

      Provides for rapid implementation. Our eMatrix products are designed to be rapidly implemented, thereby enabling our customers to realize the benefits of our products in a short period of time. Although implementation times vary with the scope of applications, the number of users and the geographic locations involved, our customers are able to implement specific applications in as little as two weeks. Our customers can choose to implement our eMatrix line of products by themselves or through our professional services personnel or systems integrators. In addition, we provide for the transfer of the skills and knowledge necessary to allow customers to assume responsibility for ongoing support and extensions of their implementations of our software.

Strategy

    Our objective is to be the leading provider of Internet business collaboration software. Key elements of our strategy include:

      Extend our technology leadership. To extend our technology leadership, we have assembled a team of leading developers and engineers with expertise in Internet communication protocols, messaging technologies, integration capabilities and enterprise software and intend to accelerate our investment in research and development. In addition to our internal development efforts, we may also acquire companies or technologies that could enhance our technology leadership. We further plan to extend our technology leadership by accessing and using the application expertise, domain experience and resources of our business partners. By continuing to be a technology leader, we intend to further broaden the acceptance of our eMatrix product suite.

      Expand business-to-business collaboration. We plan to continue to enhance the scope of the features and functionality of our eMatrix product line and develop additional applications which are designed to facilitate and extend business-to-business collaboration over the Internet. Since our eMatrix products are implemented throughout our customers' organizations, the customers, suppliers and other business partners of our customers are exposed to the many benefits of our software products. We believe this exposure will enable us to access and license our eMatrix product suite to these new potential customers more easily and quickly. Through enhanced sales and marketing efforts, we are seeking to increase the number of users of our eMatrix products both within our existing customer base as well as with new customers.

      Develop business process and industry-focused software. We intend to continue to jointly develop with our customers and business partners additional software applications that are used with our eMatrix products to capture and automate business processes used across enterprises and in specific industries. By accessing and using the business process and industry expertise of both systems integrators and our customers, we plan to rapidly build these focused solutions without significantly increasing our internal development costs. We believe that the availability of these business applications will allow us to quickly expand our customer base to new industries.

      Broaden our business alliances. To extend our geographic reach and address new industry market segments, we intend to expand and leverage our strong relationships with leading systems integrators and other business partners. We plan to continue to use our systems integrators to provide additional marketing and distribution channels for our eMatrix line of products. We intend to establish and expand relationships with distributors to further broaden the distribution channel for our products and with enterprise, Internet and application software companies to provide complementary functionality to our eMatrix product line.

      Leverage our customer base. We are actively seeking to enhance our strong and referenceable global customer base of market leaders by expanding our selling and marketing organization. We intend to increase our customers' loyalty and satisfaction by working with them to anticipate their product and technology needs. We also intend to leverage our existing customer base to sell additional products and services to our customers and use our strong customer relationships to further penetrate our customers' industries.

      Expand our global presence. We intend to continue to expand our global presence to both enhance our competitive position worldwide and increase our ability to better serve and support our customers. In particular, we intend to expand our direct and indirect selling and marketing and services presence both in countries where we currently do business and in additional locations.

Products

    Our eMatrix product line consists of a Web server, which we call eMatrix Advantage, and a suite of applications and integration products for business collaboration. Our customers typically acquire one or more server licenses depending on the number of users and their geographic locations. Our customers separately purchase applications and integration products that simplify everyday business activities and connect their existing applications to the eMatrix server. We charge our customers on a concurrent user basis for our Web server, on a per server basis for applications, and on a per server or per user basis for integration products.

[eMatrix product line]
[The graphic depicts through the use of ovals the three elements of the eMatrix product line and their relationship to each other. The center oval, labeled "eMatrix Enterprise Platform" is surrounded by three other ovals, each depicting an element of the eMatrix product line, and labeled "Advantage Web Server", "Applications" and "Integration", respectively. Above the oval labeled "Integration" are five other smaller ovals depicting specific applications integrated by the eMatrix Integration products. Below the oval labeled "Applications" are four other ovals depicting users of eMatrix Applications.]

eMatrix Advantage

    Our Web server, eMatrix Advantage, enables customers to define, store, secure, change, find and replicate content and processes. eMatrix Advantage combines three elements: a Web front-end, a business modeler and a global administrator.

    The Web front-end enables users to view and use an organization's content and processes with a minimal amount of training using Microsoft Internet Explorer, Netscape Communicator or other commercially available Web browsers. The business modeler allows business managers to create models of their business processes using a point-and-click visual interface. These models provide a representation of the customer's business information and associated business rules. The business modeler is dynamic, which permits real-time changes to the model without impacting day-to-day user activities or incurring costly system interruptions. The global administrator, which speeds implementation and minimizes maintenance time, provides for the administration of global storage and database resources. It provides a point-and-click visual interface for managing database and file servers and their replication when necessary.

eMatrix Applications

    We provide a broad set of applications that automate common business activities. They are focused on collaborative interactions with customers, suppliers and employees of the enterprise. The applications plug directly into eMatrix Advantage and can be easily tailored, thereby allowing our customers to accelerate implementation times and minimize development costs.

    The following table contains a list of the customer-facing, enterprise-wide and supplier-facing applications that we offer:


     Customer-Facing              Enterprise-Wide              Supplier-Facing
       Applications                Applications                  Applications
---------------------------------------------------------------------------------
  Product Configurator       Requirements Planning           Component Management
  Order Management           Digital Mock-up                 Change Management
  Maintenance and Repair     Configuration Management        Bid Packaging
  Technical Support          Product Option Management       Technical Documents
                             Cost Management                 New Product Testing
                             Software Development
                             Process Planning

    Our eMatrix Application Development Kit provides the tools and documentation for our customers and systems integrators to create their own collaborative Internet applications. For an annual per server fee, we also offer an eMatrix Application Library which is a collection of widely used eMatrix application components developed by our services organization. This library currently contains over 50 application components, and we continuously add new components. We distribute this library quarterly to provide eMatrix customers and systems integrators the benefit of our latest implemented solutions.

eMatrix Integration Products

    Our eMatrix integration products facilitate the exchange of information between our eMatrix products and other software applications and allow our customers to use their existing information technology infrastructures to access, control and reuse information stored in enterprise applications. In order to accelerate the market acceptance of our platform, we jointly developed with third parties that had particular application or domain expertise the majority of our integration products. Following the development of these integration products, our partners generally assume responsibility for their maintenance and support in exchange for a royalty.

    MatrixOne and our business partners have developed and market standard interfaces to commonly used software applications, including:

    Enterprise Application Type                Software Application
------------------------------------------------------------------------------
  Enterprise resource planning     Baan--BaanERP
                                   J.D. Edwards--World and OneWorld
                                   Oracle--Oracle Manufacturing
                                   SAP--R/3
------------------------------------------------------------------------------
  Electronic computer-aided design Viewlogic--DX DataBook and DXDataManager
------------------------------------------------------------------------------
  Mechanical computer-aided design AutoDesk--AutoCAD and Mechanical Designer
                                   CoCreate--Solid Designer, ME10 and ME30
                                   Dassault--Catia
                                   SolidWorks--SolidWorks
                                   Structural Dynamics Research--Master Series
                                   Unigraphics--SolidEdge and Unigraphics
------------------------------------------------------------------------------
  Viewing and visualization        Cimmetry Systems--Autovue
                                   CTS-GRAL/Allegra--ForReview
                                   Engineering Animation--VisView
                                   Information Graphics--Myrad
                                   Spatial--Intravision
                                   Spicer--Imagenation
------------------------------------------------------------------------------
  Data management                  Parametric Technology--Pro/Intralink
                                   Sherpa--PIMs
                                   Structural Dynamics Research--Metaphase
------------------------------------------------------------------------------
  Project management               Oracle--Oracle Projects
------------------------------------------------------------------------------
  Manufacturing resource planning  MAPICS--MAPICS

    In addition to our integration products, we provide tools for our customers and business partners to create their own integrations to access information contained in their proprietary or commercial off-the-shelf software applications. For example, the eMatrix Adaplet Development Kit provides the tools and documentation for the creation of object adaptors used for enterprise application integration. Our integration products allow our customers to extend the value of their existing information technology infrastructures and applications and are designed to easily link with future applications.

Product Technology and Architecture

    Our eMatrix product suite is based on an Internet architecture utilizing open standards and XML technology and is enhanced by our patent-pending technology for information integration and accelerated content delivery. The result is a scalable, flexible system that virtually eliminates the need for complex custom software through lengthy in-house development, thereby resulting in a low cost of ownership. The software consists of an Internet platform, tailorable business process applications, reusable business process components, integrations to third-party software and development tools.

    At the center of our architecture is the eMatrix Web Server, which runs on Microsoft NT or UNIX operating systems. The server is the intermediary between the eMatrix Web user interface and the database and provides the necessary security, access control and application services to enable collaboration among multiple businesses. The server is compliant with both hyper-text transport protocol, also known as HTTP, and CORBA, providing the business model and XML representations to both HTML and Java applications. We use licensed encryption technology to maintain data and file security while information is transported over the Internet.

[The graphic depicts the three tiers of the eMatrix Internet architecture. The first tier is labeled "Web Browser" and depicts protocols compliant with the Web Browser. The second tier is labeled "eMatrix Web Server" and depicts four components of the Web server: dynamic modeling, application services, caching technology and integration technologies. The third tier depicts storage layers. Each tier is accompanied by a brief description, which appears to the right of the respective tier in the graphic.]

    The Web user interfaces are Java- and HTML-based applications that can run on Microsoft Internet Explorer, Netscape Communicator and other commercially available Web browsers. There are also Windows and UNIX versions of our products for users who prefer to run the applications on their desktop computers, rather than a Web browser interface. We support numerous operating systems, including Windows 95, Windows 98, Windows NT, Digital UNIX, Hewlett Packard HP-UX, IBM AIX, SGI Irix and Sun Solaris. We follow the Microsoft standards for Windows 95 and 98 and the Internet standards for Java running with Microsoft Internet Explorer and Netscape Communicator.

    The storage layer includes support for multiple Oracle database servers and multiple file servers using standard file transfer protocols. We also provide an enterprise application integration server that can exchange data with virtually any Web, legacy or incumbent application.

    Our eMatrix product line offers the ability to automatically replicate a customer's database in order to provide continuous access and enhanced performance. Replication is the process of locating the same part of a database on different servers, each of which may be located anywhere in the world. We offer three types of replication:

  . synchronous replication where updates are made simultaneously to each copy of data;

  . scheduled asynchronous replication where copies of the data on different servers are updated separately at scheduled intervals; and

  . on-demand asynchronous replication where copies of the data are sent at the time data is needed.

    We provide simultaneous support for multiple languages within the business model, which means that users of our eMatrix products can work in different languages at the same time. We typically distribute our products in a single global release. Our products support Chinese, English, French, German, Italian, Japanese, Korean, Spanish and Swedish, and we intend to provide localization for additional languages as required.

    We have entered into various platform alliances to ensure our products are based on open industry standards and to enable us to take advantage of current and emerging technologies. We are marketing partners with Oracle and Compaq, Hewlett-Packard, IBM Silicon Graphics and Sun Microsystems. To promote the development, definition, adoption, implementation and growth of open standards, we work with several industry standards organizations, such as the World Wide Web Consortium, also known as W3C, Object Management Group, also known as OMG, and the National Institute of Standards and Technology, also known as NIST, and a variety of industry-specific standards organizations.

Services

    We offer professional services, training, maintenance and customer support directly through our own services organization and indirectly through our third-party network. Our services organization is committed to ensuring that our customers successfully utilize our eMatrix products. We believe we have a high customer satisfaction level as a result of a combination of our unique software implementation methodology, our large, global partner network, and our professional services, training, maintenance and customer support programs. These programs are available globally and are designed to enable the rapid implementation of our eMatrix line of products so our customers receive the benefits from their investment quickly. Our services are also designed to make our software easy to use and maintain, thus lowering ongoing costs to our customers. In the last 12 months, we increased our services organization from 67 to 103 employees, and we provide our various services in over 30 locations worldwide.

Professional Services

    Customers may choose to implement our eMatrix suite of products with support from our professional services personnel or systems integrators or by themselves. Although implementation times vary with the scope of applications, the number of users and the number of geographic locations involved, specific applications can be implemented in as little as two weeks.

    We offer implementation of our eMatrix products through our services organization on either a time and materials or a fixed-price basis. Fixed-price implementations are done using the MatrixOne Customer Success Methodology, referred to as MatrixOne CSM, a comprehensive, systematic process based on a team approach which incorporates strong project management and rapid development processes. A MatrixOne CSM implementation, whether done by us or a systems integrator, provides a customer with a set completion date for pre-defined functionality. We provide for the transfer of the skills and knowledge necessary to allow our customers to assume responsibility for ongoing support and extensions of their implementations of our software products.

    We also offer a wide range of other professional services, including the development of customized user interfaces for our customers, and their suppliers, customers and other business partners. Our services organization consists of experienced professionals, many of whom have come from our customers' industries, which helps us to provide strong domain experience. We also have personnel with strong backgrounds and skills in business process re-engineering, data conversion, application integration, system architecture and project management.

Training

    We offer product training and education services to our customers and partners at three different training centers in North America, at our offices throughout Europe and at our customers' sites around the globe. These services include business modeling, system administration, eMatrix customization, end-user training and customized computer-based training.

Maintenance and Customer Support

    We offer maintenance and support services to our customers, partners and systems integrators over the Internet or by telephone. Customers who purchase maintenance agreements can access technical support seven days a week, 24 hours a day, around the world. Our toll-free telephone support is provided in multiple languages and is staffed by senior technical support personnel. Customers receiving support over the Internet have access to a full range of customer support services, including online problem solving, technical tips, answers to frequently asked questions, and information about recently released and upcoming versions of our software. We provide our customers with personalized Web pages where they can access specific status reports, exchange information, register online for training and access an advanced knowledge base. Customers can also download new versions of our software over the Internet.

Customers and Case Studies

Customers

    We target large- to medium-size companies throughout the world in growth industries. As of January 1, 2000, we had over 300 customers located in over 40 countries using our eMatrix line of business collaboration software products. Our installed base of customers represents numerous industries, including aerospace/defense, automotive, communications, consumer products, high technology, machinery and medical equipment. The following table shows a representative list of current customers in our targeted markets that have licensed over $250,000 of our Internet business collaboration software within the past 18 months:

         Aerospace/Defense              Automotive
            ----------------------------------------------------
         Boeing                         Autoliv
         CAE Electronics                Eaton
         Fokker Aerostructures          Honda
         Honeywell                      Honeywell
         Litton Industries, Guidance &
          Control System Division       IVECO
         Sandia National Laboratories   Goodyear Tire & Rubber
         Technicatome                   Scania
                                        Siemens
                                        Western Star Trucks

            ----------------------------------------------------
         Communications                 High Technology
            ----------------------------------------------------
         Alcatel                        Celestica
         Pace Microtechnology           E-Tek Dynamics
         Nokia                          Honeywell
            ---------------------------------------------
         Consumer Products              3Com
            ---------------------------------------------
         Procter & Gamble

         3M

            ----------------------------------------------------
         Machinery                      Medical Equipment
            ----------------------------------------------------
         Honeywell                      Medtronic Physio-Control
         John Deere                     Smith & Nephew
         Krauss Maffei                  Sunrise Medical
         Raymond Corporation

    Each of Honda and Framatome Connectors France accounted for in excess of 10% of our revenues for the six months ended January 1, 2000. No one customer accounted for more than 10% of our revenues for fiscal 1999.

    In February 2000, we entered into software license and maintenance agreements and a professional services agreement with General Electric Corporation for the implementation of our eMatrix solution across multiple divisions of GE. The software license fees totaling approximately $13.0 million are expected to be recognized over the next 12 months. In connection with these agreements, GE Capital Equity Investments, Inc. agreed to purchase 450,000 shares of our common stock at the initial public offering price less underwriters' discounts and commissions in a private placement to close contemporaneously with the offering. In February 2000, we also issued to GE Capital a warrant to purchase an additional 200,000 shares of common stock at an exercise price of 125% of the initial public offering price. We currently anticipate recording a charge to revenue of approximately $1.5 million following the offering in connection with the issuance of the warrant.

Case Studies

    We believe companies have chosen our eMatrix line of products because of its scalable and flexible Internet architecture and low cost of ownership and because it can be rapidly implemented. Many of our customers use our eMatrix products as a platform to facilitate collaboration within their enterprise, integrate disparate business processes and enterprise applications and implement best practices, with a goal of optimizing their efficiency and global resource utilization. Customers also use our eMatrix products to provide fast access to complex information over the Internet for collaboration with their customers, suppliers and other business partners.

 Autoliv

    Autoliv is the leading supplier of vehicle occupant restraint systems worldwide, supplying airbags, seat belts, seat subsystems and other safety components to every major car manufacturer in the world. Headquartered in Stockholm, Autoliv has over 20,000 employees in 60 facilities located in 28 countries.

    Following a merger in 1997, Autoliv needed assistance globalizing and integrating its combined engineering and manufacturing operations. Driven by the need to rapidly introduce new products to the market, it was necessary for Autoliv to eliminate redundant efforts, maximize its global resources, provide easy access to documentation, streamline workflow between global teams, improve the communication of changes to manufacturing and its suppliers, and promote product and process re-use.

    With the eMatrix products, Autoliv has successfully implemented a collaborative environment across its global facilities, including its development centers, factories and suppliers. Using the replication and distribution technology of the eMatrix products, design work is reviewed around the globe for continuous evaluation and enhancement with all relevant information available in the local language. Designers have worldwide, real-time access to product designs approved anywhere within the Autoliv group's various companies around the globe, test engineers track the progress of testing, factories collaborate with engineering on design changes for manufacturability, capacity and cost impact, and suppliers review designs online and suggest changes before the products are complete.

    Autoliv initially made the system available to several hundred users in two locations in the United States. Autoliv worked with our professional services organization for the initial implementation of our eMatrix products, and thereafter assumed responsibility for the global implementation of its eMatrix solution. Within five months, Autoliv rolled out the system to four other countries, and has over 2,000 eMatrix users and over 250 suppliers on the system. Autoliv is now prepared to extend the reach of collaboration to other business processes, partners and customers.

 Celestica

    With over 18,000 employees worldwide, Celestica operates 28 manufacturing and design facilities in the United States, Canada, Mexico, the United Kingdom, Ireland, the Czech Republic, Thailand, Hong Kong, China, Malaysia and Brazil. Celestica provides a broad range of services, including design, prototyping, assembly, testing, product assurance, supply chain management, worldwide distribution and after-sales service. Its customers include industry-leading original equipment manufacturers, primarily in the computer and communications sectors.

    Based on numerous and closely-timed acquisitions around the globe, Celestica needed an information technology system that enabled it to provide a single unified face to its customers worldwide, seamless product transfer across its global production facilities, and differentiated high-value services. It was also necessary for Celestica to adapt and integrate its business processes as it rapidly expanded the scope of its global multi-site operations. Celestica also realized it needed to be able to seamlessly transfer product information and process knowledge among its global facilities to maximize plant utilization.

    Celestica uses our eMatrix products to capture and manage customer designs and product information online. Celestica is able to check this information for integrity and manufacturability and can quickly communicate suggested changes and corrections to customers. This has resulted in a reduction in bill of material set-up times and an improvement in first-pass bill of material accuracy. Our eMatrix products have also enabled Celestica to develop a service offering that evaluates the component content of a customer's design and, based on Celestica's purchasing power, suggests alternative components that can contribute to cost savings for the customer.

    Celestica easily integrated our eMatrix products with existing business systems, including multiple manufacturing resource planning systems as well as its supplier and component management system. Celestica can now send product and process information to the facilities best equipped to handle them, thereby increasing Celestica's overall plant utilization. This software solution is readily available to newly-acquired Celestica operations.

    Celestica already has over 1,500 eMatrix users on the system at seven locations in three countries. Celestica is extending access to its standard component and supplier information over the Internet to its customers for collaborative design. Customers subscribing to this service receive additional cost benefits and reduced risk from volume changes, which gives Celestica a new competitive advantage.

John Deere Agricultural Division

    The agricultural division of John Deere & Company, its largest division, is a global market leader in agricultural equipment with approximately 10,000 employees in 17 business units around the world. The company is known for innovation in its products and processes and for the quality of its workplace.

    John Deere's strategy is to design and manufacture products in the countries where the products are to be sold to improve the time-to-market for new products and to deliver products customized for local markets, thereby increasing overall customer satisfaction. To implement this strategy, John Deere required a system that enabled its employees located in multiple sites to exchange in real time product information, specifications and ideas regarding the design of complex products and the global implementation of common development practices that supported its initiatives for quality and process excellence improvements. In addition, John Deere needed to efficiently use all its manufacturing resources around the world.

    John Deere implemented our eMatrix products as its backbone for all phases of its product lifecycle, including management of customer requirements and specifications, product design applications, configuration management, product costing, overall program management and manufacturing process planning. Additionally by utilizing common processes across the globe, John Deere improved the quality of information being exchanged throughout its organization, while also eliminating redundant legacy and spread-sheet applications. In addition, new applications are implemented globally throughout their organization through the eMatrix platform.

    In the past 18 months, John Deere expanded the availability of our eMatrix solution from a few hundred to over 3,000 people located in more than ten sites around the world. John Deere is rapidly adding new applications, users and suppliers. John Deere is now focused on bringing more of the applications it has already implemented to its supply chain as well as adding new applications, such as part cataloging to their dealer network.

Scania

    Scania is one of the world's leading manufacturers of heavy trucks and buses. Founded in 1891, Scania has built and delivered over 900,000 units. Scania, headquartered in Sweden, is a global company with over 23,500 employees and operations in more than 100 countries. They have a strong presence in the world markets, with over 97% of its trucks and buses sold outside of Sweden.

    Scania needed to upgrade its existing systems to enable a smooth transition into the new millennium while adding new functionality to better support user requirements.

    Scania rapidly implemented its first eMatrix applications which are now being used by over 1,500 users in multiple locations.

    Through the implementation of our eMatrix products, Scania is now able to manage the approval and release of engineering design information, making it available over its Intranet to the entire company, its employees and contract engineers. Users that access the system can easily find the information and computer-aided design models that they need and then can automatically translate this information to the format that is compatible with their own systems. Its manufacturing facilities can get accurate and timely information over the Internet.

    Through the implementation of our eMatrix products, Scania has established a modern object oriented Internet architecture that provides it with the flexibility it needs. In addition, Scania can easily upgrade to future releases of the eMatrix software, thus preserving its investment.

Research and Development

    We pursue research and development through our internal engineering organization, third-party alliances and collaborative development efforts with our customers. Our internal research and development organization is divided into two product line groups, platform and application engineering, with common support groups. The focus of these two product line groups is to broaden the global appeal of our eMatrix products by improving our products' performance and scalability, expanding the use of XML technology for data representation and collaboration, adding application services, increasing our distribution and replication alternatives and extending our strong Internet security capabilities. The platform engineering group is responsible for the development of Internet infrastructure products, such as our servers, dynamic business modeling engine, database caching and application integration. This group researches and develops advanced architectures and technologies and closely follows industry developments and standards related to e-Business, the Internet, operating systems and software technologies. The application engineering group is responsible for the development of Internet applications for our customers. This group works closely with our sales, services and product management organizations and uses the application expertise, domain experience and resources of our customers and partners to develop and sell applications. Quality engineering, release engineering and documentation groups support both of our product line groups and a contract offshore engineering group in India provides additional engineering resources.

    We maximize our research and development efforts by working closely with our customers and business partners to develop software applications and integration products. We jointly develop software applications with our customers, and typically retain the right to generalize the application for use with other customers. A critical focus of our research and development alliances is to increase the number and scope of customer-facing, supplier-facing and industry-specific applications. We have also established relationships with third parties to develop the majority of our integration products pursuant to which we typically pay the third party a royalty in connection with the license of the integration products by our customers. These relationships have allowed us to increase the number of integration products we offer to customers from 12 to 28 in the past 18 months. We market, sell and support our application and integration products through our direct sales organizations, alliance partners and distributors around the globe. We are also working with our customers, systems integrators and complementary technology vendors to extend our integration products to supply chain management, customer relationship management, component supplier management and additional product data management applications.

    Our research and development expenses were $4.3 million for fiscal 1997, $7.2 million for fiscal 1998, $5.8 million for fiscal 1999 and $3.1 million for the six months ended January 1, 2000. Research and development expenses decreased from fiscal 1998 to fiscal 1999 due to our replacement of outside domestic contractors with our internal engineering organization, the increased use of partners to more efficiently develop applications and integration products and the replacement of some third-party contractors with a contract research and development group in India. We expect to significantly increase our internal research and development efforts as well as our third-party research and development based alliances.

Selling and Marketing

    We market and sell our eMatrix line of products through our direct sales organization, distributors and other business alliances. As of January 1, 2000, our direct sales organization consisted of 102 sales and marketing employees in over 30 locations around the world. We have 21 sales offices in greater metropolitan areas of North America, eight in Europe and one in Asia/Pacific. Our European, Middle East and Africa, or EMEA, sales organization is headquartered in Amsterdam with other offices in Cologne, Hamburg, London, Milan, Munich, Paris, and Salzburg. Our Japanese headquarters is located in Tokyo. We plan to significantly expand our direct sales organization and to establish additional domestic and international sales offices.

    Our sales process requires that we work closely with targeted customers to identify short-term technical needs and long-term goals. Our sales team, which includes both sales and technical professionals, works with the customer to develop a proposal to address these needs. Our sales process often commences with a rapid proof of concept or customer demonstration. Our sales cycle for our eMatrix products ranges from one to nine months based on the customer's need to rapidly implement a solution and whether the customer is new or is extending its existing implementation.

    Most sales of our eMatrix line of products in North America are made by our direct sales organization. In EMEA and Asia/Pacific we market, sell and service our products through our direct sales force and our network of approximately 20 international distributors. For example, Gedas, a subsidiary of Volkswagen, is one of our distribution, development and systems integration partners with sales offices in England, France, Germany, Mexico and Brazil. In EMEA our distributors cover additional countries such as Sweden, Finland, Norway and Spain. In Japan our direct sales organization works with three primary distributors: Marubeni, Nippon Steel and Zuken. In addition, outside of Japan, in Asia/Pacific we work closely with distributors in Australia, China, Korea and Taiwan.

    Our marketing personnel assist in generating new sales opportunities by creating various marketing programs, updating our web site and hosting or sponsoring various events. We conduct joint seminars with key partners and participate in a number of partner-sponsored trade shows and industry events. We also provide speakers from our company and our customers to represent us in a number of industry forums. We communicate regularly with our installed base via newsletter and host a yearly customer conference. Our public relations plan is designed to convey our messages to appropriate audiences and we reinforce this through our ongoing communications with a number of key industry analysts and press representatives.

Alliances

    The principal goals of our alliances are to accelerate the global market acceptance of our eMatrix suite of products, extend our global resources and help our customers realize the benefits of our products quickly. Our alliance partners are primarily systems integrators and complementary technology vendors. Our alliances have resulted in opportunities to license our eMatrix line of products to new industries, locations and customers. We seek to provide our customers a total software and services solution which results in benefits to our customers, us and our business partners.

Systems Integrators

    We have established strategic relationships with a number of leading systems integrators including Cap Gemini, Ernst & Young LLP, Gedas, KPMG and Nippon Steel. On a global basis, we have alliances with over 20 systems integrators. These systems integrators combine our eMatrix products with their existing solutions in their e-Business, e-Commerce, new product development and enterprise resource planning practices. They also provide us with new opportunities to license our eMatrix line of products to their installed customer base and have developed the eMatrix domain expertise to quickly implement our products and service our customers.

Complementary Technology Vendors

    We intend to continue to broaden the functionality of our eMatrix line of products by integrating with best-of-breed software applications and point solutions for e-Business, collaboration, viewing, product content, manufacturing, project scheduling, project costing, component reuse, enterprise resource planning and other technologies. We intend to continue to establish additional relationships with enterprise software companies to use our eMatrix product suite to further enhance their software solution. We are a partner of Oracle Corporation and our eMatrix products are integrated with Oracle Manufacturing and Oracle Projects. In November 1999, Oracle Corporation and CMP Media recognized us as one of the Top 50 E-Business Solution Developers On Oracle. In addition, J.D. Edwards chose us as an Alliance Partner and integrated our eMatrix products with its OneWorld and World solutions to provide its customers with additional functionality. We also work closely with Oracle, IONA Technologies, RSA Security and others to incorporate their core technology into our eMatrix software product line.

Intellectual Property and Other Proprietary Rights

    Our success and ability to compete are dependent upon our ability to develop and maintain our intellectual property and proprietary technology and to operate without infringing on the proprietary rights of others. Our continued success will also depend in part upon our ability to share our proprietary rights with our partners. Generally, when we develop applications or software in conjunction with our customers or third parties, we retain non-exclusive rights to the code that is created. Currently, we rely on a combination of copyright, trademark and trade secret laws, as well as non-disclosure agreements with our employees, customers, partners, consultants and systems integrators to protect our proprietary rights. In the future, we intend to rely primarily on a combination of copyright, trademark, patent and trade secret laws, as well as non-disclosure agreements with our employees, customers, partners, consultants and systems integrators to protect our proprietary rights. We license our software pursuant to non-exclusive license agreements which impose restrictions on customers' ability to utilize the software. In addition, we seek to avoid disclosure of our trade secrets by executing confidentiality agreements with anyone having access to our proprietary information and restricting access to our source code. We also seek to protect our software, documentation and other written materials under trade secret and copyright laws.

    We have one patent application and two provisional patent applications pending in the United States and have filed one corresponding patent application internationally. It is possible that no United States or foreign patents will issue from these applications. We also pursue registration of some of our trademarks in the United States and have various trademark applications pending. Registered trademarks may not issue from these applications or may be contested.

    Despite our efforts to protect our intellectual property and proprietary rights, existing laws afford only limited protection. We operate throughout the world and the protection available for our intellectual property may not be available to the same extent protection is available in the United States or at all. Others may be able to develop technologies that are superior or similar to our technology. Attempts may be made to reverse engineer our products or to obtain and use information that we regard as proprietary. Our customers, partners, suppliers, and former employees may disclose our proprietary information to parties that may use that information to compete against us. Accordingly, we may not be able to protect our proprietary rights against unauthorized third-party copying or use. Furthermore, policing the unauthorized use of our intellectual property is difficult. Expensive litigation may be necessary in the future to enforce our intellectual property rights.

    We utilize technology provided from third parties that is integrated into our products. These technologies may infringe another party's proprietary rights. We attempt to obtain product infringement indemnification protection in contracts when we integrate third-party products and technology into our products. It is also possible that third parties will claim that we have infringed their proprietary rights. We expect that software providers will increasingly be subject to infringement claims as the number of products in different industry segments increase and overlap. Any resulting claim or litigation, even if successfully defended, could result in substantial costs and diversion of resources and management time and could have a material negative effect on our operating results.

Competition

    The market for software that enables Internet business collaboration is new, intensely competitive, highly fragmented and changing rapidly. We compete against different companies depending on the geographic region and the size of the potential customer. We currently compete against:

  .  in-house development efforts by potential customers;

  . emerging companies focused on enterprise application integration and e-Business;

  .  vendors that focus on local markets, such as NEC in Japan; and

  . vendors of engineering information management software such as Agile Software, Dassault Systems and Parametric Technology.

    We expect that competition will increase as a result of increased usage of the Internet and software industry consolidation. Providers of enterprise class software such as SAP and Oracle may seek to extend the functionality of their products. Moreover, a number of enterprise software companies have announced acquisitions of providers of point solutions to expand their product lines. Our competitors may also bundle their products in a manner that may discourage users from purchasing our eMatrix suite of products. Current and potential competitors may establish cooperative relationships among themselves or with third parties or adopt aggressive pricing policies to gain market share. Consolidation in the industry also results in larger competitors that may have significant combined resources with which to compete against us.

    We believe that our ability to compete depends on many factors, both within and beyond our control, including, without limitation;

  . the performance, functionality, scalability and flexibility of our eMatrix suite of products;

  . the timing and market acceptance of new products and product enhancements to the eMatrix suite of products;

  .  the effectiveness of our selling and marketing efforts; and

  .  the quality and performance of our services.

    Although we believe that we currently compete favorably as to each of these factors, we expect competition to persist and intensify and the market in which we compete is rapidly changing. In addition, new competitors could emerge and rapidly capture market share. Increased competition from existing or potential competitors could result in reductions in price and revenues, reduced margins, loss of customers and loss of market share, any one of which would negatively impact our operating results.

Legal Proceedings

    On October 4, 1999, SofTech, Inc. commenced a lawsuit against us in Middlesex Superior Court alleging fraud, unfair and deceptive trade practices, and breach of contract in connection with the sale of assets of Adra Systems to SofTech in 1998. SofTech has claimed $2,730,000 in damages resulting from our allegedly improper recording of Adra Systems' second and third quarter fiscal 1998 income, unspecified contract damages, and treble damages resulting from our alleged unfair and deceptive acts. We intend to vigorously defend each claim asserted in the complaint and have recently filed a motion to dismiss or stay the lawsuit pending arbitration of the claims. The court has not yet ruled on the motion.

    We may from time to time become a party to various other legal proceedings arising in the ordinary course of our business.

Employees

    As of January 1, 2000, we had a total of 273 employees. Of the total employees, 39 were in product development, engineering or systems engineering, 102 in sales and marketing, 103 in services and 29 in operational, financial and administrative functions.

    Our employees are not represented by a labor union and are not subject to a collective bargaining agreement. We have never experienced a work stoppage. We believe our relations with our employees are good.

Facilities

    Our headquarters is located in a 42,000 square foot facility in Chelmsford, Massachusetts, occupied under an office lease expiring in August 2004. We lease office space in 14 states throughout the United States. We also lease office space in Ontario and Quebec, Canada, Austria, England, France, Germany, Italy, Japan and The Netherlands, under leases with terms expiring at various times through July 2006. We believe that additional space will be required as our business expands and will be available as required on acceptable terms.

                                   MANAGEMENT

Executive Officers and Directors

    The following table sets forth our executive officers and directors, their ages and their positions with MatrixOne as of February 2, 2000:

 Name                          Age                   Position
 ----                          ---                   --------
                                   President, Chief Executive Officer and
 Mark F. O'Connell............  44 Director
 Maurice L. Castonguay........  48 Chief Financial Officer, Vice President of
                                   Finance and Administration and Treasurer
 Stephen P. Dunn..............  47 Vice President of Global Alliances
 Brian M. Gallagher...........  50 Vice President of Sales, Americas
 Paul B. Gilmartin............  52 Vice President of Product Management
 David W. McNelis.............  40 Vice President of Engineering
                                   Vice President of Sales, Europe, Middle East
 Johannes T.J. Ruigrok........  40 and Africa
 Michael Segal................  47 Vice President of Customer Success
 Jane E. Seitz................  48 Vice President of Human Resources
 Ellen Carnahan (1)(2)........  44 Director
 Daniel Holland (1)(2)........  64 Director
 James F. Morgan..............  63 Director
 Charles R. Stuckey, Jr. (1)..  57 Director

--------
(1)Member of Compensation Committee.
(2)Member of Audit Committee.

    Mark F. O'Connell has served as President since September 1996 and as Chief Executive Officer and Director since July 1997. From March 1995 to September 1996, Mr. O'Connell was Vice President of Marketing. Prior to joining MatrixOne, Mr. O'Connell held a number of management positions in finance and marketing at Digital Equipment Corp., a supplier of networked computer systems, software and services. These positions included director of software product marketing from January 1994 to March 1995, director of corporate product marketing communications from February 1993 to January 1994, director of workstations and server marketing from May 1991 to February 1993, and group manager of marketing and sales programs for the UNIX software and systems business from January 1990 to May 1991.

    Maurice L. Castonguay has served as Chief Financial Officer, Vice President of Finance and Administration and Treasurer since January 1999. Prior to joining MatrixOne, from August 1997 to December 1998, Mr. Castonguay was vice president of finance and chief financial officer of Stratus Computer, Inc., a supplier of fault tolerant computer platforms, applications and services focused at the telecommunications and financial services markets. Mr. Castonguay left Stratus after it was acquired by Ascend Communications. From March 1996 to August 1997, Mr. Castonguay was vice president of finance, chief financial officer and treasurer of Gradient Technologies, Inc., a provider of security and infrastructure software. From September 1990 to March 1996, Mr. Castonguay was chief financial officer at Xylogics, Inc., a data networking and remote access company that was acquired by Bay Networks. Prior to that, Mr. Castonguay held tax, corporate development and division controller positions at Prime Computer from May 1987 to September 1990. Mr. Castonguay, a certified public accountant, has served as a director of Media 100, Inc., a provider of streaming media tools to stream video and audio over the Internet, since February 1997.

    Stephen P. Dunn has served as Vice President of Global Alliances since December 1997. Prior to joining MatrixOne, Mr. Dunn was the vice president of North American sales at Workgroup Technology Inc., a developer of product data management and workflow systems, from September 1995 to June 1997. From November 1993 to August 1995, he was the director, eastern region for

Rasna Corporation, a computer-aided design and design engineering firm. From January 1992 to November 1993, Mr. Dunn was the vice president of worldwide sales for Mechanical Dynamics, Inc., a developer of mechanical system simulation software.

    Brian M. Gallagher has served as Vice President of Sales, Americas since June 1999. Prior to joining MatrixOne, Mr. Gallagher was vice president of various business units at Baan Company, a provider of enterprise business software, from February 1999 to June 1999. Prior to that, Mr. Gallagher was vice president of worldwide sales at Baan Supply Chain from August 1997 to February 1999, where he was responsible for building a worldwide sales organization including Europe, Latin America and Asia. From June 1989 to July 1997, he was the director of major accounts at System Software Associates, an enterprise resource planning software provider.

    Paul B. Gilmartin has served as Vice President of Product Management since October 1999. Mr. Gilmartin served as Vice President of Marketing from October 1997 to October 1999. Previously, Mr. Gilmartin served as Director of Product Marketing, Matrix product line with Adra Systems from June 1995 to September 1997. From October 1987 to May 1995, Mr. Gilmartin held several positions, including the corporate director of channels marketing for the Corporate Software Group, at Digital Equipment Corp. Prior to that, from February 1984 to October 1987, Mr. Gilmartin was director of North American sales at Votan Corporation, a producer of speech technology and products.

    David W. McNelis has served as Vice President of Engineering since January 1996. Previously, from October 1992 to January 1996, Mr. McNelis served as the Director of Engineering Matrix, for Adra Systems. Prior to joining MatrixOne, Mr. McNelis spent nine years with Sikorsky Aircraft as the senior architect of the Igor information management system.

    Johannes T. J. Ruigrok has served as Vice President of Sales, Europe, Middle East and Africa since July 1998. Prior to that, from March 1996 to June 1998, Mr. Ruigrok was a managing director of Oracle GmbH Austria, an enterprise software and database management company. From January 1995 to March 1996, Mr. Ruigrok was the director of alliances, and from 1993 to January 1995 the business unit manager industry and distribution, for Oracle BV The Netherlands.

    Michael Segal has served as Vice President of Customer Success since August 1998. Previously, from December 1995 to August 1998, Mr. Segal was the Vice President and General Manager--Matrix and, from 1988 to December 1995, Vice President of Customer Services for Adra Systems with responsibility for all customer service operations and technical support. Prior to joining MatrixOne, Mr. Segal spent 11 years with Applicon Inc., a CAD/CAM vendor, where he held management positions in manufacturing, quality assurance and customer service.

    Jane E. Seitz has served as Vice President of Human Resources since July 1999. Prior to joining MatrixOne, Ms. Seitz was an interim executive with Human Resources Management Consultant from May 1996 to July 1999 serving at several start up companies, including: Indigo America, Inc., a manufacturer of digital color printing products; Wellspace, Inc., a network of healthcare practitioners; and FluidSense Corp., a provider of services and products enabling hospitals to outsource the logistics of infusion therapy. From May 1991 to April 1996, Ms. Seitz was the vice president of human resources, corporate services and legal administration at the Bank of Ireland First Holdings, Inc.

    Ellen Carnahan has served as a Director of MatrixOne since October 1997. Ms. Carnahan has served as a Managing Director at William Blair Capital Partners, L.L.C. and its predecessor funds, which are venture capital firms, since January 1988. William Blair Capital Partners, L.L.C. is an affiliate of William Blair & Company, an investment bank. From January 1983 through December 1987, she was vice president of marketing and planning at SPSS, Inc., an applications software company. Ms. Carnahan also serves as a director of NewsEdge Corporation, a provider of news and current awareness solutions.

    Daniel Holland has served as a Director of MatrixOne since September 1996. Mr. Holland is a senior advisor and partner at OneLiberty Ventures, a venture capital firm he cofounded in 1995. Previously, he was cofounder and president of Morgan, Holland Ventures, a venture capital firm he cofounded in 1982. He also serves as the managing general partner of Morgan, Holland Fund.
Mr. Holland serves as a director of Vista Medical Technologies, Inc., a developer and manufacturer of three-dimensional visualization systems.

    James F. Morgan has served as a Director of MatrixOne since June 1984 and as Corporate Advisor since July 1997. Mr. Morgan was the Chairman and Chief Executive Officer of Adra Systems from October 1996 to July 1997. Prior to joining MatrixOne, Mr. Morgan served as a general partner of Morgan, Holland Fund, a venture capital fund organized in 1981, and as a general partner of Morgan, Holland Fund II, a venture capital fund organized in 1988.

    Charles R. Stuckey, Jr. has served as a Director of MatrixOne since October 1998. Mr. Stuckey has been chairman of the board and chief executive officer of RSA Security, Inc., formerly Security Dynamics Technologies, Inc., an e-security company, since January 1987. Mr. Stuckey serves as a director of The Massachusetts Telecommunications Council.

    Officers serve at the discretion of the board of directors. All of the current directors were elected as directors of MatrixOne pursuant to the Amended and Restated Stockholders Agreement dated June 17, 1999, between MatrixOne and certain of its stockholders. The voting provisions of this agreement will automatically terminate upon the closing of the offering. There are no family relationships among any of the executive officers or directors of MatrixOne.

Board Composition

    MatrixOne currently has authorized five directors. MatrixOne's Second Amended and Restated Certificate of Incorporation will provide that, effective upon the closing of the offering, the terms of office of the members of the board of directors will be divided into three classes: Class I, whose term will expire at the annual meeting of stockholders to be held in 2000; Class II, whose term will expire at the annual meeting of stockholders to be held in 2001; and Class III, whose term will expire at the annual meeting of stockholders to be held in 2002. The Class I director is James F. Morgan, the Class II directors are Ellen Carnahan and Daniel J. Holland and the Class III directors are Mark F. O'Connell and Charles R. Stuckey, Jr. At each annual meeting of stockholders after the initial classification, the successors to directors whose term will then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the total number of directors. This classification of the board of directors may have the effect of delaying or preventing changes in control or management of MatrixOne.

Board Committees

    MatrixOne's Compensation Committee consists of Messrs. Holland and Stuckey and Ms. Carnahan. The Compensation Committee reviews and evaluates the compensation and benefits of all of our officers, reviews general policy matters relating to compensation and benefits of our employees and makes recommendations concerning these matters to the board of directors. The Compensation Committee also administers our stock and stock purchase plans.

    MatrixOne's Audit Committee consists of Mr. Holland and Ms. Carnahan. The Audit Committee reviews with our independent public accountants the scope and timing of the auditors' services, the auditors' report on our financial statements following completion of the auditors' audit, and our policies and procedures with respect to internal accounting and financial controls. In addition, the Audit Committee makes annual recommendations to the board of directors for the appointment of independent auditors for the ensuing year.

Director Compensation

    Non-employee directors are reimbursed for their reasonable travel expenses in attending meetings of the board of directors. Beginning January 1, 2000, non-employee directors also receive cash compensation of $4,000 per quarter for services provided as directors. Directors are also eligible to participate in the 1996 Stock Plan and the 1999 Stock Plan.

Compensation Committee Interlocks and Insider Participation

    No interlocking relationship exists between the board of directors or the Compensation Committee and the board of directors or the compensation committee of any other company, nor has any interlocking relationship existed in the past.

Executive Compensation

    The following table sets forth the total compensation paid or accrued during the fiscal year ended July 3, 1999 by Mark F. O'Connell, our Chief Executive Officer and President, and each of our four other most highly compensated executive officers whose salary and bonus exceeded $100,000 for such fiscal year for services rendered in all capacities to MatrixOne. We refer to all of these officers collectively as our named executive officers.

                           Summary Compensation Table

                                                       Long-Term
                                                      Compensation
                                 Annual Compensation     Awards
                                 -------------------- ------------
                                                       Securities
                                                       Underlying   All Other
Name and Principal Position        Salary     Bonus     Options    Compensation
---------------------------      ---------- --------- ------------ ------------
Mark F. O'Connell............... $  215,000 $  99,446       --      $ 1,236 (1)
 President, Chief Executive
 Officer
  and Director
Michael Segal...................    170,000    63,470    36,000       8,667 (1)
 Vice President of Customer
  Success
Johannes T. J. Ruigrok..........    130,539    70,858   414,000      13,886 (2)
 Vice President of Sales,
 Europe,
  Middle East and Africa
Stephen P. Dunn.................    128,904    31,215       --          532 (1)
 Vice President of Global
  Alliances
David W. McNelis................    130,000    56,864   189,000       5,619 (3)
 Vice President of Engineering

--------
(1) Represents medical reimbursements.
(2) Represents an automobile allowance.
(3) Consists of $4,500 for an automobile allowance and $1,119 for medical reimbursements.

    Maurice L. Castonguay joined MatrixOne as Chief Financial Officer, Vice President of Finance and Administration and Treasurer in January 1999. Mr. Castonguay's annual base salary is $175,000. In addition, in January 1999, we granted Mr. Castonguay options to purchase 450,000 shares of common stock at an exercise price of $0.44 per share. Brian M. Gallagher joined MatrixOne as Vice

President of Sales, Americas in June 1999. Mr. Gallagher's annual base salary is $175,000 and his targeted bonus is $175,000. Mr. Gallagher was guaranteed his total target compensation for the first six months with MatrixOne. In addition, in July 1999, we granted Mr. Gallagher options to purchase 472,500 shares of common stock at an exercise price of $0.67 per share.

Option Grants in Last Fiscal Year

    The following table sets forth information concerning the stock option grants made to each of the named executive officers in fiscal 1999. The exercise price per share of each option was equal to the fair market value of the common stock on the grant date as determined by the board of directors. We have never granted any stock appreciation rights. The potential realizable value is calculated based on the term of the option at its time of grant which is ten years. This value is based on assumed rates of stock appreciation of 5% and 10% compounded annually from the date the options were granted until their expiration date. These numbers are calculated based on the requirements of the Securities and Exchange Commission and do not reflect our estimate of future stock price growth. Actual gains, if any, on stock option exercises will depend on the future performance of the common stock and the date on which the options are exercised.

                                                                                  Potential Realizable Value
                                                                                    at Assumed Annual Rates
                                                                                  of Stock Price Appreciation
                                    Option Grants in Last Fiscal Year                   for Option Term
                         -------------------------------------------------------- ----------------------------
                                             Percent of
                            Number of       Total Options
                           Securities    Granted to Exercise
                           Underlying       Employees in       Price   Expiration
Name                     Options Granted     Fiscal Year     Per Share    Date         5%            10%
----                     --------------- ------------------- --------- ---------- ------------- --------------
Mark F. O'Connell.......         --              --              --         --              --            --
Michael Segal...........      36,000            0.75%          $0.44    5/07/09   $   1,205,643 $   1,919,784
Johannes T.J. Ruigrok...     414,000            8.61            0.44    7/08/08      13,864,890    22,077,521
Stephen P. Dunn.........         --              --              --         --              --            --
David W. McNelis........     189,000            3.93            0.44    7/22/08       6,329,624    10,078,868

    Mr. Ruigrok's and Mr. McNelis' options vest quarterly over four years. One-fourth of Mr. Segal's options vested immediately upon grant and the remainder vest quarterly over nine months.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option
Values

    The following table sets forth information regarding stock option exercises in the last fiscal year and exercisable and unexercisable stock options held as of July 3, 1999 by each of the named executive officers. Amounts described in the following table under the headings "Value Realized" and "Value of Unexercised In-the-Money Options at Year End" are based upon an assumed initial public offering price of $21.00, less the applicable exercise price.

                                                     Number of Shares of Common         Value of Unexercised
                                                    Stock Underlying Unexercised            In-the-Money
                                                         Options at Year End             Options at Year End
                                                    -------------------------------   -------------------------
                         Shares Acquired   Value
                           on Exercise    Realized   Exercisable     Unexercisable    Exercisable Unexercisable
                         --------------- ---------- -------------   ---------------   ----------- -------------
Mark F. O'Connell.......        --       $      --          987,183         1,037,817 $20,296,482  $21,337,518
Michael Segal...........     90,000       1,850,400         363,936           221,064   7,498,364    4,545,076
Johannes T.J. Ruigrok...        --              --           77,625           336,375   1,595,970    6,915,870
Stephen P. Dunn.........        --              --           75,936           126,564   1,561,244    2,602,156
David W. McNelis........        --              --          173,244           240,756   3,566,847    4,949,943

Employment Agreements and Change in Control Arrangements

    On January 11, 1999, we entered into an employment arrangement with Maurice
L. Castonguay, our Chief Financial Officer, Vice President of Finance and Administration and Treasurer. The agreement provides Mr. Castonguay with a base salary of $175,000 per year and a guaranteed fiscal year 1999 bonus of $35,000. In addition, the agreement provides Mr. Castonguay incentive stock options to purchase 450,000 shares of common stock at an exercise price of $0.44 per share vesting quarterly over four years. In the event of a change of control of MatrixOne, all of Mr. Castonguay's unvested options will be accelerated and become fully vested. The arrangement also provides Mr. Castonguay with a one-year severance package equal to his base salary plus bonus and all customary executive benefits in the event of a change of control of, or if he terminates his employment for good reason within 18 months of a change of control of, MatrixOne.

    On June 3, 1999, we entered into an employment arrangement with Brian M. Gallagher, our Vice President of Sales, Americas. The arrangement provides that Mr. Gallagher would receive six months of his targeted total compensation upon the termination of his employment for any reason.

    On July 15, 1998, MxOne B.V., a subsidiary of MatrixOne organized in the Netherlands, entered into an employment agreement with Johannes T.J. Ruigrok. Under the agreement, Mr. Ruigrok was appointed Vice President of European Sales of MatrixOne as well as an officer of certain foreign subsidiaries of MatrixOne. The agreement provides Mr. Ruigrok with a base salary of
(Euro)122,521, or $124,285, per year, commissions based on revenues targets and an allowance for a mobile phone and an automobile.

    On April 14, 1998, we entered into an employment agreement with James F. Morgan, our former Chairman of the Board of Directors and Chief Executive Officer and currently a Director. Under the agreement, Mr. Morgan agreed to serve as our full-time corporate advisor until June 30, 1998. From July 1, 1998 through January 2, 2000, Mr. Morgan agreed to serve as a part-time corporate advisor. In December 1999, Mr. Morgan's employment agreement was extended through March 31, 2000. For such services, we agreed to pay Mr. Morgan a monthly salary of $13,750 until June 30, 1998 and $6,000 per month from July 1, 1998 through March 31, 2000. We also agreed to pay Mr. Morgan a bonus equal to $110,500 from the May 7, 1998 sale of the assets of Adra Systems to SofTech, Inc. The employment agreement provides that our board may review Mr. Morgan's options at the end of the March 31, 2000 period in order to permit the full vesting of all options not yet exercisable at the end of the employment agreement and to permit conversion from incentive stock options to non-qualified stock options of all unexercised options held by Mr. Morgan to make such options exercisable until September 30, 2006. Mr. Morgan's option agreement also provides for the full acceleration of vesting of all unvested options on the initial public offering of common stock of MatrixOne.

    The offer letter, dated December 5, 1997, of Stephen P. Dunn, our Vice President of Global Alliances, provides for the full vesting of his initial option grant of 202,500 shares in the event of a change in control of MatrixOne.

    The standard option agreement under our 1987 and 1996 stock option plans provides that if the board of directors approves a change of control transaction, as long as such transaction occurs while the employee is still employed by MatrixOne, then all unvested options of the employee shall be accelerated. After acceleration, the employee may then exercise the option in full. Pursuant to the option agreement, however, if the change of control transaction is intended to be accounted for as a pooling of interests, no acceleration of vesting will occur if any portion of the acceleration of the option would preclude such financial accounting treatment. The standard option agreement further provides that if any exercise of an accelerated option or the acceleration of the vesting of any option would result in an excess parachute payment under Section 280G(b) of the Internal Revenue Code, then the exercise or vesting of that portion of the option, or any acceleration thereof, resulting in the excess payment shall not be allowed or shall not occur.

Employee Benefit Plans

1999 Stock Plan

    In January 2000, our board of directors approved our 1999 Stock Plan, to become effective on the closing of the offering. The aggregate number of shares of common stock which may be issued under the 1999 Plan is 1,500,000. The 1999 Plan provides for the grant of incentive stock options, within the meaning of
Section 422 of the Internal Revenue Code, to employees. The 1999 Plan also provides for the grant of non-qualified stock options, stock issuances and the opportunity to make direct purchases of stock to employees, officers, directors and consultants. Options, stock issuances and opportunities to make direct purchases of stock are hereinafter collectively referred to as stock rights.

    The 1999 Plan is currently administered by the Compensation Committee. Subject to the provisions of the 1999 Plan, the board of directors or its committee has the authority to select the persons to whom stock rights are granted and determine the terms of each stock right.

    Options and stock issuances granted under the 1999 Plan generally vest quarterly over four years. The board or its committee may specify a different vesting schedule for any particular grant. Stock rights granted under the 1999 Plan are not assignable or transferable other than by will or the laws of descent and distribution, except for non-qualified options which are transferable pursuant to a valid domestic relations order or with the consent of our Chief Executive Officer or Chief Financial Officer.

    The 1999 Plan provides that upon a change of control of MatrixOne, the vesting of all unvested options will accelerate by 24 months. The Compensation Committee also has the right to accelerate the date that any installment of an option becomes exercisable upon a change of control or otherwise with certain limitations. No options are outstanding under the 1999 Plan.

Amended and Restated 1996 Stock Plan

    In September 1996, our board of directors approved, and in January 1997, our stockholders approved, our 1996 Stock Plan. In March 1999, our board of directors approved our Amended and Restated 1996 Stock Plan. The aggregate number of shares of common stock which may be issued under the 1996 Plan is 13,950,000. The 1996 Plan provides for the grant of incentive stock options, within the meaning of Section 422 of the Internal Revenue Code, to employees and other stock rights to employees, officers, directors and consultants.

    The 1996 Plan is currently administered by the Compensation Committee. Subject to the provisions of the 1996 Plan, the board of directors or its committee has the authority to select the persons to whom stock rights are granted and determine the terms of each stock right.

    Options and stock issuances granted under the 1996 Plan generally vest quarterly over four years. The board or its committee may specify a different vesting schedule for any particular grant. Stock rights granted under the 1996 Plan are not assignable or transferable other than by will or the laws of descent and distribution. Non-qualified options are assignable or transferable, however, pursuant to a valid domestic relations order or with the consent of our Chief Executive Officer or Chief Financial Officer.

    The 1996 Plan provides that the Compensation Committee has the right to accelerate the date that any installment of an option becomes exercisable upon a change of control or otherwise with certain limitations. The Compensation Committee also has the discretion to include automatic acceleration of vesting provisions in option agreements.

    Generally, no incentive stock option may be exercised more than sixty days following termination of employment. However, in the event that termination is due to death or disability, the stock option is exercisable for a maximum of 180 days after such termination. As of January 1, 2000, options to purchase 11,565,243 shares of common stock were outstanding under the 1996 Plan.

Amended and Restated 1987 Stock Option Plan

    In February 1987 our board of directors approved, and in November 1987, our stockholders approved, our 1987 Stock Option Plan. In March 1999, our board of directors approved our Amended and Restated 1987 Stock Option Plan. The 1987 Plan provides for the grant of incentive stock options, within the meaning of
Section 422 of the Internal Revenue Code, to employees. The 1987 Plan also provides for the grant of non-qualified stock options to employees, officers, non-employee directors and consultants.

    The 1987 Plan is currently administered by the Compensation Committee. Subject to the provisions of the 1987 Plan, the board of directors or its committee has the authority to select the persons to whom options are granted and determine the terms of each option.

    Options granted under the 1987 Plan generally vest quarterly over four years. The board or the Compensation Committee may specify a different vesting schedule for any particular grant. Options granted under the 1987 Plan are not assignable or transferable other than by will or the laws of descent and distribution.

    The 1987 Plan provides that the Compensation Committee has the right to accelerate the date that any installment of an option becomes exercisable upon a change of control or otherwise with certain limitations. The Compensation Committee also has the discretion to include automatic acceleration of vesting provisions in option agreements. As of January 1, 2000, options to purchase 1,263,027 shares of common stock were outstanding under the 1987 Plan. No new options may be granted under the 1987 Plan.

2000 Employee Stock Purchase Plan

    Our 2000 Employee Stock Purchase Plan was adopted by the board of directors in December 1999, to become effective on the closing of the offering. The purchase plan provides for the issuance of a maximum of 1,350,000 shares of common stock. Employees who are customarily employed for more than 20 hours per week and for more than five months per year are eligible to participate in the purchase plan. Outside directors and employees who would own 5% or more of the total combined voting power or value of our stock immediately after the grant may not participate in the purchase plan.

    On the first day of a designated payroll deduction or payment period, we will grant to each eligible employee who has elected to participate in the purchase plan an option to purchase shares of our common stock. The employee may authorize between 1% to 10% of his or her total cash compensation to be deducted by us from his or her base pay during the payment period. On the last day of the payment period, the employee is deemed to have exercised the option, at the option exercise price, to the extent of accumulated payroll deductions.

    The payment periods will commence on the six-month periods commencing on May 1 and November 1, respectively, and ending on the following October 31 and April 30, respectively, of each year. In no case shall an employee be entitled to purchase more than 2,250 shares of common stock in any one payment period. The exercise price for the option granted in each payment period will be 85% of the lesser of the average market price of the common stock on the first or last business day of the payment period.

    An employee who is not a participant on the last day of the payment period is not entitled to exercise his or her option, and the amount of his or her accumulated payroll deductions will be refunded without interest. Options granted under the purchase plan may not be transferred or assigned. An employee's rights under the purchase plan terminate upon his or her voluntary withdrawal from the purchase plan at any time or upon termination of employment. No options have been granted to date under the purchase plan.

Limitation of Liability and Indemnification of Officers and Directors

    Our Amended and Restated By-Laws provide that our directors and officers shall be indemnified to the fullest extent permitted by Delaware law against all expenses and liabilities reasonably incurred in connection with their service for or on behalf of MatrixOne. In addition, our Second Amended and Restated Certificate of Incorporation provides that our directors will not be personally liable for monetary damages for breaches of fiduciary duty, unless they:

  .  violate their duty of loyalty to us or our stockholders;

  .  act in bad faith;

  .  knowingly or intentionally violate the law;

  .  authorize illegal dividends or redemptions; or

  .  derive an improper personal benefit from their action as directors.

    We intend to obtain insurance which insures our directors and officers against certain losses and which insures us against certain of our obligations to indemnify such directors and officers.

                              CERTAIN TRANSACTIONS

    On June 17, 1999, we sold an aggregate of 750,000 shares of Class H Convertible Preferred Stock in a private financing at a price of $8.00 per share. William Blair Capital Partners V, L.P., a beneficial owner of more than 5% of our capital stock, purchased 548,595 shares of Class H Convertible Preferred Stock at a price of $8.00 per share, which equals an aggregate purchase price of $4,388,760. In the same financing, Gilde IT Fund, a beneficial owner of more than 5% of our capital stock, purchased 201,405 shares of Class H Convertible Preferred Stock at a price of $8.00, which equals an aggregate purchase price of $1,611,240. On October 1, 1997, we sold an aggregate of 1,899,138 shares of our Class G Convertible Preferred Stock to seven investors at a price of $5.80 per share. William Blair Capital Partners V, L.P. purchased 1,261,139 shares of Class G Convertible Preferred Stock at a price of $5.80 per share, which equals an aggregate purchase price of $7,314,606. In the same financing, Gilde IT Fund purchased 463,000 shares of Class G Convertible Preferred Stock at a price of $5.80 per share, which equals an aggregate purchase price of $2,685,400.

    On December 13, 1999 we signed a license agreement with RSA Security, Inc. Charles R. Stuckey, Jr., a member of our board of directors, is Chairman of the Board of RSA and President of RSA Capital, a recently formed subsidiary of RSA.

    We entered into a severance agreement and release with our former Chief Financial Officer, William L. Fiedler, on August 24, 1998. Under the agreement, we agreed to:

  .  pay his base salary for up to 12 months;

  . pay him a bonus for the sale of assets related to the former Adra Systems, Inc.; and

  . convert his options into non-qualified stock options exercisable until September 29, 2006.

Under the agreement, Mr. Fiedler agreed to release us from any potential claims and agreed not to compete with us or solicit our employees for a period of one year.

    On April 14, 1998, we entered into an employment agreement with James F. Morgan, our former Chairman of the Board of Directors and Chief Executive Officer and a current Director. Under the agreement, Mr. Morgan agreed to serve as our full-time corporate advisor until June 30, 1998. From July 1, 1998 through January 2, 2000, Mr. Morgan agreed to serve as a part-time corporate advisor. In December 1999, Mr. Morgan's employment agreement was extended through March 31, 2000. For such services, we agreed to pay Mr. Morgan a monthly salary of $13,750 until June 30, 1998 and $6,000 per month from July 1, 1998 through March 31, 2000. We also agreed to pay Mr. Morgan a bonus equal to $110,500 from the May 7, 1998 sale of the assets of Adra Systems to SofTech, Inc. The employment agreement provides that our board may review Mr. Morgan's options at the end of the March 31, 2000 period in order to permit the full vesting of all options not yet exercisable at the end of the employment agreement and to permit conversion from incentive stock options to non-qualified stock options of all unexercised options held by Mr. Morgan to make such options exercisable until September 30, 2006. Mr. Morgan's option agreement also provides for the full acceleration of vesting of all unvested options on the initial public offering of common stock of MatrixOne.

    On September 27 and September 10, 1999, respectively, Mr. Morgan and Mr. O'Connell, our President and Chief Executive Officer, entered into term promissory notes in the principal amount of $66,500 which they used to exercise options to purchase 150,000 shares of our common stock. The promissory notes bear interest at an annual rate of 8% and are due September 27, 2001. Each of Mr. Morgan and Mr. O'Connell has pledged his 150,000 shares of common stock to secure his promissory note.

    We believe that all transactions set forth above were made on terms no less favorable to us than would have been obtained from unaffiliated third parties. We have adopted a policy whereby all future transactions between us and any of our officers, directors and affiliates will be on terms no less favorable to MatrixOne than could be obtained from unaffiliated third parties and will be approved by a majority of the disinterested members of our board of directors.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth information known to us regarding the beneficial ownership of our common stock as of January 1, 2000 and as adjusted to reflect the sale of the shares of common stock in the offering, by:

  .  each person who beneficially owns more than 5% of our common stock;

  .  each named executive officer;

  .  each of our directors; and

  .  all of our executive officers and directors as a group.

    Unless otherwise indicated and subject to applicable community property laws, to our knowledge, each stockholder possesses sole voting and investment power, or shares such power with his or her spouse, with respect to all shares listed as beneficially owned by such person. The address of each of our officers and directors is c/o MatrixOne, Inc., Two Executive Drive, Chelmsford, MA 01824.

    The number of shares beneficially owned by each stockholder is determined under rules promulgated by the Securities and Exchange Commission and assumes the underwriters do not exercise their over-allotment option. The information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules beneficial ownership includes any shares as to which the individual has sole or shared voting or investment power and any shares as to which the individual has the right to acquire beneficial ownership within 60 days after January 1, 2000 through the exercise of any stock option, warrant or other right. The inclusion in the following table of those shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner. Percentage of beneficial ownership is based on 32,708,245 shares of common stock outstanding as of January 1, 2000 assuming the conversion of the outstanding convertible preferred stock, and 38,158,245 shares of common stock outstanding after completion of the offering and the concurrent private placement.

                                                               Percentage of
                                                                  Shares
                                                               Beneficially
                                  Shares Beneficially Owned        Owned
                                 --------------------------- -----------------
Name and Address of Beneficial    Common                      Before   After
Owner                              Stock   Options   Total   Offering Offering
------------------------------   --------- ------- --------- -------- --------
5% Stockholders
William Blair Capital Partners
 V, L.P. ....................... 9,835,485   --    9,835,485   30.1%    25.8%
 227 West Monroe
 Suite 3400
 Chicago, IL 60606
Gilde IT Fund................... 3,594,063   --    3,594,063   11.0      9.4
 Gilde Investment Management
 Newtonlaan 91
 P.O. Box 85067
 Utrecht 3508AB
 Netherlands

Morgan, Holland Fund, L.P. ..... 2,741,169   --    2,741,169    8.4      7.2
 c/o OneLiberty Ventures
 150 Cambridge Park Drive
 Cambridge, MA 02140

Compaq.......................... 1,800,000   --    1,800,000    5.5      4.7
 200 Forest Street
 Marlboro, MA 01752

                                                               Percentage of
                                                                  Shares
                                                               Beneficially
                                Shares Beneficially Owned          Owned
                             ------------------------------- -----------------
Name and Address of            Common                         Before   After
Beneficial Owner               Stock     Options    Total    Offering Offering
-------------------          ---------- --------- ---------- -------- --------
Executive Officer and
 Directors
Mark F. O'Connell (1).......    150,000   858,276  1,008,276    3.0      2.6
Stephen P. Dunn.............     75,936    29,532    105,468      *        *
David W. McNelis............         --   227,340    227,340      *        *
Johannes T.J. Ruigrok.......         --   131,625    131,625      *        *
Michael Segal (2)...........    172,686   386,436    559,122    1.7      1.5
Ellen Carnahan (3)..........  9,835,485        --  9,835,485   30.0     25.8
Daniel J. Holland (4).......  2,741,169        --  2,741,169    8.4      7.2
James F. Morgan.............    150,000   975,000  1,125,000    3.3      2.9
Charles R. Stuckey, Jr......         --    62,250     62,250      *        *
All executive officers and
 directors as a group (13
 persons)................... 13,239,651 2,849,562 16,089,213   45.2%    39.2%

--------
 * Represents beneficial ownership of less than one percent of common stock.
(1) Includes options to purchase 60,000 shares of common stock held of record by The Mark F. O'Connell Grantor Retained Annuity Trust-1999, options to purchase 105,000 shares of common stock held of record by The Mark F. O'Connell Irrevocable Trust-1999 for the benefit of Mr. O'Connell's children, options to purchase 60,000 shares of common stock held of record by The Debra A. O'Connell Grantor Retained Annuity Trust-1999, and options to purchase 105,000 shares of common stock held of record by The Debra A. O'Connell Irrevocable Trust-1999 for the benefit of Mr. O'Connell's children. Mr. O'Connell disclaims beneficial ownership of these shares.
(2) Includes 24,000 shares of common stock and options to purchase 12,600 shares of common stock held of record by The Michael Segal and Kathleen A. Brown Irrevocable Trust-1999 for the benefit of Mr. Segal's children, and 9,750 shares of common stock and options to purchase 5,400 shares of common stock held of record by The Segal/Brown Family Irrevocable Trust-1999, of which Mr. Segal's wife is the trustee. Mr. Segal disclaims beneficial ownership of these shares.
(3) Ms. Carnahan is a Managing Director of William Blair Capital Partners, L.L.C. In such capacity, Ms. Carnahan may be deemed to have beneficial ownership of the 9,835,485 shares owned by William Blair Capital Partners V, L.P. Ms. Carnahan disclaims beneficial ownership of the shares, except to the extent of her pecuniary interest therein.
(4) Mr. Holland is the Managing General Partner of Morgan, Holland Fund. In such capacity, Mr. Holland may be deemed to have beneficial ownership of the 2,741,169 shares owned by Morgan, Holland Fund, L.P. Mr. Holland disclaims beneficial ownership of the shares, except to the extent of his pecuniary interest therein.

                          DESCRIPTION OF CAPITAL STOCK

General

    After the offering and the filing of our Second Amended and Restated Certificate of Incorporation, our authorized capital stock will consist of 100,000,000 shares of common stock, par value $.01 per share, and 5,000,000 shares of preferred stock, par value $.01 per share.

    As of January 1, 2000, we had:

  .  5,945,466 shares of common stock issued and outstanding;

  . 6,196,373 shares of preferred stock issued and 6,042,241 shares outstanding;

  . options to purchase an aggregate of 12,828,270 shares of our common stock with a weighted average exercise price of $0.80 and

  . a warrant to purchase 168,750 shares of our common stock with an exercise price of $0.44.

    At January 1, 2000, there were approximately 379 holders of record of our capital stock. Immediately prior to the closing of the offering, all outstanding shares of convertible preferred stock will be converted into 26,762,779 shares of common stock.

    The following summary description of our capital stock, certificate of incorporation and by-laws is not intended to be complete and assumes the filing as of the closing of the offering of our Second Amended and Restated Certificate of Incorporation. This description is qualified by reference to the provisions of applicable law and to our Second Amended and Restated Certificate of Incorporation and Amended and Restated By-laws filed as exhibits to the registration statement of which this prospectus is a part.

Common Stock

    Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Directors are elected by a plurality of the votes of the shares present in person or by proxy at the meeting and entitled to vote in such election. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the board of directors out of funds legally available therefor, subject to any preferential dividend rights of outstanding preferred stock. Upon our liquidation, dissolution or winding up, the holders of common stock are entitled to receive ratably the net assets available after the payment of all our debts and other liabilities, subject to the prior rights of any outstanding preferred stock. Holders of the common stock have no preemptive, subscription, redemption or conversion rights, nor are they entitled to the benefit of any sinking fund. The outstanding shares of common stock are, and the shares offered by us in the offering will be, when issued and paid for, validly issued, fully paid and nonassessable. The rights, powers, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we may designate and issue in the future.

Preferred Stock

    Our board of directors is authorized to issue up to an aggregate of 5,000,000 shares of preferred stock in one or more series without further stockholder approval. Our board of directors has the discretion to determine for each series of preferred stock the number of shares, designations, preferences, qualifications and special or relative rights or privileges, including dividend rights, voting rights, redemption and sinking fund provisions, liquidation preferences, conversion rights and preemptive rights.

    The stockholders have granted our board of directors authority to issue the preferred stock and to determine its rights and preferences in order to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could adversely affect the voting power or other rights of the holders of common stock, and could make it more difficult for a third party to acquire, or could discourage a third party from attempting to acquire, a majority of our outstanding voting stock. We have not issued and have no present plans to issue any shares of preferred stock.

Concurrent Private Placement

    In February 2000, we entered into software license and maintenance agreements and a professional services agreement with General Electric Corporation. We also entered into a common stock purchase agreement with, and issued a warrant to, GE Capital Equity Investments, Inc. Concurrent with the sale of shares in the offering, we will sell 450,000 shares of common stock directly to GE Capital in a private placement. The sale price will be the initial public offering price less underwriters' discounts and commissions. We also issued GE Capital a warrant to purchase 200,000 shares of common stock exercisable following the closing of the offering for a term of 18 months at an exercise price equal to 125% of the initial public offering price. GE Capital has agreed not to sell or transfer the private placement shares and the shares issuable upon exercise of the warrant for a period of 180 days following the offering. After the closing of the concurrent private placement, GE Capital will have the right to include their private placement shares and the shares of common stock issuable upon exercise of the warrant in a registration if we propose to register any of our securities under the Securities Act, either for our own account or for the account of other security holders exercising registration rights.

Delaware Law and Certain Charter and By-Law Provisions and Anti-Takeover
Effects

    Upon completion of the offering, we will be subject to the provisions of
Section 203 of the General Corporation Law of Delaware. Section 203 prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation's voting stock.

    Our charter and by-laws divide our board of directors into three classes as nearly equal in size as possible with staggered three-year terms. In addition, our charter and by-laws provide that directors may be removed only for cause by the affirmative vote of the holders of 66 2/3% of the shares of capital stock entitled to vote therefore. Under our charter and by-laws, any vacancy on the board of directors, however occurring, including a vacancy resulting from an enlargement of our board may only be filled by vote of a majority of the directors then in office or by the vote of the stockholders. The likely effect of the classification of our board of directors and the limitations on the removal of directors and filling of vacancies is an increase in the time required for the stockholders to change the composition of the board of directors.

    Our charter and by-laws also provide that any action required or permitted to be taken by our stockholders at an annual meeting or special meeting of stockholders may only be taken if it is properly brought before such meeting and may not be taken by written action in lieu of a meeting. Our charter and by-laws provide that special meetings of the stockholders may only be called by our board of directors or president. The by-laws further provide that in order for any matter to be considered "properly brought" before an annual meeting, a stockholder must comply with certain requirements regarding advance notice. The foregoing provisions could have the effect of delaying until the next stockholders' meeting stockholder actions which are favored by the holders of a majority of our outstanding voting securities. These provisions may also discourage another person or entity from making a tender offer for our common stock, because such person or entity, even if it acquired a majority of our outstanding voting securities, would be able to take action as a stockholder (such as electing new directors or approving a merger) only at a duly called stockholders' meeting, and not by written consent.

    The General Corporation Law of Delaware provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or by-laws, unless a corporation's certificate of incorporation or by-laws, as the case may be, requires a greater percentage. Our certificate of incorporation requires the affirmative vote of the holders of at least 66 2/3% of the shares of capital stock issued and outstanding and entitled to vote to amend or repeal any of the foregoing provisions of our certificate of incorporation. Our by-laws also may be amended or repealed by a majority vote of our board of directors subject to any limitations set forth therein. Amendment by stockholders of provisions described in the paragraphs above requires the affirmative vote of the holders of at least 66 2/3% of the shares of capital stock issued and outstanding and entitled to vote. The 66 2/3% stockholder vote would be in addition to any separate class vote that might in the future be required pursuant to the terms of any series of preferred stock that might be outstanding at the time any such amendments are submitted to stockholders.

Registration Rights

    After the offering and the concurrent private placement, the holders of 27,581,529 shares of common stock and rights to acquire common stock will be entitled to rights with respect to the registration of those shares under the Securities Act. Under the terms of the agreements between MatrixOne and the holders of those registrable shares, if we propose to register any of our securities under the Securities Act, either for our own account or for the account of other security holders exercising registration rights, those holders are entitled to notice of and to include their shares of common stock in the registration. Additionally, certain holders are also entitled to specified demand registration rights pursuant to which they may require us on up to four occasions to file a registration statement under the Securities Act at our expense with respect to our shares of common stock. Further, certain holders may require us to file additional registration statements on Form S-3 at our expense. All of these registration rights are subject to various conditions and limitations, among them the right of the underwriters of an offering to limit the number of shares included in a registration and our right not to effect a requested registration more than once in any one year period or within 180 days of the offering.

Transfer Agent and Registrar

    The transfer agent and registrar for the common stock is Equiserve Trust Company, N.A.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Prior to the offering, there has been no public market for our common stock. Based on shares outstanding at January 1, 2000, upon completion of the offering and the concurrent private placement, we will have outstanding an aggregate of 38,158,245 shares of common stock, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options or warrants. Of these outstanding shares, the 5,000,000 shares sold in the offering will be freely tradeable without restrictions or further registration under the Securities Act, unless such shares are purchased by our affiliates as that term is defined in Rule 144 under the Securities Act.

Sales of Restricted Shares

    The remaining 33,158,245 shares of common stock outstanding after the offering are restricted securities under Rule 144 or Rule 701. Restricted shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144, 144(k) or 701 promulgated under the Securities Act, which are summarized below. Subject to lock-up agreements described below, approximately 1,710,216 restricted shares will be available for resale in the public market in reliance on Rule 144(k) on the date of this prospectus. Upon expiration of the lock-up agreements 180 days after the date of this prospectus, an additional 30,780,504 shares will be available for resale in the public market in reliance on Rule 144.

    In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned restricted shares for at least one year is entitled to sell a number of shares within any three-month period that cannot exceed the greater of one percent of the number of shares of common stock then outstanding, which will equal approximately shares immediately after the offering, or the average weekly trading volume of our common stock on the Nasdaq National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale. Sales under Rule 144 are also subject to manner of sale provisions, notice requirements and the availability of current public information about MatrixOne. Rule 144 also provides that affiliates who are selling shares of common stock that are not restricted shares must nonetheless comply with the same restrictions applicable to restricted shares with the exception of the holding period requirement.

    Under Rule 144(k), a person who is not deemed to have been our affiliate at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Accordingly, unless otherwise restricted, these shares may therefore be sold immediately upon the completion of the offering.

Options

    Rule 701 provides that the shares of common stock acquired upon the exercise of currently outstanding options or pursuant to other rights granted under our stock plans may be resold (to the extent not subject to the lock-up agreements) by persons, other than affiliates, beginning 90 days after the date of this prospectus, subject only to the manner of sale provisions of Rule 144, and by affiliates under Rule 144, without compliance with its one-year minimum holding period, subject to certain limitations. As of the date of this prospectus, the board of directors has authorized an aggregate of up to 21,525,000 shares of common stock for issuance pursuant to our stock option plans. As of January 1, 2000 options to purchase a total of 12,828,270 shares of common stock were outstanding, 5,653,575 of which options are exercisable. Of the total shares issuable pursuant to such options 12,365,559 are subject to 180-day lock-up agreements.

    We intend to file one or more registration statements on Form S-8 under the Securities Act following the offering to register all shares of common stock, up to 21,525,000 shares, which are issuable pursuant to our stock option and stock purchase plans. These registration statements are expected to become effective upon filing. Shares covered by these registration statements will thereupon be eligible for sale in the public markets, subject to the lock-up agreements, to the extent applicable and to Rule 144 limitations applicable to affiliates.

Warrants

    As of the date of this prospectus, we have an outstanding warrant exercisable for 168,750 shares of common stock, which is currently exercisable. Of these shares, none are subject to lock-up agreements. We also have an outstanding warrant exercisable for 200,000 shares of common stock, which will be exercisable following the offering. These shares are subject to a 180 day lock-up following the offering.

Lock-up Agreements

    Except for sales of common stock to the underwriters pursuant to the underwriting agreement and in limited other transactions, MatrixOne, our executive officers and directors and some of our stockholders and optionholders have agreed not to, among other things, sell or otherwise dispose of, directly or indirectly, any shares of common stock (or any security convertible into or exchangeable or exercisable for common stock) without the prior written consent of Goldman, Sachs & Co. for a period of 180 days from the date of this prospectus. Goldman, Sachs & Co., in its sole discretion at any time or from time to time and without notice may release for sale in the public market all or any portion of the shares subject to the lock-up agreements.

Registration Rights

    After the offering and the concurrent private placement, some of our stockholders will be entitled to require us to register under the Securities Act up to a total of 27,581,529 shares of outstanding common stock under the terms of various agreements between MatrixOne and such stockholders. The agreements provide that if we propose to register any of our securities under the Securities Act at any time or times, such stockholders, subject to exceptions, shall be entitled to include some or all of their shares in the registration. Some of our stockholders also have, subject to conditions and limitations, the right to require us, on no more than four occasions, to prepare and file a registration statement under the Securities Act with respect to their shares. Further, stockholders may require us to file additional registration statements on Form S-3. All of these registration rights are subject to various conditions and limitations, among them the fact that the managing underwriter of any offering may exclude for marketing reasons some or all of the shares from such registration. We are generally required to bear the expenses of all such registrations, except underwriting discounts and commissions. The majority of these registration rights terminate ten years after the effective date of the offering.

Effects of Sales of Shares

    Prior to the offering, there has been no public market for our common stock. No predictions can be made as to the effect, if any, that market sales of shares of our common stock from time to time, or the availability of shares for future sale, may have on the market price for our common stock. Sales of substantial amounts of common stock, or the perception that such sales could occur, could adversely effect prevailing market prices for our common stock and could impair our future ability to obtain capital through an offering of equity securities.

                                  UNDERWRITING

    MatrixOne and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co., Dain Rauscher Incorporated, SoundView Technology Group, Inc. and U.S. Bancorp Piper Jaffray Inc. are the representatives of the underwriters.

                                                                       Number of
        Underwriters                                                    Shares
        ------------                                                   ---------
   Goldman, Sachs & Co................................................
   Dain Rauscher Incorporated.........................................
   SoundView Technology Group, Inc....................................
   U.S. Bancorp Piper Jaffray Inc.....................................
                                                                       ---------
     Total............................................................ 5,000,000
                                                                       =========

    If the underwriters sell more shares than the total number set forth in the table above, the underwriters have an option to buy up to an additional 750,000 shares from MatrixOne to cover such sales. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

    The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by MatrixOne. Such amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase 750,000 additional shares.

                                                           Paid by MatrixOne
                                                           -----------------
                                                       No Exercise Full Exercise
                                                       ----------- -------------
   Per Share..........................................    $            $
   Total..............................................    $            $

    Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $ per share from the initial public offering price. Any such securities dealers may resell any shares purchased from the underwriters to certain other brokers or dealers at a discount of up to $ per share from the initial public offering price. If all the shares are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms.

    MatrixOne, its directors, officers and certain stockholders have agreed with the underwriters not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for common stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of the representatives. Please see "Shares Eligible for Future Sale" beginning on page 71 for a discussion of certain transfer restrictions.

    At the request of MatrixOne, the underwriters have reserved up to 300,000 shares of common stock to be sold at the initial public offering price to directors, officers, employees and friends of MatrixOne through a directed share program. There can be no assurance that any of the reserved shares will be so purchased. The number of shares available for sale to the general public in the offering will be reduced by the number of reserved shares sold. Any reserved shares not purchased will be offered to the general public on the same basis as the other shares offered by this prospectus.

    Prior to the offering, there has been no public market for the shares. The initial public offering price will be negotiated among MatrixOne and the representatives. Among the factors to be considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, will be MatrixOne's historical performance, estimates of the business potential and earnings prospects of MatrixOne, an assessment of MatrixOne's management and the consideration of the above factors in relation to market valuation of companies in related businesses.

    MatrixOne's common stock has been approved for quotation on the Nasdaq National Market under the symbol "MONE".

    In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the common stock while the offering is in progress.

    The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

    These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise.

    The underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered.

    A prospectus in electronic format will be made available on the web sites maintained by one or more of the lead managers of this offering and may also be made available on web sites maintained by other underwriters. The underwriters may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the lead managers to underwriters that may make Internet distributions on the same basis as other allocations.

    MatrixOne estimates that its share of the total expenses of the offering, excluding underwriting discounts and commissions, are estimated to be approximately $1,625,000.

    MatrixOne has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

                            VALIDITY OF COMMON STOCK

    The validity of the shares of common stock to be issued in the offering will be passed upon for us by Testa, Hurwitz & Thibeault, LLP, Boston, Massachusetts. Certain legal matters in connection with the offering will be passed upon for the underwriters by Hale and Dorr LLP. Two partners at Testa, Hurwitz & Thibeault, LLP collectively own approximately 60,000 shares of our stock.

                                    EXPERTS

    The financial statements and schedule included in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                      WHERE YOU CAN FIND MORE INFORMATION

    We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to the common stock to be sold in the offering. As permitted by the rules and regulations of the Commission, this prospectus omits certain information contained in the Registration Statement. For further information with respect to MatrixOne and the common stock to be sold in the offering, you should refer to the registration statement and to its exhibits and schedules. Statements contained in this prospectus regarding the contents of any agreement or other document are not necessarily complete. You should refer in each instance to the copy of such agreement filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference. When we complete the offering, we will also be required to file annual, quarterly and special reports, proxy statements and other information with the Commission.

    You can read the registration statement and the exhibits and schedules filed with the registration statement or any reports, statements or other information MatrixOne files, at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at its regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10007 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may also obtain copies of the documents from such offices upon payment of the prescribed fees. You may call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. You can also request copies of the documents upon payment of a duplicating fee, by writing to the Commission. In addition, the Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants (including us) that file electronically with the Commission which you can access at http://www.sec.gov.

    We intend to send to our stockholders annual reports containing our audited consolidated financial statements.

                        MATRIXONE, INC. AND SUBSIDIARIES

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                            Page
                                                                            ----
Report of Independent Public Accountants................................... F-2

  Consolidated Balance Sheets as of June 27, 1998, July 3, 1999, January 1,
   2000 (unaudited) and pro forma as of January 1, 2000 (unaudited)........ F-3

  Consolidated Statements of Operations for the years ended June 28, 1997,
   June 27, 1998 and July 3, 1999 and for the six months ended January 2,
   1999 (unaudited) and January 1, 2000 (unaudited)........................ F-4

  Consolidated Statements of Redeemable Convertible Preferred Stock and
   Stockholders' Equity (Deficit) for the years ended June 28, 1997, June
   27, 1998 and July 3, 1999 and for the six months ended January 1, 2000
   (unaudited)............................................................. F-5

  Consolidated Statements of Cash Flows for the years ended June 28, 1997,
   June 27, 1998 and July 3, 1999 and for the six months ended January 2,
   1999 (unaudited) and January 1, 2000 (unaudited)........................ F-6

Notes to Consolidated Financial Statements................................. F-7

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders and Board of Directors of MatrixOne, Inc. and Subsidiaries:

    We have audited the accompanying consolidated balance sheets of MatrixOne, Inc. (a Delaware corporation) and its subsidiaries as of July 3, 1999 and June 27, 1998, and the related consolidated statements of operations, redeemable convertible preferred stock and stockholders' equity (deficit) and cash flows for each of the three years in the period ended July 3, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of MatrixOne, Inc. and its subsidiaries as of July 3, 1999 and June 27, 1998, and the results of their operations and their cash flows for each of the three years in the period ended July 3, 1999, in conformity with generally accepted accounting principles.

                                         /s/ Arthur Andersen LLP

Boston, Massachusetts
August 27, 1999, (except for the
 matters discussed in Notes 7 and 8
 for which the date is February 23,
 2000 and Note 12 for which the date
 is February 2, 2000)

                        MATRIXONE, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                    (In thousands, except per share amounts)

                                                                  Pro Forma
                                 June 27,  July 3,   January 1,  January 1,
                                   1998      1999       2000        2000
                                 --------  --------  ----------- -----------
                                                     (unaudited) (unaudited)
                 ASSETS
CURRENT ASSETS:
  Cash and equivalents.........  $  8,123  $ 11,036   $  6,850     $ 6,850
  Accounts receivable, less
   allowance for doubtful
   accounts of $511, $772, and
   $876........................     6,872    14,670     16,840      16,840
  Note receivable..............     4,400       --         --          --
  Prepaid expenses and other
   current assets..............       485     1,100      3,459       3,459
                                 --------  --------   --------    --------
    Total current assets.......    19,880    26,806     27,149      27,149
PROPERTY AND EQUIPMENT, NET....     2,954     2,973      3,654       3,654
OTHER ASSETS...................        78       108        153         153
                                 --------  --------   --------    --------
                                 $ 22,912  $ 29,887    $30,956     $30,956
                                 ========  ========   ========    ========
  LIABILITIES AND STOCKHOLDERS' EQUITY
                (DEFICIT)
CURRENT LIABILITIES:
  Line of credit...............  $    --   $  3,050   $    --     $    --
  Current portion of long-term
   debt........................       221       --         --          --
  Accounts payable.............     2,788     3,968      5,490       5,490
  Accrued expenses.............     6,915     7,270     10,084      10,084
  Deferred revenues............     1,130     4,626      6,314       6,314
                                 --------  --------   --------    --------
    Total current liabilities..    11,054    18,914     21,888      21,888
                                 --------  --------   --------    --------
REDEEMABLE CONVERTIBLE
 PREFERRED STOCK...............    11,015    17,015     17,015         --
                                 --------  --------   --------    --------
COMMITMENTS AND CONTINGENCIES
 (NOTE 6)
STOCKHOLDERS' EQUITY (DEFICIT):
  Convertible preferred stock,
   $1.00 par value, 3,552
   shares authorized, 3,547
   shares issued, 3,547, 3,393
   and 3,393 shares
   outstanding; $.01 par value,
   5,000 shares authorized, no
   shares issued or outstanding
   (pro forma); liquidation
   preference of $24,738 at
   January 1, 2000.............     3,547     3,393      3,393         --
  Common stock, $.01 par value,
   40,000 shares authorized,
   3,816, 5,004, 5,945 shares
   issued and outstanding;
   100,000 shares authorized,
   32,708 shares issued and
   outstanding (pro forma).....        38        50         59         327
  Additional paid-in capital...    22,370    26,637     37,890      58,030
  Treasury stock; 169 shares at
   cost........................      (441)      --
  Notes receivable from
   stockholders................       --       (117)      (362)       (362)
  Deferred stock-based
   compensation................       --     (3,458)   (12,818)    (12,818)
  Accumulated deficit..........   (24,669)  (32,373)   (35,871)    (35,871)
  Accumulated other
   comprehensive loss..........        (2)     (174)      (238)       (238)
                                 --------  --------   --------    --------
    Total stockholders' equity
     (deficit).................       843    (6,042)    (7,947)      9,068
                                 --------  --------   --------    --------
                                 $ 22,912  $ 29,887    $30,956     $30,956
                                 ========  ========   ========    ========

  The accompanying notes are an integral part of these consolidated financial statements.

                        MATRIXONE, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (In thousands, except per share amounts)

                                     Year Ended               Six Months Ended
                              ---------------------------  -----------------------
                              June 28,  June 27,  July 3,  January 2,  January 1,
                                1997      1998     1999       1999        2000
                              --------  --------  -------  ----------- -----------
                                                           (unaudited) (unaudited)
REVENUES:
 Software license...........  $ 8,450   $11,836   $21,851    $ 9,802     $15,861
 Service....................    3,825     9,343    19,495      7,929      14,187
                              -------   -------   -------    -------     -------
   Total revenues...........   12,275    21,179    41,346     17,731      30,048
                              -------   -------   -------    -------     -------
COST OF REVENUES:
 Software license...........      725     1,237     3,323      1,524       1,894
 Service....................    3,081     6,591    14,467      6,074      11,230
                              -------   -------   -------    -------     -------
   Total cost of revenues...    3,806     7,828    17,790      7,598      13,124
                              -------   -------   -------    -------     -------
   Gross profit.............    8,469    13,351    23,556     10,133      16,924
                              -------   -------   -------    -------     -------
OPERATING EXPENSES:
 Selling and marketing......    6,883    15,369    20,611      9,187      13,671
 Research and development...    4,267     7,242     5,792      2,978       3,114
 General and
  administrative............    1,723     3,592     4,479      2,090       2,285
 Stock-based compensation...      --        --        622        224       1,492
                              -------   -------   -------    -------     -------
   Total operating
    expenses................   12,873    26,203    31,504     14,479      20,562
                              -------   -------   -------    -------     -------
   Loss from operations.....   (4,404)  (12,852)   (7,948)    (4,346)     (3,638)
                              -------   -------   -------    -------     -------
OTHER INCOME (EXPENSE):
 Interest income............       67       178       346        191         178
 Interest expense...........     (205)     (109)     (109)       --          --
 Other income (expense),
  net.......................       (2)      (21)        7          9        (38)
                              -------   -------   -------    -------     -------
   Total other income
    (expense)...............     (140)       48       244        200         140
                              -------   -------   -------    -------     -------
   Loss from continuing
    operations before income
    taxes...................   (4,544)  (12,804)   (7,704)    (4,146)     (3,498)
BENEFIT FROM INCOME TAXES...      875     1,928       --         --          --
                              -------   -------   -------    -------     -------
 Net loss from continuing
  operations................   (3,669)  (10,876)   (7,704)    (4,146)     (3,498)
                              -------   -------   -------    -------     -------
DISCONTINUED OPERATIONS
 (Note 3):
 Income from discontinued
  operations (net of income
  taxes of $875 and $439 in
  1997 and 1998)............    1,777     1,973       --         --          --
 Gain on sale of
  discontinued operations
  (net of income taxes of
  $1,489 in 1998)...........      --      6,711       --         --          --
                              -------   -------   -------    -------     -------
   Net income from
    discontinued
    operations..............    1,777     8,684       --         --          --
                              -------   -------   -------    -------     -------
NET LOSS....................  $(1,892)  $(2,192)  $(7,704)   $(4,146)    $(3,498)
                              =======   =======   =======    =======     =======
BASIC AND DILUTED NET INCOME
 (LOSS) PER SHARE:
 Continuing operations......  $ (0.98)  $ (2.88)  $ (1.74)   $ (1.03)    $ (0.63)
 Discontinued operations....     0.47      2.30       --         --          --
                              -------   -------   -------    -------     -------
 Net loss...................  $ (0.51)  $ (0.58)  $ (1.74)   $ (1.03)    $ (0.63)
                              =======   =======   =======    =======     =======
 Shares used in computing
  basic and diluted net
  income (loss) per share...    3,729     3,777     4,428      4,026       5,535
                              =======   =======   =======    =======     =======
PRO FORMA BASIC AND DILUTED
 NET INCOME (LOSS) PER
 SHARE:
 Continuing operations......                      $ (0.28)               $ (0.11)
 Discontinued operations....                          --                     --
                                                  -------                -------
 Net loss...................                      $ (0.28)               $ (0.11)
                                                  =======                =======
 Shares used in computing
  basic and diluted net
  income (loss) per share...                       27,970                 32,298
                                                  =======                =======

  The accompanying notes are an integral part of these consolidated financial statements

                       MATRIXONE, INC. AND SUBSIDIARIES

     CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND
                        STOCKHOLDERS' EQUITY (DEFICIT)
                                (In thousands)

                     Redeemable     Convertible
                    Convertible      Preferred        Common                     Treasury
                  Preferred Stock      Stock           Stock                      Stock
                  ---------------- --------------  --------------            ----------------
                                                                                                  Notes
                  Number           Number          Number         Additional                    Receivable  Deferred Stock-
                    of               of              of            Paid-in   Number of             from          Based
                  Shares   Amount  Shares  Amount  Shares  Amount  Capital    Shares    Cost   Stockholders  Compensation
                  ------- -------- ------  ------  ------  ------ ---------- --------- ------  ------------ ---------------
BALANCE, JUNE
29, 1996........     --   $    --  3,547   $3,547  3,648    $36    $22,419      169    $ (441)    $ --         $    --
Comprehensive
loss:
Foreign currency
translation
adjustments.....     --        --    --       --     --     --         --       --        --        --              --
Net loss........     --        --    --       --     --     --         --       --        --        --              --
Comprehensive
loss............     --        --    --       --     --     --         --       --        --        --              --
Stock option
exercises.......     --        --    --       --     150      2         47      --        --        --              --
                  ------  -------- -----   ------  -----    ---    -------     ----    ------     -----        --------
BALANCE, JUNE
28, 1997........     --        --  3,547    3,547  3,798     38     22,466      169      (441)      --              --
Comprehensive
loss:
Foreign currency
translation
adjustments.....     --        --    --       --     --     --         --       --        --        --              --
Net loss........     --        --    --       --     --     --         --       --        --        --              --
Comprehensive
loss............     --        --    --       --     --     --         --       --        --        --              --
Stock option
exercises.......     --        --    --       --      18    --           6      --        --        --              --
Issuance of
Series G
redeemable
convertible
preferred stock,
net of offering
costs of $102...   1,899    11,015   --       --     --     --        (102)     --        --        --              --
                  ------  -------- -----   ------  -----    ---    -------     ----    ------     -----        --------
BALANCE, JUNE
27, 1998........   1,899    11,015 3,547    3,547  3,816     38     22,370      169      (441)      --              --
Comprehensive
loss:
Foreign currency
translation
adjustments.....     --        --    --       --     --     --         --       --        --        --              --
Net loss........     --        --    --       --     --     --         --       --        --        --              --
Comprehensive
loss............     --        --    --       --     --     --         --       --        --        --              --
Retirement of
treasury stock..     --        --   (154)    (154)   (15)   --        (287)    (169)      441       --              --
Stock option
exercises.......     --        --    --       --     861      9        360      --        --        --              --
Deferred stock-
based
compensation ...     --        --    --       --     --     --       4,080      --        --        --           (4,080)
Stock-based
compensation ...     --        --    --       --     --     --         --       --        --        --              622
Issuance of
common stock in
exchange for
notes
receivable......     --        --    --       --     342      3        114      --        --       (117)            --
Issuance of
Series H
redeemable
convertible
preferred
stock...........     750     6,000   --       --     --     --         --       --        --        --              --
                  ------  -------- -----   ------  -----    ---    -------     ----    ------     -----        --------
BALANCE, JULY 3,
1999............   2,649    17,015 3,393    3,393  5,004     50     26,637      --        --       (117)         (3,458)
Comprehensive
loss:
Foreign currency
translation
adjustments
(unaudited).....     --        --    --       --     --     --         --       --        --        --              --
Net loss
(unaudited).....     --        --    --       --     --     --         --       --        --        --              --
Comprehensive
loss
(unaudited).....     --        --    --       --     --     --         --       --        --        --              --
Stock option
exercises
(unaudited).....     --        --    --       --     384      4        161      --        --        --              --
Deferred stock-
based
compensation
(unaudited).....     --        --    --       --     --     --      11,168      --        --        --          (11,168)
Stock-based
compensation
(unaudited).....     --        --    --       --     --     --         --       --        --        --            1,492
Reversal of
stock-based
compensation
from stock
option
cancellations...     --        --    --       --     --     --        (316)     --        --        --              316
Issuance of
common stock in
exchange for
notes receivable
(unaudited).....     --        --    --       --     557      5        240      --        --       (245)            --
                  ------  -------- -----   ------  -----    ---    -------     ----    ------     -----        --------
BALANCE,JANUARY
1, 2000
(UNAUDITED).....   2,649  $ 17,015 3,393   $3,393  5,945    $59    $37,890      --     $  --      $(362)       $(12,818)
                  ======  ======== =====   ======  =====    ===    =======     ====    ======     =====        ========
                                             Accumulated      Total
                                                Other     Stockholders'
                  Accumulated Comprehensive Comprehensive    Equity
                    Deficit       Loss      Income (Loss)   (Deficit)
                  ----------- ------------- ------------- -------------
BALANCE, JUNE
29, 1996........   $(20,585)                    $  23        $ 4,999
Comprehensive
loss:
Foreign currency
translation
adjustments.....        --       $   (84)         (84)           (84)
Net loss........     (1,892)      (1,892)         --          (1,892)
                              -------------
Comprehensive
loss............        --       $(1,976)         --             --
                              =============
Stock option
exercises.......        --                        --              49
                  -----------               ------------- -------------
BALANCE, JUNE
28, 1997........    (22,477)                      (61)         3,072
Comprehensive
loss:
Foreign currency
translation
adjustments.....        --       $    59           59             59
Net loss........     (2,192)      (2,192)         --          (2,192)
                              -------------
Comprehensive
loss............        --       $(2,133)         --             --
                              =============
Stock option
exercises.......        --                        --               6
Issuance of
Series G
redeemable
convertible
preferred stock,
net of offering
costs of $102...        --                        --            (102)
                  -----------               ------------- -------------
BALANCE, JUNE
27, 1998........    (24,669)                       (2)           843
Comprehensive
loss:
Foreign currency
translation
adjustments.....        --       $  (172)        (172)          (172)
Net loss........     (7,704)      (7,704)         --          (7,704)
                              -------------
Comprehensive
loss............        --       $(7,876)         --             --
                              =============
Retirement of
treasury stock..        --                                       --
Stock option
exercises.......        --                        --             369
Deferred stock-
based
compensation ...        --                        --             --
Stock-based
compensation ...        --                        --             622
Issuance of
common stock in
exchange for
notes
receivable......        --                        --             --
Issuance of
Series H
redeemable
convertible
preferred
stock...........        --                        --             --
                  -----------               ------------- -------------
BALANCE, JULY 3,
1999............    (32,373)                     (174)        (6,042)
Comprehensive
loss:
Foreign currency
translation
adjustments
(unaudited).....        --       $   (64)         (64)           (64)
Net loss
(unaudited).....     (3,498)      (3,498)         --          (3,498)
                              -------------
Comprehensive
loss
(unaudited).....        --       $(3,562)         --             --
                              =============
Stock option
exercises
(unaudited).....        --                        --             165
Deferred stock-
based
compensation
(unaudited).....        --                        --             --
Stock-based
compensation
(unaudited).....        --                        --           1,492
Reversal of
stock-based
compensation
from stock
option
cancellations...        --                        --             --
Issuance of
common stock in
exchange for
notes receivable
(unaudited).....        --                        --             --
                  -----------               ------------- -------------
BALANCE,JANUARY
1, 2000
(UNAUDITED).....   $(35,871)                    $(238)       $(7,947)
                  ===========               ============= =============

  The accompanying notes are an integral part of these consolidated financial statements

                        MATRIXONE, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                     Year Ended               Six Months Ended
                              ---------------------------  -----------------------
                              June 28,  June 27,  July 3,  January 2,  January 1,
                                1997      1998     1999       1999        2000
                              --------  --------  -------  ----------- -----------
                                                           (unaudited) (unaudited)
CASH FLOWS FROM OPERATING
 ACTIVITIES:
 Net loss.................... $(1,892)  $(2,192)  $(7,704)   $(4,146)    $(3,498)
 Net income from discontinued
  operations.................  (1,777)   (8,684)      --         --          --
                              -------   -------   -------    -------     -------
 Net loss from continuing
  operations.................  (3,669)  (10,876)   (7,704)    (4,146)     (3,498)
 Adjustments to reconcile net
  loss from continuing
  operations to net cash
  provided by (used in)
  continuing operations:
 Depreciation................     604       834     1,257        577         628
 Stock-based compensation....     --        --        622        224       1,492
 Provision for doubtful
  accounts...................      78       496       689        200         150
 Deferred income tax
  benefit....................    (875)   (1,928)      --         --          --
 Changes in assets and
  liabilities:
  Accounts receivable........  (1,738)   (1,957)   (8,648)    (1,792)     (2,216)
  Prepaid expenses and other
   current assets............     323      (229)       62       (169)     (3,163)
  Accounts payable...........     582       541     1,277        568       1,466
  Accrued expenses...........     281     2,307     1,226     (1,180)      3,107
  Deferred revenues..........     405       625     2,877      1,913       2,492
                              -------   -------   -------    -------     -------
   Net cash provided by
    (used) in continuing
    operations...............  (4,009)  (10,187)   (8,342)    (3,805)        458
                              -------   -------   -------    -------     -------
   Net cash provided by (used
    in) discontinued
    operations...............   3,668     3,611    (1,056)    (1,171)       (309)
                              -------   -------   -------    -------     -------
CASH FLOWS FROM INVESTING
 ACTIVITIES:
 Purchases of property and
  equipment..................    (563)   (1,527)   (1,306)      (399)     (1,328)
 Other assets................     (53)      (25)      (32)       (11)        (46)
 Collection of note
  receivable.................     --        --      4,400      4,400         --
 Net proceeds from sale of
  discontinued operations....     --      6,668       --         --          --
                              -------   -------   -------    -------     -------
   Net cash provided by (used
    in) investing
    activities...............    (616)    5,116     3,062      3,990      (1,374)
                              -------   -------   -------    -------     -------
CASH FLOWS FROM FINANCING
 ACTIVITIES:
 Proceeds from issuance of
  debt.......................     263       --        --         --          --
 Repayments of debt..........    (164)     (292)     (221)       --          --
 Proceeds from line of
  credit.....................     700     1,250     4,000        --          --
 Repayments of line of
  credit.....................     --     (3,250)     (950)      (123)     (3,050)
 Proceeds from issuance of
  redeemable convertible
  preferred stock............     --     10,913     6,000        --          --
 Proceeds from stock option
  exercises..................      50         6       369        283         167
                              -------   -------   -------    -------     -------
   Net cash provided by (used
    in) financing
    activities...............     849     8,627     9,198        160      (2,883)
                              -------   -------   -------    -------     -------
EFFECT OF EXCHANGE RATES ON
 CASH AND EQUIVALENTS........     (84)       59        51        (81)        (78)
                              -------   -------   -------    -------     -------
NET INCREASE (DECREASE) IN
 CASH AND EQUIVALENTS........    (192)    7,226     2,913       (907)     (4,186)
                              -------   -------   -------    -------     -------
CASH AND EQUIVALENTS,
 BEGINNING OF PERIOD.........   1,089       897     8,123      8,123      11,036
                              -------   -------   -------    -------     -------
CASH AND EQUIVALENTS, END OF
 PERIOD...................... $   897   $ 8,123   $11,036    $ 7,216     $ 6,850
                              =======   =======   =======    =======     =======
SUPPLEMENTAL DISCLOSURE OF
 CASH FLOW INFORMATION:
 Cash paid during the period
  for interest............... $   223   $   109   $   109    $    10     $   --
                              =======   =======   =======    =======     =======
NONCASH FINANCING ACTIVITY:
 Issuance of common stock in
  exchange for notes
  receivable from
  stockholders............... $   --    $   --    $   117    $   117     $   245
                              =======   =======   =======    =======     =======

  The accompanying notes are an integral part of these consolidated financial statements.

                        MATRIXONE, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                (Including data applicable to unaudited periods)
                    (In thousands, except per share amounts)

Note 1: Description of the Company and Summary of Significant Accounting
Policies

Description of the Company

    MatrixOne, Inc. and its subsidiaries (the "Company") is a provider of Internet business collaboration software designed to enable interactive collaboration over the Internet among geographically dispersed departments and divisions within an enterprise and with an enterprise's customers, suppliers and other business partners. The Company licenses its software both directly to end users and through a network of domestic and international systems integrators and distributors. The Company has its headquarters in the United States, with offices in Austria, Canada, England, France, Germany, Italy, Japan and The Netherlands and throughout the United States.

Use of Estimates

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

Basis of Presentation and Principles of Consolidation

    The Company operates on a 52-to-53 week fiscal year that ends on the Saturday closest to June 30th. The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated. Certain amounts reported in previous periods have been reclassified to conform to the January 1, 2000 presentation.

Unaudited Interim Financial Information

    The financial statements as of January 1, 2000 and for the six months ended January 2, 1999 and January 1, 2000 are unaudited. These unaudited financial statements have been prepared on the same basis as the audited financial statements and include all adjustments, consisting only of normal recurring adjustments, which are necessary for a fair presentation of the financial position, results of operations and cash flows for the interim periods presented. The results of operations for the interim period ended January 1, 2000 are not necessarily indicative of results to be expected for the entire fiscal year or future periods.

Unaudited Pro Forma Balance Sheet

    Immediately prior to the closing of the initial public offering of the Company's common stock, each outstanding share of convertible preferred stock will be converted into common stock at the conversion ratios in effect on that day. This conversion has been reflected in the unaudited pro forma balance sheet as of January 1, 2000.

Unaudited Pro Forma Basic and Diluted Net Income (Loss) Per Share

    Unaudited pro forma basic and diluted net income (loss) per share is computed by dividing net income (loss) by the weighted average number of outstanding common shares during the period plus

                        MATRIXONE, INC. AND SUBSIDIARIES

                (Including data applicable to unaudited periods)
                    (In thousands, except per share amounts)

the assumed conversion of all convertible preferred stock into common stock, which will occur immediately prior to the closing of the initial public offering. Common stock equivalents, such as stock options and warrants, are excluded from the calculation as their effect is antidilutive.

Foreign Currency Translation

    The functional currency of each subsidiary is the local currency. Assets and liabilities of foreign subsidiaries are translated at the rates in effect at the balance sheet date, while stockholders' equity (deficit) is translated at historical rates. Statements of operations and cash flow amounts are translated at the average rate for the period. Translation adjustments are included as a component of accumulated other comprehensive loss. Foreign currency gains and losses arising from transactions are reflected in the loss from operations and were not significant in the years 1997, 1998 and 1999 and the six months ended January 2, 1999. During the six months ended January 1, 2000, realized foreign currency losses aggregated $38 and were included in other income (expense).

Derivative Financial Instruments

    In October 1999, the Company began to enter into foreign currency forward exchange contracts to reduce its exposure to foreign currency risk due to fluctuations in exchange rates underlying the value of accounts receivable and payable denominated in foreign currencies (primarily European and Asian currencies) until such receivables are collected and payables are disbursed. A foreign currency forward exchange contract obligates the Company to exchange predetermined amounts of specified foreign currencies at specified exchange rates on specified dates or to make an equivalent U.S. dollar payment equal to the value of such exchange. These foreign currency forward exchange contracts, to qualify as hedges of existing assets or liabilities, are denominated in the same currency in which the underlying foreign currency receivables or payables are denominated and bear a contract value and maturity date which approximate the value and expected settlement date, respectively, of the underlying transactions. For contracts that are designated and effective as hedges, discounts or premiums (the difference between the spot exchange rate and the forward exchange rate at inception of the contract) are accreted or amortized to other expenses over the contract lives using the straight-line method, while unrealized gains and losses on open contracts at the end of each accounting period resulting from changes in the spot exchange rate are recognized in earnings in the same period as gains and losses on the underlying foreign denominated receivables or payables are recognized and generally offset. Contract amounts in excess of the carrying value of the Company's foreign currency denominated accounts receivable or payable balances are marked to market, with changes in market value recorded in earnings as foreign exchange gains or losses. The Company does not enter into or hold derivatives for trading or speculative purposes and only contracts with highly rated financial institutions. At January 1, 2000, the Company had four forward foreign exchange contracts denominated in Japanese yen, which mature at various dates through August 2000, and aggregated approximately $1,840. Unrealized losses from these contracts offset the related unrealized gains from the hedged accounts receivable. The deferred gains resulting from these contracts were not material.

    Most of the Company's international revenues and expenses are denominated in local currencies. Due to the volatility of currency exchange rates, among other factors, the Company cannot predict the effect of exchange rate fluctuations on future operating results.

                        MATRIXONE, INC. AND SUBSIDIARIES

                (Including data applicable to unaudited periods)
                    (In thousands, except per share amounts)


Comprehensive Loss

    Comprehensive loss includes net loss as well as other changes in stockholders' equity (deficit), except stockholders' investments and distributions.

Revenue Recognition

    The Company generates revenues from licensing its software and providing professional services and training, maintenance and customer support services. The Company executes separate contracts that govern the terms and conditions of each software license and maintenance arrangement and each professional services arrangement. These contracts may be an element in a multiple element arrangement. Revenues under multiple element arrangements, which may include several different software products or services sold together, are allocated to each element based on their respective fair values, with these fair values being determined using the price charged when that element is sold separately.

    The Company recognizes software license revenues upon execution of a signed license agreement, delivery of the software to a customer and determination that collection of a fixed license fee is probable. For delivery over the internet, the software is considered to have been delivered upon confirmation by the customer of the file transfer. Since the Company has no obligation to an end user of a distributor, software license revenues from distributors are recognized upon delivery to the distributor. The Company provides for sales returns at the time of delivery on an estimated basis.

    Service revenues include professional services and training, maintenance and customer support fees. Professional services are not essential to the functionality of the other elements in an arrangement and are accounted for separately. Professional services revenues are recognized as the services are performed for time and material contracts or on a percentage-of-completion basis for fixed price contracts. If conditions for acceptance are required, professional services revenues are recognized upon customer acceptance. Training revenues are recognized as the services are provided. Maintenance and customer support fees include the right to unspecified upgrades on a when-and-if-available basis and on-going technical support. Maintenance and customer support fees are recognized ratably over the term of the maintenance contract on a straight-line basis. When a customer maintenance fee is included with a software license fee, the Company allocates a portion of the software license fee to maintenance and customer support fees based on the fair value of each element of the arrangement.

Cash Equivalents

    The Company considers all time deposits and short-term investments with original maturities of 90 days or less to be cash equivalents. The Company's cash equivalents are primarily comprised of money market mutual funds and are stated at cost, which approximates market.

Fair Value of Financial Instruments

    The Company's financial instruments consist primarily of cash and equivalents, accounts receivable, notes receivable, accounts payable and debt instruments. The book values of such financial instruments approximated their respective fair values as of each balance sheet presented due to their short-term maturities.

                        MATRIXONE, INC. AND SUBSIDIARIES

                (Including data applicable to unaudited periods)
                    (In thousands, except per share amounts)


Concentrations of Credit Risk

    Financial instruments that potentially subject the Company to concentrations of credit risk are principally cash and equivalents and accounts receivable. Concentration of credit risk, with respect to cash and equivalents is limited because the Company deposits its cash in highly rated financial institutions and invests in diversified money market investments. Concentration of credit risk with respect to accounts receivable is limited to certain customers to whom the Company makes substantial sales. To reduce its credit risk, the Company routinely assesses the financial strength of its customers. The Company maintains an allowance for potential credit losses but historically has not experienced any significant losses related to individual customers or groups of customers in any particular industry or geographic area.

    No one customer accounted for more than 10% of the Company's total revenues during the years 1997, 1998, and 1999. No one customer represented greater than 10% of the Company's accounts receivable at June 28, 1997, June 27, 1998 and July 3, 1999.

    Revenues from one customer were approximately 11.1% of the Company's total revenues for the six months ended January 2, 1999.

    Revenues from two customers were approximately 11.7% and 11.2% of the Company's total revenues for the six months ended January 1, 2000. Accounts receivable from these customers represented approximately 10.4% and 10.2% of the Company's accounts receivable at January 1, 2000.

Property and Equipment

    Property and equipment are recorded at cost. Internal and external costs incurred to develop and install computer software for internal use are capitalized. Depreciation is computed using the straight-line method over the estimated useful lives of the assets (computer equipment and software, two to five years; furniture and fixtures, four years; machinery and equipment, five years; leasehold improvements, shorter of useful life or remaining lease term). Maintenance and repair expenditures are charged to operations when incurred, and additions and improvements are capitalized. The Company reviews its property and equipment whenever events or changes in circumstances may indicate that the carrying amount of certain assets may not be recoverable and recognizes an impairment loss when it is probable that the estimated cash flows are less than the carrying value of these assets. Property and equipment to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

Stock-Based Compensation

    The Company records stock-based compensation issued to employees using the intrinsic value method and stock-based compensation issued to non-employees using the fair value method. Stock-based compensation is recognized on options issued to employees if the option exercise price is less than the market price of the underlying stock on the date of grant.

                        MATRIXONE, INC. AND SUBSIDIARIES

                (Including data applicable to unaudited periods)
                    (In thousands, except per share amounts)


Research and Development and Software Development Costs

    Research and development costs are expensed as incurred. Software development costs are included in research and development and are expensed as incurred. After technological feasibility is established, material software development costs are capitalized. The capitalized cost is then amortized on a straight-line basis over the estimated product life, or in the ratio of current revenues to total projected product revenues, whichever is greater. To date, the period between achieving technological feasibility, which the Company has defined as when beta testing commences, and the general availability of such software has been minimal, and software development costs qualifying for capitalization have been insignificant. Accordingly, the Company has not capitalized any software development costs for the periods presented.

Income Taxes

    The Company accounts for income taxes under the asset and liability method, which recognizes deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the tax basis of assets and liabilities and their financial statement reported amounts. The Company records a valuation allowance against deferred tax assets when it is more likely than not that such assets will not be realized.

Net Income (Loss) Per Share

    Basic net income (loss) per share is computed by dividing net income (loss) by the weighted average number of common shares outstanding during the period. Diluted net income (loss) per share is computed by dividing net income (loss) by the shares used in the calculation of basic net income (loss) per share plus the dilutive effect of common stock equivalents, such as stock options, warrants and convertible preferred stock, using the treasury stock method. Common stock equivalents are excluded from the computation of dilutive net income (loss) per share if their effect is antidilutive.

Recently Issued Accounting Pronouncement

    In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards for derivative instruments and hedging activities. SFAS No. 133, as amended by SFAS No. 137, will be effective for the Company's financial reporting beginning in the first quarter of 2001. SFAS No. 133 will require the Company to recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The accounting for gains and losses from changes in the fair value of a particular derivative will depend on the intended use of the derivative. The Company does not expect the adoption of SFAS No. 133 to have a material impact on the results of its operations or financial position.

                        MATRIXONE, INC. AND SUBSIDIARIES

                (Including data applicable to unaudited periods)
                    (In thousands, except per share amounts)


Note 2: Details of Financial Statement Components

                                                    June 27, July 3,  January 1,
                                                      1998    1999       2000
                                                    -------- -------  ----------
   CASH AND EQUIVALENTS:
   Cash............................................  $1,883  $ 1,633   $ 1,618
   Money market mutual funds.......................   6,240    9,403     5,232
                                                     ------  -------   -------
                                                     $8,123  $11,036   $ 6,850
                                                     ======  =======   =======
   PROPERTY AND EQUIPMENT:
   Computer equipment and software.................  $3,606  $ 3,845   $ 4,716
   Leasehold improvements..........................     836      942       944
   Furniture and fixtures..........................      64      156       406
   Office equipment................................     229      122       304
                                                     ------  -------   -------
                                                      4,735    5,065     6,370
   Accumulated depreciation........................  (1,781)  (2,092)   (2,716)
                                                     ------  -------   -------
                                                     $2,954  $ 2,973   $ 3,654
                                                     ======  =======   =======
   ACCRUED EXPENSES:
   Compensation....................................  $3,623  $ 3,629   $ 4,810
   Discontinued operations.........................   2,006      950       641
   Royalties.......................................     440    1,280     1,512
   Taxes...........................................     --       275     1,781
   Other...........................................     846    1,136     1,340
                                                     ------  -------   -------
                                                     $6,915  $ 7,270   $10,084
                                                     ======  =======   =======

Note 3: Discontinued Operations

    In 1998, the Company decided to focus its business on its eMatrix software suite of products and services. On May 7, 1998, the Company sold substantially all of the net assets of its legacy design and manufacturing business, which had been operated as a wholly-owned subsidiary of the Company under the name Adra Systems, Inc. ("Adra Systems"), to SofTech, Inc. The purchase price consisted of $7,000 of cash, a $4,400 promissory note which accrued interest at 7% and was collected on July 2, 1998, and contingent payments of up to $2,200 based on SofTech's revenues after the acquisition. SofTech has notified the Company that no contingent payments were due.

    The Company recorded a $6,711 gain on the sale of the net assets of Adra Systems, comprised of the cash and promissory note proceeds of $11,400 less estimated transaction costs of $2,338, income taxes of $1,489 and net assets sold of $862. The transaction costs consisted principally of investment banking, legal and accounting fees, and bonus and severance arrangements with certain employees. The net assets sold consisted of the following:

   Current assets....................................................... $3,598
   Property and equipment, net..........................................    725
                                                                         ------
   Total assets.........................................................  4,323
   Current liabilities.................................................. (3,461)
                                                                         ------
     Net assets sold.................................................... $  862
                                                                         ======

                        MATRIXONE, INC. AND SUBSIDIARIES

                (Including data applicable to unaudited periods)
                    (In thousands, except per share amounts)


    The consolidated financial statements of the Company have been restated to reflect the financial results of Adra Systems as a discontinued operation. Reported revenues, expenses and cash flows exclude the operating results of Adra Systems. Revenues from Adra Systems were approximately $15,946 for the year ended June 28, 1997 and $12,434 for the period through May 7, 1998. At June 27, 1998, July 3, 1999 and January 1, 2000, accrued transaction costs relating to the sale of the net assets of Adra Systems, included in accrued expenses, were $2,006, $950 and $641, respectively.

Note 4: Income Taxes

    At July 3, 1999, the Company had available net operating loss ("NOL") carryforwards in the United States ("U.S.") of approximately $21,100 and approximately $658 of available U.S. tax credits to reduce future U.S. income taxes. The NOLs and tax credit carryforwards expire commencing in fiscal 2000. Use of these NOLs and tax credits may be limited due to certain changes in ownership.

    The Company also has NOLs in certain foreign countries that are also subject to certain limitations. These NOLs are not material.

    The Company has recorded a valuation allowance against its deferred tax asset due to the uncertainty surrounding the timing of the realization of these tax benefits. Realization of these tax benefits is dependent on generating sufficient taxable income.

    The components of the deferred tax asset are as follows:

                                                              June 27,  July 3,
                                                                1998     1999
                                                              --------  -------
   Net operating loss carryforwards.......................... $ 6,195   $ 7,170
   Deferred revenues.........................................     525     1,163
   Tax credits...............................................     658       658
   Accrued liabilities.......................................   1,225       563
   Allowance for doubtful accounts...........................     275       289
   Depreciation..............................................     164        71
                                                              -------   -------
     Total deferred tax assets...............................   9,042     9,914
   Valuation allowance.......................................  (9,042)   (9,914)
                                                              -------   -------
     Net deferred tax asset.................................. $   --    $   --
                                                              =======   =======

    During 1997 and 1998, the Company recognized an income tax benefit from continuing operations of $875 and $1,928, respectively, to offset the income taxes relating to discontinued operations.

                        MATRIXONE, INC. AND SUBSIDIARIES

                (Including data applicable to unaudited periods)
                    (In thousands, except per share amounts)


    The reconciliation between the statutory federal income tax rate and the Company's effective tax rate for continuing operations is as follows:

                                                     June 28, June 27, July 3,
                                                       1997     1998    1999
                                                     -------- -------- -------
   Federal statutory rate...........................    35%      35%      35%
   State tax, net of federal tax benefit............     6        6        6
   Income tax benefit used to offset income taxes
    from discontinued operations....................   (19)     (15)     --
   Provision for valuation allowance................   (41)     (41)     (41)
                                                       ---      ---      ---
                                                       (19)%    (15)%    -- %
                                                       ===      ===      ===

    The effective tax rate for discontinued operations was 33% and 18% for 1997 and 1998, respectively.

Note 5: Line of Credit and Debt

    On December 29, 1998, the Company obtained a line of credit of $7,000 from a bank. Borrowings under the line of credit are limited to 80% of eligible accounts receivable, less 10% of the U.S. dollar value of each forward contract up to a total of $500, and bear interest at the bank's prime rate plus 0.5% (8.5% at July 3, 1999). The line of credit expired in December 1999 and was collateralized by all of the assets of the Company. The line of credit included certain reporting and financial covenants, including minimum quick ratio, tangible net worth and liquidity requirements, and limited the Company's ability to incur additional indebtedness, merge or consolidate, make certain investments and change its management or ownership without prior approval of the bank.

    The Company had a term loan that was payable in 33 equal installments of $21 that commenced on October 31, 1996. The term loan was paid in full during 1999.

Note 6: Commitments and Contingencies

Commitments


    The Company leases its facilities, automobiles and certain office equipment under various operating leases that expire through fiscal 2006. Certain of the facility leases require the Company to pay its proportionate share of building expenses and provide the Company with the option to renew its lease for an extended period. Aggregate rental expense under operating leases was approximately $1,042, $1,187 and $1,616 for the years ended 1997, 1998 and 1999, respectively, and $731 and $957 for the six months ended January 2, 1999 and January 1, 2000, respectively.

                        MATRIXONE, INC. AND SUBSIDIARIES

                (Including data applicable to unaudited periods)
                    (In thousands, except per share amounts)


    Future minimum lease commitments, by fiscal year, as of July 3, 1999 are as follows:

                                                                Autos and
                                                     Facilities Equipment Total
                                                     ---------- --------- ------
   2000.............................................   $1,165     $291    $1,471
   2001.............................................    1,018      213     1,259
   2002.............................................      824      111       963
   2003.............................................      444       21       439
   2004.............................................       15        5       439
   Thereafter.......................................       10        2       151
                                                       ------     ----    ------
                                                       $3,476     $643    $4,283
                                                       ======     ====    ======

    During 1999, the Company entered into an agreement for telecommunication services at favorable pricing based on minimum purchase requirements of approximately $325 each year through fiscal 2001.

Contingencies

    On October 4, 1999, SofTech, Inc. commenced a lawsuit against the Company alleging fraud, unfair and deceptive trade practices, and breach of contract in connection with the sale of assets of Adra to SofTech in 1998. We intend to vigorously defend each claim asserted in the complaint and have recently filed a motion to dismiss or stay the lawsuit pending arbitration of the claims. The court has not yet ruled on the motion.

    The Company may from time to time become a party to various other legal proceedings arising in the ordinary course of our business. Management believes that the outcomes of these proceedings will not have a material adverse effect on the Company's financial position, results of operations or cash flows.

Note 7: Redeemable Convertible Preferred Stock

    On June 17, 1999, the Company sold 750 shares of Class H redeemable convertible preferred stock at $8.00 per share for $6,000. On October 1, 1997, the Company sold 1,899 shares of Class G redeemable convertible preferred stock at $5.80 per share for $11,015. As of July 3, 1999 and January 1, 2000, redeemable convertible preferred stock was comprised of the following:

                             Shares   Shares   Shares    Redemption Liquidation
                           Authorized Issued Outstanding   Value    Preference
                           ---------- ------ ----------- ---------- -----------
Class G, $1.00 par value;
 liquidation preference
 of $5.80 per share......    2,000    1,899     1,899     $11,015     $11,015
Class H, $1.00 par value;
 liquidation preference
 of $8.00 per share......      750      750       750       6,000       6,000
                             -----    -----     -----     -------     -------
                             2,750    2,649     2,649     $17,015     $17,015
                             =====    =====     =====     =======     =======

    The Company has authorized the issuance of up to 6,552 shares of preferred stock of which 250 shares are undesignated. The rights, preferences and privileges of the Class G and Class H redeemable convertible preferred stock are listed below.

                        MATRIXONE, INC. AND SUBSIDIARIES

                (Including data applicable to unaudited periods)
                    (In thousands, except per share amounts)


Conversion

    Each share of Class G and Class H redeemable convertible preferred stock is convertible into 4.275 and 4.5 shares, respectively, of common stock at the option of the holder.

    Immediately prior to the closing of a registered public offering at an offering price of not less than $17.40 (or $3.87 as adjusted for the 3-for-2 stock split effected on August 25, 1999 and a 3-for-1 stock split effected on February 23, 2000) per common share, conversion of Class G is mandatory and at an offering price of not less than $24.00 (or $5.33 as adjusted for the 3-for-2 stock split effected on August 25, 1999 and a 3-for-1 stock split effected on February 23, 2000), conversion of Class H is mandatory.

Liquidation

    In the event of liquidation, the holders of Class G and H redeemable convertible preferred stock are entitled to receive, prior to any distribution to holders of Class A through Class F convertible preferred stock and common stockholders, a liquidation preference aggregating $17,015 in per share amounts of $5.80 and $8.00, respectively. In addition, in the event of a merger or consolidation of the Company, the holders of Class G and H redeemable convertible preferred stock may elect to have their preferred shares repurchased by the Company at the applicable liquidation preference price.

Redemption

    In connection with the issuance of the Class G redeemable convertible preferred stock, the redemption rights of Class A through Class F convertible preferred stock were eliminated.

    Class G redeemable convertible preferred stock is redeemable at the option of the majority of the Class G stockholders on October 1, 2002 for 50% of the outstanding shares at $5.80 per share plus any accrued and unpaid dividends. On October 1, 2003, the Company is required to redeem 100% of the outstanding Class G redeemable convertible preferred stock at $5.80 per share, plus any accrued and unpaid dividends.

    Class H redeemable convertible preferred stock is redeemable at the option of the majority of the Class H stockholders on October 1, 2002 for 50% of the outstanding shares at $8.00 per share, plus any accrued and unpaid dividends. On October 1, 2003, at the option of the majority of the Class H stockholders, the Company is required to redeem 100% of the outstanding Class H redeemable convertible preferred stock at $8.00 per share, plus any accrued and unpaid dividends. The Company may not redeem or purchase any junior securities unless the consent of the majority of the Class H stockholders is obtained or the Class H stock is redeemed.

Voting

    The holders of the redeemable convertible preferred stock and convertible preferred stock shall vote as one class and are entitled to that number of votes equal to the number of shares of common stock into which the preferred stock is then convertible.

Dividends

    The holders of the Class G and H redeemable convertible preferred stock are entitled to receive dividends when and if declared by the Board of Directors (the "Board").

                        MATRIXONE, INC. AND SUBSIDIARIES

                (Including data applicable to unaudited periods)
                    (In thousands, except per share amounts)


Note 8: Stockholders' Equity (Deficit)

Common Stock

    On August 10, 1999 the Board voted to approve a 3 for 2 stock split, effected as a 50% stock dividend, provide for a single class of common stock, eliminate the Class B common stock and increase the number of authorized shares of common stock from 12,000 to 40,000. On December 9, 1999 the Board voted to approve a 3-for-1 stock split, which was effected as a 200% stock dividend on February 23, 2000. The consolidated financial statements for all periods presented have been restated to reflect both stock splits. As of January 1, 2000, 18,675 shares of common stock had been authorized for issuance pursuant to the exercise of stock options and other stock rights.

Convertible Preferred Stock

    As of July 3, 1999 and January 1, 2000, Class A through Class F convertible preferred stock was comprised of the following:

                               Shares   Shares   Shares           Liquidation
                             Authorized Issued Outstanding Amount Preference
                             ---------- ------ ----------- ------ -----------
Class A, $1.00 par value;
 liquidation preference of
 $4.88 per share............     615      615       512    $  512   $ 2,501
Class B, $1.00 par value;
 liquidation preference of
 $7.32 per share............     492      491       444       444     3,250
Class C, $1.00 par value;
 liquidation preference of
 $6.20 per share............   1,195    1,194     1,194     1,194     7,403
Class D, $1.00 par value;
 liquidation preference of
 $9.00 per share............     683      680       676       676     6,084
Class E, $1.00 par value;
 liquidation preference of
 $9.00 per share............     167      167       167       167     1,500
Class F, $1.00 par value;
 liquidation preference of
 $10.00 per share...........     400      400       400       400     4,000
                               -----    -----     -----    ------   -------
                               3,552    3,547     3,393    $3,393   $24,738
                               =====    =====     =====    ======   =======

    The rights, preferences and privileges of the Class A through Class F convertible preferred stock are listed below.

Conversion

    Each share of Class A through F convertible preferred stock, is convertible into 4.5 shares of common stock at the option of the holder.

Liquidation

    In the event of liquidation, the holders of convertible preferred stock are entitled to receive, prior to any distribution to common stockholders, a liquidation preference aggregating $24,738 in per share amounts ranging from $4.88 to $10.00. In addition, in the event of a merger or consolidation of the Company, holders of Class A through Class F convertible preferred stock may elect to have their preferred shares repurchased by the Company at the applicable liquidation preference price.

                        MATRIXONE, INC. AND SUBSIDIARIES

                (Including data applicable to unaudited periods)
                    (In thousands, except per share amounts)


Redemption

    In connection with the issuance of the Class G redeemable convertible preferred stock, the redemption rights of Class A through Class F convertible preferred stock were eliminated.

Voting

    The holders of Class A through Class F convertible preferred stock and the holders of redeemable convertible preferred stock vote as one class and are entitled to that number of votes per share of convertible preferred stock equal to the number of shares of common stock into which each share of preferred stock is then convertible.

Dividends

    The holders of the Class A through Class F convertible preferred stock are entitled to receive dividends when and if declared by the Board.

Notes Receivable from Stockholders

    During 1999 and the six months ended January 1, 2000, the Company issued 342 and 557 shares of common stock, respectively, in exchange for notes receivable from stockholders with principal balances aggregating $117 and $245, respectively. These notes are full recourse to the stockholders and are additionally collaterized by the underlying shares of common stock. The notes receivable are payable in full on varying dates through December 27, 2002 and bear interest at 8%. These notes receivable have been reported as a reduction to stockholders' equity.

Warrants

    In May 1997, the Company issued a warrant to purchase 169 shares of common stock in conjunction with its line of credit. The warrants have an exercise price of $0.44 and expire in May 2002. No value has been ascribed to these warrants as the amount would not be material to the financial statements.

Stock Option Plans

    The Company's 1987 Stock Option Plan (the "1987 Plan") has been terminated; however, options issued under the 1987 Plan remain outstanding. The 1987 Plan provided for the granting of both incentive stock options and nonqualified stock options. Incentive stock options were granted at the fair market value of the common stock on the date of grant, as determined by the Board. Options granted under the 1987 Plan generally vest over four years and expire no later than ten years from the date of the grant.

    In fiscal year 1996, the Company adopted a stock plan (the "1996 Plan") pursuant to which 13,950 shares of the Company's common stock are reserved for issuance. The 1996 Plan provides for the granting of both incentive stock options, nonqualified stock options and other stock rights. Options may be granted at not less than the fair market value of the Company's common stock on the date of grant, as determined by the Board. Options granted under the 1996 plan generally vest over four years and expire no later than ten years from the date of the grant. There were 1,092 shares available for future grant at January 1, 2000.

                        MATRIXONE, INC. AND SUBSIDIARIES

                (Including data applicable to unaudited periods)
                    (In thousands, except per share amounts)


    The following is a summary of stock option activity for all stock plans:

                          June 28, 1997    June 27, 1998    July 3, 1999    January 1, 2000
                         ---------------- ---------------- ---------------- ----------------
                                 Weighted         Weighted         Weighted         Weighted
                                 Average          Average          Average          Average
                                 Exercise         Exercise         Exercise         Exercise
                         Shares   Price   Shares   Price   Shares   Price   Shares   Price
                         ------  -------- ------  -------- ------  -------- ------  --------
Outstanding:
Beginning balance.......  3,321   $0.37    5,619   $0.42   10,125   $0.43   11,742   $0.45
Granted.................  3,612    0.44    5,832    0.44    4,806    0.46    2,262    2.45
Exercised...............   (150)   0.34      (18)   0.43   (1,203)   0.40     (941)   0.44
Canceled................ (1,164)   0.38   (1,308)   0.43   (1,986)   0.42     (235)   0.52
                         ------   -----   ------   -----   ------   -----   ------   -----
Ending balance..........  5,619   $0.42   10,125   $0.43   11,742   $0.45   12,828   $0.80
                         ======   =====   ======   =====   ======   =====   ======   =====
Exercisable.............  2,946   $0.39    4,479   $0.41    5,157   $0.43    5,655   $0.45
                         ======   =====   ======   =====   ======   =====   ======   =====

    The fair value of options granted in 1997, 1998 and 1999 and the six months ended January 2, 1999 and January 1, 2000 have been determined using the Black-Scholes option pricing model. The assumptions used are as follows:

                            June 28,  June 27,  July 3,  January 2,  January 1,
                              1997      1998     1999       1999        2000
                            --------  --------  -------  ---------- ------------
   Risk-free interest
    rate...................    6.10%     5.70%     5.10%     5.10%  5.80 -- 6.00%
   Expected dividend
    yield..................    None      None      None      None           None
   Expected lives.......... 5 years   5 years   5 years   5 years        5 years
   Expected volatility.....     --        --        --        --             --

    The weighted average fair value of options granted in 1997, 1998 and 1999 and the six months ended January 2, 1999 and January 1, 2000 were $0.12, $0.11, $0.95, $1.07 and $3.90 per share, respectively.

    Information regarding stock options outstanding as of July 3, 1999 is as follows:

                                     Options Outstanding             Options Exercisable
                            ------------------------------------- ------------------------
                                        Weighted
                                        Average
                                       Remaining      Weighted                 Weighted
                            Number of Contractual     Average     Number of    Average
   Exercise Price            Shares   Life (Years) Exercise Price  Shares   Exercise Price
   --------------           --------- ------------ -------------- --------- --------------
   $0.33...................     687       4.60         $0.33          687       $0.33
   $0.44...................  10,581       8.09          0.44        4,470        0.44
   $0.67...................     474       9.99          0.67          --          --
                             ------       ----         -----        -----       -----
                             11,742       7.96         $0.45        5,157       $0.43
                             ======       ====         =====        =====       =====

                        MATRIXONE, INC. AND SUBSIDIARIES

                (Including data applicable to unaudited periods)
                    (In thousands, except per share amounts)


    Information regarding options outstanding as of January 1, 2000 is as follows:

                                     Options Outstanding             Options Exercisable
                            ------------------------------------- ------------------------
                                        Weighted
                                        Average
                                       Remaining      Weighted                 Weighted
                            Number of Contractual     Average     Number of    Average
   Exercise Price            Shares   Life (Years) Exercise Price  Shares   Exercise Price
   --------------           --------- ------------ -------------- --------- --------------
   $0.33-$0.44.............  10,128       7.44         $0.44        5,478       $0.43
   $0.67-$1.11.............   2,148       9.54          1.01          168        0.95
   $3.33...................     132       9.74          3.33            9        3.33
   $6.67-$8.00.............     420       9.90          7.64          --          --
                             ------       ----         -----        -----       -----
                             12,828       7.89         $0.80        5,655       $0.45
                             ======       ====         =====        =====       =====

    In connection with certain stock option grants to employees, the Company recorded deferred stock-based compensation of $4,080 for the year ended July 3, 1999 and $11,168 for the six months ended January 1, 2000. Deferred stock-based compensation represents the difference between the option price and the deemed fair value of the Company's common stock on the date of grant and is reported as a component of stockholders' equity (deficit). Deferred stock-based compensation is amortized through charges to operations over the vesting period of the options, which is generally four years. Stock-based compensation was $622 for the year ended July 3, 1999 and $224 and $1,492 for the six months ended January 2, 1999 and January 1, 2000, respectively.

    The Black-Scholes option pricing model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in subjective assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its stock options.

    Had compensation expense for stock options been determined based on fair value as proscribed by SFAS No. 123, the Company's pro forma net loss would have been as follows:

                                June 28,  June 27,  July 3,  January 2, January 1,
                                  1997      1998     1999       1999       2000
                                --------  --------  -------  ---------- ----------
   Net Loss:
   As reported................. $(1,892)  $(2,192)  $(7,704)  $(4,146)   $(3,498)
   Pro forma................... $(1,989)  $(2,411)  $(7,381)  $(4,306)   $(3,741)

    Because the method proscribed by SFAS No. 123 has not been applied to stock options granted prior to June 30, 1995 and no expected volatility factor has been used to value any stock options granted, the resulting pro forma compensation cost may not be representative of that to be expected in future years.

Note 9: Employee Benefit Plans

    Eligible employees of the Company's North American offices may elect to participate in the Company's 401(k) plan. The Company does not make contributions to the 401(k) plan. Employees of certain of the Company's subsidiaries are provided with savings plans to which the Company and the employee contribute. The Company's contributions to these plans have not been material.

                        MATRIXONE, INC. AND SUBSIDIARIES

                (Including data applicable to unaudited periods)
                    (In thousands, except per share amounts)


Note 10: Segment and Geographic Information

    The Company measures operating results as a single reportable segment, which provides multiple products and services to enable interactive collaboration over the Internet among geographically dispersed departments and divisions within an enterprise and with the enterprise's customers, suppliers and other business partners. The Company reports revenues in the geographic region of the customer at the time of the license. However, the customer has the right to redeploy licenses anywhere in the world. Revenues and property and equipment by significant geographic region are as follows:

                                       Year Ended            Six Months Ended
                                ------------------------- ---------------------
                                June 28, June 27, July 3, January 2, January 1,
                                  1997     1998    1999      1999       2000
                                -------- -------- ------- ---------- ----------
   Revenues:
     North America............  $ 9,403  $15,644  $30,557  $13,319    $16,271
                                -------  -------  -------  -------    -------
     Germany..................    1,531    2,573    6,048    2,266      3,497
     France...................    1,341    2,144    2,243    1,203      4,239
     Asia/Pacific.............      --       --       --       --       3,525
     Europe (excluding Germany
      and France).............      --       818    2,498      943      2,516
                                -------  -------  -------  -------    -------
       Total international....    2,872    5,535   10,789    4,412     13,777
                                -------  -------  -------  -------    -------
                                $12,275  $21,179  $41,346  $17,731    $30,048
                                =======  =======  =======  =======    =======

   Property and Equipment:

                                                                As of
                                                     ---------------------------
                                                     June 27, July 3, January 1,
                                                       1998    1999      2000
                                                     -------- ------- ----------
     North America..................................  $2,641  $2,498    $3,072
                                                      ------  ------    ------
     Germany........................................      60     123       190
     France.........................................     199     166       180
     Asia/Pacific...................................     --      --         33
     Europe (excluding Germany and France)..........      54     186       179
                                                      ------  ------    ------
       Total international..........................     313     475       582
                                                      ------  ------    ------
                                                      $2,954  $2,973    $3,654
                                                      ======  ======    ======

                        MATRIXONE, INC. AND SUBSIDIARIES

                (Including data applicable to unaudited periods)
                    (In thousands, except per share amounts)


Note 11: Net Income (Loss) Per Share

    The calculation of basic and diluted and pro forma basic and diluted net income (loss) per share is as follows:

                                    Year Ended               Six Months Ended
                             ---------------------------  ---------------------
                             June 28,  June 27,  July 3,  January 2, January 1,
                               1997      1998     1999       1999       2000
                             --------  --------  -------  ---------- ----------
Basic and Diluted Net
 Income (Loss) Per Share:
Net loss from continuing
 operations................  $ (3,669) $(10,876) $(7,704)  $(4,146)   $ (3,498)
Net income from discontin-
 ued operations............     1,777     8,684      --        --          --
                             --------  --------  -------   -------    --------
Net loss...................  $ (1,892) $ (2,192) $(7,704)  $(4,146)   $ (3,498)
                             ========  ========  =======   =======    ========
Basic and diluted net loss
 per share from continuing
 operations................  $  (0.98) $  (2.88) $ (1.74)  $ (1.03)   $  (0.63)
Basic and diluted net
 income per share from
 discontinued operations...      0.47      2.30      --        --          --
                             --------  --------  -------   -------    --------
Basic and diluted net loss
 per share.................  $  (0.51) $  (0.58) $ (1.74)  $ (1.03)   $  (0.63)
                             ========  ========  =======   =======    ========
Shares used in computing
 basic and diluted net
 income (loss) per share...     3,729     3,777    4,428     4,026       5,535
                             ========  ========  =======   =======    ========
Pro Forma Basic and Diluted
 Net Income (Loss) Per
 Share:
Shares used in computing
 basic and diluted net loss
 per share.................                        4,428                 5,535
Adjustment to reflect the
 effect of the conversion
 of preferred stock........                       23,541                26,763
                                                 -------              --------
Shares used in computing
 pro forma basic and
 diluted net loss per
 share.....................                       27,970                32,298
                                                 =======              ========
Pro forma basic and diluted
 net loss per share from
 continuing operations.....                      $ (0.28)             $  (0.11)
Pro forma basic and diluted
 net income per share from
 discontinued operations...                          --                    --
                                                 -------              --------
Pro forma basic and diluted
 net loss per share........                      $ (0.28)             $  (0.11)
                                                 =======              ========

    Potentially dilutive common stock options and warrants aggregating 5,787, 10,293, 11,910, 11,475 and 12,996 shares for the years ended 1997, 1998 and
1999 and the six months ended January 2, 1999 and January 1, 2000, respectively, have been excluded from the computation of basic and diluted net income (loss) per share because their inclusion would be antidilutive.

                        MATRIXONE, INC. AND SUBSIDIARIES

                (Including data applicable to unaudited periods)
                    (In thousands, except per share amounts)


Note 12: Subsequent Events

    On December 28, 1999, the Company extended its line of credit of $7,000 through December 28, 2000. Borrowings under the line of credit are limited to 80% of eligible accounts receivable from customers in the United States, less amounts reserved for cash management services and foreign currency contracts, and bear interest at the bank's prime rate plus 0.5%. In addition, on January 21, 2000, the Company obtained a working capital line of credit of $1,000, which expires December 28, 2000. Borrowings under the working capital line of credit are limited to 90% of eligible foreign accounts receivable billed and collected in the United States.

Proposed Public Offering of Common Stock

    On December 9, 1999, the Board authorized the Company to proceed with an initial public offering of its common stock. If the offering is consummated as presently anticipated, all of the outstanding shares of convertible preferred stock will automatically convert into common stock. The unaudited pro forma stockholders' equity (deficit) at January 1, 2000 gives effect to the conversion of all outstanding shares of redeemable convertible preferred stock and convertible preferred stock at January 1, 2000 into 26,763 shares of common stock upon completion of the offering. On December 9, 1999, the Board also approved, effective upon the closing of the offering, a change in the total number of shares which the Company is authorized to issue to 105,000 shares, of which 100,000 shares will be common stock and 5,000 shares will be preferred stock.

Proposed Private Placement of Common Stock and Issuance of Common Stock Warrant

    On February 1, 2000, the Company entered into software license and maintenance agreements and a professional services agreement with a customer for the implementation of our eMatrix solution. In connection with these agreements, a party related to this customer agreed to purchase 450,000 shares of our common stock in a private placement. The sale price will be the initial public offering price less underwriters' discounts and commissions. The sale of the common stock will occur contemporaneous with the Company's initial public offering. On February 1, 2000, the Company also issued the same related party a warrant to purchase 200,000 shares of common stock which is exercisable following the closing of the initial public offering for a term of 18 months at an exercise price equal to 125% of the initial public offering price. Following the offering in connection with the issuance of the warrant, the Company anticipates that it will record a charge to revenue of approximately $1.5 million, which represents the fair value of the warrant using the Black-Scholes option pricing model and an assumed initial public offering price of $21.00 per share and expected volatility of 85%.

2000 Employee Stock Purchase Plan

    The Company's 2000 Employee Stock Purchase Plan (the "Purchase Plan") was adopted by the Board in December 1999 to be effective upon the completion of the Company's initial public offering of its common stock. The Company has reserved a total of 1,350 shares of common stock for issuance under the Purchase Plan. Eligible employees may purchase common stock at 85% of the lesser of the average market price of the Company's common stock on the first or last day of the applicable six month payment period.

                        MATRIXONE, INC. AND SUBSIDIARIES

                (Including data applicable to unaudited periods)
                    (In thousands, except per share amounts)


1999 Stock Plan

    In January 2000, the Board adopted the 1999 Stock Plan (the "1999 Plan") to be effective upon the completion of the Company's initial public offering of its common stock. The Company has reserved a total of 1,500 shares of common stock for issuance under the 1999 Plan which provides for the grant of incentive and nonqualified stock options, stock issuances and opportunities to make direct purchases of stock to employees, officers, directors or consultants of the Company.

 --------------------------------------
 --------------------------------------

   No dealer, salesperson or other
 person is authorized to give any
 information or to represent anything
 not contained in this prospectus. You
 must not rely on any unauthorized
 information or representations. This
 prospectus is an offer to sell only
 the shares offered hereby, and only
 under circumstances and in
 jurisdictions where it is lawful to
 do so. The information contained in
 this prospectus is current only as of
 its date.

              -----------

           TABLE OF CONTENTS

                                                                           Page
                                                                           ----
  Prospectus Summary.....................................................    3
  Risk Factors...........................................................    8
  Special Note Regarding Forward-Looking Statements......................   19
  Use of Proceeds........................................................   19
  Dividend Policy........................................................   19
  Capitalization.........................................................   20
  Dilution...............................................................   21
  Selected Consolidated Financial Data...................................   22
  Management's Discussion and Analysis of Financial Condition and Results
   of Operations.........................................................   24
  Business...............................................................   37
  Management.............................................................   56
  Certain Transactions...................................................   65
  Principal Stockholders.................................................   66
  Description of Capital Stock...........................................   68
  Shares Eligible for Future Sale........................................   71
  Underwriting...........................................................   73
  Validity of Common Stock...............................................   75
  Experts................................................................   75
  Where You Can Find More Information....................................   75
  Index to Financial Statements..........................................  F-1

   Through and including      , 2000
 (the 25th day after the date of this
 prospectus), all dealers effecting
 transactions in these securities,
 whether or not participating in this
 offering, may be required to deliver
 a prospectus. This is in addition to
 a dealer's obligation to deliver a
 prospectus when acting as underwriter
 and with respect to an unsold
 allotment or subscription.

 --------------------------------------
 --------------------------------------
 --------------------------------------
 --------------------------------------

            5,000,000 Shares

            MatrixOne, Inc.

              Common Stock

            ---------------

     [MATRIXONE LOGO APPEARS HERE]


            ---------------

          Goldman, Sachs & Co.

         Dain Rauscher Wessels

       U.S. Bancorp Piper Jaffray

             Wit SoundView

  Representatives of the Underwriters

 --------------------------------------
 --------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

    Estimated expenses payable in connection with the sale of the common stock in the offering are as follows:

      SEC registration fee.......................................... $   33,396
      NASD filing fee...............................................     13,150
      Nasdaq National Market listing fee............................     95,000
      Blue sky fees.................................................     15,000
      Printing and engraving expenses...............................    230,000
      Legal fees and expenses.......................................    500,000
      Accounting fees and expenses..................................    450,000
      Transfer agent and registrar fees and expenses................      5,000
      Miscellaneous.................................................    283,454
                                                                     ----------
          Total..................................................... $1,625,000
                                                                     ==========

    The registrant will bear all of the expenses shown above.

Item 14. Indemnification of Directors and Officers.

    The Delaware General Corporation Law and the registrant's charter and by-laws provide for indemnification of the registrant's directors and officers for liabilities and expenses that they may incur in such capacities.

    ARTICLE EIGHTH of the registrant's charter provides that, to the maximum extent permitted by the General Corporation Law of the State of Delaware, no director of the registrant shall be personally liable to the registrant or to any of its stockholders for monetary damages arising out of such director's breach of fiduciary duty.

    ARTICLE 7 of the registrant's by-laws provides that the registrant shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that such person is or was a director, trustee, partner, officer, employee or agent of the corporation, or is or was serving at the request of the registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise or non-profit entity, against all liability, losses, expenses (including attorneys' fees), judgments, fines and amounts paid in settlement by such person in connection with such action, suit or proceeding. The registrant shall only provide indemnification if such person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the registrant, and, with respect to any criminal action or proceedings, if such person had no reasonable cause to believe his conduct was unlawful.

    The Underwriting Agreement provides that the underwriters are obligated, under certain circumstances to indemnify directors, officers and controlling persons of the registrant against certain liabilities, including liabilities under the Securities Act of 1933. Reference is made to the form of underwriting agreement filed as Exhibit 1.1 hereto.

    The registrant intends to apply for a directors' and officers' insurance policy.

    The effect of these provisions would be to permit indemnification by the Company for, among other liabilities, liabilities arising out of the Securities Act.

Item 15. Recent Sales of Unregistered Securities.

 Stock Splits

    The registrant has effected and will effect the following splits of its common stock:

  . On August 25, 1999, the registrant effected a 3-for-2 stock split of its common stock in the form of a stock dividend of one share of common stock paid on every two shares of common stock outstanding and held of record by a stockholder as of August 20, 1999. In connection with such stock split, the registrant issued to its stockholders of record as of August 20, 1999 an aggregate of 558,523 shares of common stock. All common and preferred share and per share amounts herein have been retroactively adjusted to reflect the stock split.

  . On February 23, 2000, the registrant effected a 3-for-1 stock split of its common stock in the form of a stock dividend of two shares of common stock to be paid on each share of common stock outstanding as of February 23, 2000. In connection with such stock split, the registrant issued to its stockholders of record as of February 23, 2000 an aggregate of 4,767,736 shares of common stock. All common and preferred share and per share amounts herein have been retroactively adjusted to reflect the stock split.

 Certain Sales of Securities

    In the three years preceding the filing of this registration statement, the registrant has issued the following securities that were not registered under the Securities Act:

  . On May 16, 1997, the registrant issued a warrant to its bank in conjunction with its line of credit to purchase 168,750 shares of Common Stock at an exercise price of $0.44 per share.

  . On October 1, 1997, the registrant issued and sold an aggregate of 1,899,138 shares of its Class G Convertible Preferred Stock, par value $1.00 per share, to seven investors at a price of $5.80 per share pursuant to a Class G Preferred Stock Purchase Agreement.

  . On June 17, 1999, the registrant issued and sold an aggregate of 750,000 shares of its Class H Convertible Preferred Stock, par value $1.00 per share, to two investors at a price of $8.00 per share pursuant to a Class H Preferred Stock Purchase Agreement.

  . Effective upon the closing of the offering, all of the Company's convertible preferred stock will automatically convert into an aggregate 26,762,779 shares of common stock.

  . Since December 13, 1996, the registrant has granted options to purchase an aggregate of 12,828,276 shares of common stock under its equity plans, exercisable at a weighted average price of $0.71 per share.

  . On February 1, 2000, the registrant issued a warrant to GE Capital Equity Investments, Inc. to purchase 200,000 shares of Common Stock at an exercise price equal to 125% of the initial public offering price, which is exercisable following the offering.

    No underwriters were involved in the foregoing sales of securities. Such sales were made in reliance upon the exemption from the registration provisions of the Securities Act provided by Sections 2(3) and 4(2) thereof for transactions not involving a public offering or, in the case of the options to purchase common stock, Rule 701 under the Securities Act. All of the foregoing securities are deemed restricted securities for the purposes of the Securities Act.

Item 16. Exhibits and Financial Statement Schedules.

  (a) Exhibits:

 Exhibit No.                             Description
 -----------                             -----------
   1.1       Form of Underwriting Agreement

   3.1 Amended and Restated Certificate of Incorporation of the registrant

   3.2       Form of Certificate of Amendment to Amended and Restated
             Certificate of Incorporation to be filed prior to the consummation of the offering


 Exhibit No.                             Description
 -----------                             -----------
   3.3       Form of Second Amended and Restated Certificate of Incorporation
             to be filed upon the closing of the offering

   3.4       Restated By-laws of the registrant

   3.5 Form of Amended and Restated By-laws of the registrant to take effect as of the effectiveness of the offering

   4.1 Specimen certificate representing the common stock of the registrant

   5.1       Opinion of Testa, Hurwitz & Thibeault, LLP

  10.1       Amended and Restated 1987 Stock Option Plan

  10.2       Amended and Restated 1996 Stock Plan

  10.3       1999 Stock Plan

  10.4       2000 Employee Stock Purchase Plan

  10.5       Warrant Purchase Agreement by and among the registrant and Silicon
             Valley Bank, dated as of May 16, 1997

  10.6       Asset Purchase Agreement dated May 7, 1998 by and among SofTech,
             Inc., Adra Systems, Inc. and the registrant

  10.7       Amended and Restated Registration Rights, Restricted Stock and
             Stock Option Agreement by and among the registrant and certain stockholders of registrant, dated as of October 11, 1988

  10.8       Amendment No. 1 to Amended and Restated Registration Rights,
             Restricted Stock and Stock Option Agreement by and among the registrant and certain stockholders of registrant, dated as of June 26, 1991

  10.9       Amendment No. 2 to Amended and Restated Registration Rights,
             Restricted Stock and Stock Option Agreement by and among the registrant and certain stockholders of registrant, dated as of August 19, 1991

  10.10      Amendment No. 3 to Amended and Restated Registration Rights,
             Restricted Stock and Stock Option Agreement by and among the registrant and certain stockholders of registrant, dated as of October 1, 1997

  10.11      Amendment No. 4 to Amended and Restated Registration Rights,
             Restricted Stock and Stock Option Agreement by and among the registrant and certain stockholders of registrant, dated as of June 17, 1999

  10.12 Amended and Restated Stockholders Agreement by and among the registrant and the stockholders listed therein, dated as of June
             17, 1999

  10.13      Office Lease by and between the registrant and New Boston
             Chelmsford Limited Partnership, dated March 2, 1994

  10.14      Loan and Security Agreement between the registrant and Silicon
             Valley Bank, dated as of December 29, 1998

  10.15      Employment Agreement with James F. Morgan, dated as of April 14,
             1998

  10.16 Letter Agreement between the registrant and Maurice L. Castonguay, dated as of January 11, 1999

  10.17+ Agreement between the registrant and Oracle Corporation, dated as of May 22, 1996

  10.18      Employment Agreement between the registrant and Johannes T.J.
             Ruigrok, dated as of July 15, 1998

  10.19 Letter Agreement between the registrant and Brian M. Gallagher, dated as of June 3, 1999


 Exhibit No.                             Description
 -----------                             -----------
  10.20      Letter Agreement between the registrant and Stephen P. Dunn, dated as of December 5, 1997
  10.21      Loan Modification Agreement between the registrant and Silicon
             Valley Bank dated as of September 28, 1999
  10.22      Loan Modification Agreement between the registrant and Silicon
             Valley Bank dated as of December 28, 1999
  10.23      Borrower Agreement between the registrant and Export-Import Bank of the United States dated as of January 21, 2000
  10.24      Loan and Security Agreement between the registrant and Export-
             Import Bank of the United States dated as of January 21, 2000
  10.25      Common Stock Purchase Agreement between the registrant and GE
             Capital Equity Investments, Inc. dated as of February 1, 2000
  10.26      Warrant issued by registrant to GE Capital Equity Investments,
             Inc. dated as of
             February 1, 2000
  21.1*      Subsidiaries of the registrant
  23.1       Consent of Testa, Hurwitz & Thibeault, LLP (included in Exhibit
             5.1)
  23.2*      Consent of Arthur Andersen LLP
  24.1       Power of Attorney (see page II-5)
  27.1       Financial Data Schedule

--------
*  Filed herewith.
+ Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the registrant's application requesting confidential treatment under Rule 406 of the Act, filed on December 29, 1999.

  (b) Financial Statements Schedules:

                                                                            Page
                                                                            ----
Schedule II--Valuation and Qualifying Accounts and Reserves................ S-2

    All other schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions or are inapplicable, and therefore have been omitted.

Item 17. Undertakings.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to provisions described in Item 14 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The registrant hereby undertakes (1) to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser; (2) that for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and (3) that for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 5 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Chelmsford, Massachusetts on February 25, 2000.

                                          Matrixone, Inc.

                                          By:   /s/ Maurice L. Castonguay
                                             ----------------------------------
                                                  Maurice L. Castonguay
                                              Chief Financial Officer, Vice
                                                President of Finance and
                                              Administration and Treasurer

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 5 to Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

              Signature                         Title(s)                 Date
              ---------                         --------                 ----

                  *                    President, Chief Executive  February 25, 2000
______________________________________  Officer and Director
          Mark F. O'Connell             (principal executive
                                        officer)

      /s/ Maurice L. Castonguay        Chief Financial Officer,    February 25, 2000
______________________________________  Vice President of Finance
        Maurice L. Castonguay           and Administration and
                                        Treasurer (principal
                                        financial and accounting
                                        officer)

                  *                    Director                    February 25, 2000
______________________________________
            Ellen Carnahan

                  *                    Director                    February 25, 2000
______________________________________
          Daniel J. Holland

                  *                    Director                    February 25, 2000
______________________________________
           James F. Morgan

                  *                    Director                    February 25, 2000
______________________________________
       Charles R. Stuckey, Jr.


By:   /s/ Maurice L. Castonguay
  ---------------------------------
        Maurice L. Castonguay
          Attorney-in-fact

              REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS ON SCHEDULE

To the Stockholders and Board of Directors of MatrixOne, Inc. and Subsidiaries:

    We have audited, in accordance with generally accepted auditing standards, the consolidated financial statements of MatrixOne, Inc. included in this registration statement and have issued our report thereon dated August 27, 1999. Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule listed in Item 16(b) is the responsibility of the Company's management and is presented for purposes of complying with Securities and Exchange Commission's rules and is not a part of the basic financial statements and, in our opinion, fairly states, in all material respects, the financial data required to be set forth therein, in relation to the basic financial statements taken as a whole.

                                          /s/ Arthur Andersen LLP

Boston, Massachusetts
August 27, 1999

                                                                     Schedule II

                        MATRIXONE, INC. AND SUBSIDIARIES

                 VALUATION AND QUALIFYING ACCOUNTS AND RESERVES
                             (amounts in thousands)

                           Balance at  Charged to Charged to             Balance at
                          Beginning of Costs and    Other                   End
Description                the Period   Expenses   Accounts   Deductions of Period
-----------               ------------ ---------- ----------  ---------- ----------
Allowance for Doubtful
 Accounts:
  June 28, 1997.........     $   94      $  78      $  --      $   --      $  172
  June 27, 1998.........     $  172      $ 496      $  --      $  (157)    $  511
  July 3, 1999..........     $  511      $ 689      $  --      $  (428)    $  772
Reserve for Discontinued
 Operations:
  June 28, 1997.........     $  --       $ --       $  --      $   --      $  --
  June 27, 1998.........     $  --       $ --       $2,338(1)  $  (332)    $2,006
  July 3, 1999..........     $2,006      $ --       $  --      $(1,056)    $  950

--------
(1)Addition to the reserve for discontinued operations includes transaction costs consisting principally of investment banking, legal and accounting fees, and bonus and severance arrangements with certain employees, which were charged against the gain on sale of discontinued operations.

                                 EXHIBIT INDEX

 Exhibit No.                             Description
 -----------                             -----------
   1.1       Form of Underwriting Agreement

   3.1 Amended and Restated Certificate of Incorporation of the registrant

   3.2       Form of Certificate of Amendment to Amended and Restated
             Certificate of Incorporation to be filed prior to the consummation of the offering

   3.3 Form of Second Amended and Restated Certificate of Incorporation to be filed upon the closing of the offering

   3.4       Restated By-laws of the registrant

   3.5 Form of Amended and Restated By-laws of the registrant to take effect as of the effectiveness of the offering

   4.1 Specimen certificate representing the common stock of the registrant

   5.1       Opinion of Testa, Hurwitz & Thibeault, LLP

  10.1       Amended and Restated 1987 Stock Option Plan

  10.2       Amended and Restated 1996 Stock Plan

  10.3       1999 Stock Plan

  10.4       2000 Employee Stock Purchase Plan

  10.5       Warrant Purchase Agreement by and among the registrant and Silicon
             Valley Bank, dated as of May 16, 1997

  10.6       Asset Purchase Agreement dated May 7, 1998 by and among SofTech,
             Inc., Adra Systems, Inc. and the registrant

  10.7       Amended and Restated Registration Rights, Restricted Stock and
             Stock Option Agreement by and among the registrant and certain stockholders of registrant, dated as of October 11, 1988

  10.8       Amendment No. 1 to Amended and Restated Registration Rights,
             Restricted Stock and Stock Option Agreement by and among the registrant and certain stockholders of registrant, dated as of June 26, 1991

  10.9       Amendment No. 2 to Amended and Restated Registration Rights,
             Restricted Stock and Stock Option Agreement by and among the registrant and certain stockholders of registrant, dated as of August 19, 1991

  10.10      Amendment No. 3 to Amended and Restated Registration Rights,
             Restricted Stock and Stock Option Agreement by and among the registrant and certain stockholders of registrant, dated as of October 1, 1997

  10.11      Amendment No. 4 to Amended and Restated Registration Rights,
             Restricted Stock and Stock Option Agreement by and among the registrant and certain stockholders of registrant, dated as of June 17, 1999

  10.12 Amended and Restated Stockholders Agreement by and among the registrant and the stockholders listed therein, dated as of June
             17, 1999

  10.13      Office Lease by and between the registrant and New Boston
             Chelmsford Limited Partnership, dated March 2, 1994

  10.14      Loan and Security Agreement between the registrant and Silicon
             Valley Bank, dated as of December 29, 1998


 Exhibit No.                             Description
 -----------                             -----------
  10.15      Employment Agreement with James F. Morgan, dated as of April 14,
             1998
  10.16      Letter Agreement between the registrant and Maurice L. Castonguay, dated as of January 11, 1999
  10.17+     Agreement between the registrant and Oracle Corporation, dated as of May 22, 1996
  10.18      Employment Agreement between the registrant and Johannes T.J.
             Ruigrok, dated as of July 15, 1998
  10.19      Letter Agreement between the registrant and Brian M. Gallagher, dated as of June 3, 1999
  10.20      Letter Agreement between the registrant and Stephen P. Dunn, dated as of December 5, 1997
  10.21      Loan Modification Agreement between the registrant and Silicon
             Valley Bank dated as of September 28, 1999
  10.22      Loan Modification Agreement between the registrant and Silicon
             Valley Bank dated as of December 28, 1999
  10.23      Borrower Agreement between the registrant and Export-Import Bank of the United States dated as of January 21, 2000
  10.24      Loan and Security Agreement between the registrant and Export-
             Import Bank of the United States dated as of January 21, 2000
  10.25      Common Stock Purchase Agreement between the registrant and GE
             Capital Equity Investments, Inc. dated as of February 1, 2000
  10.26      Warrant issued by registrant to GE Capital Equity Investments,
             Inc. dated as of February 1, 2000
  21.1*      Subsidiaries of the registrant
  23.1       Consent of Testa, Hurwitz & Thibeault, LLP (included in Exhibit
             5.1)

  23.2*      Consent of Arthur Andersen LLP

  24.1       Power of Attorney (see page II-5)

  27.1       Financial Data Schedule

--------
*  Filed herewith.
+ Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the registrant's application requesting confidential treatment under Rule 406 of the Act, filed on December 29, 1999.